Exhibit 10.20

EXECUTION VERSION

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

among

GXS BANK PTE. LTD.

(as the Company)

and

A5-DB HOLDINGS PTE. LTD.,

SFG DIGIBANK INVESTMENT PTE. LTD.

(as the Shareholders)

and

GRAB HOLDINGS INC.

SINGAPORE TELECOMMUNICATIONS LIMITED

AA HOLDINGS INC.

SINGTEL FINGROUP INVESTMENT PTE. LTD.

(as Controlling shareholders, but only for purposes of the provisions expressly specified herein)

and

the other Shareholders named herein,

dated as of

October 17, 2021

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

Page

LIST OF SCHEDULES AND EXHIBITS

Schedule I	Capitalization; Shareholders’ Addresses and Share Ownership
Exhibit A	Initial Business Plan
Exhibit B	Form of Deed of Adherence
Exhibit C	List of Prohibited Persons
Exhibit D	Board Reserved Matters
Exhibit E	Shareholders’ Reserved Matters
Exhibit F	Disclosed Agreements
Exhibit G	Default Call Option and Default Put Option
Exhibit H	Form of Secondment Agreement
Exhibit I	Outsourcing Principles
Exhibit J	Safe Harbour Rules
Exhibit K	GFG Prohibited Investee List
Exhibit L	Form of Proxy and Power of Attorney
Exhibit M	Covenants and Guarantees
Exhibit N	Disclosures by Grab against the Representation in Section 11.2(i)(ii)
Exhibit O	Disclosures by Grab against the Representation in Section 11.1(h)

(v)

GXS BANK PTE. LTD.

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, dated as of October 17, 2021 (as may be amended and/or restated in accordance with the provisions hereof, this “Agreement”), is entered into by and among:

1. GXS Bank Pte. Ltd. (formerly known as A5-DB Operations (S) Pte. Ltd.), a private limited company incorporated under the laws of Singapore (the “Company”);

2. A5-DB Holdings Pte. Ltd., a private limited company incorporated under the laws of Singapore and a direct wholly-owned Subsidiary of GFG (“Grab”);

3. SFG Digibank Investment Pte. Ltd., a private limited company incorporated under the laws of Singapore and an indirect wholly-owned Subsidiary of Singtel Parent (“Singtel”);

4. solely for purposes of Section 10.2, Section 11.1, Section 14.16, Article XIV (where applicable) and Exhibit M, Grab Holdings Inc., an exempted company limited by shares under the laws of the Cayman Islands (“Grab Parent”);

5. solely for purposes of Section 10.2, Section 11.1, Section 14.16, Article XIV (where applicable) and Exhibit M, Singapore Telecommunications Limited, a public company limited by shares under the laws of Singapore (“Singtel Parent”);

6. solely for purposes of Section 10.2, Section 11.1, Section 12.7, Section 14.16, Article XIV (where applicable) and Exhibit M, AA Holdings Inc., an exempted company limited by shares under the laws of the Cayman Islands (“GFG”) and an indirect subsidiary of Grab Parent;

7. solely for purposes of Section 10.2, Section 11.1, Section 14.16, Article XIV (where applicable) and Exhibit M, Singtel FinGroup Investment Pte. Ltd., a private company limited by shares under the laws of Singapore (“Singtel FinGroup”) and a direct subsidiary of Singtel Parent; and

8. each of those Persons, severally and not jointly, who are or become from time to time signatories hereto or to any Deed of Adherence hereto.

This Agreement is the “Shareholders’ Agreement” for purposes of the Constitution.

RECITALS

WHEREAS, immediately prior to the execution and delivery of the Subscription Agreement (as defined below), Grab owned the entirety of the issued and allotted Shares of the Company, comprising six (6) Class A Ordinary Shares at the time.

WHEREAS, Singtel entered into a letter agreement with, inter alia, GFG and the Company dated as of May 17, 2021, pursuant to which Singtel subscribed for four (4) Class A Ordinary Shares (as may be amended and/or restated from time to time, the “Subscription Agreement”).

WHEREAS, concurrently with the execution and delivery of the Subscription Agreement, the Parties entered into that certain Shareholders’ Agreement dated as of May 17, 2021 to provide certain rights and obligations of the Shareholders and the Company with respect to the Shareholders’ ownership of Shares (the “Previous Shareholders’ Agreement” ).

WHEREAS, as of the date of this Agreement, Grab owns sixty per cent (60%) and Singtel owns forty per cent (40%) of the issued and allotted Class A Ordinary Shares. Upon establishment of the employee share incentive plan (“ESOP”) with respect to the Option Pool (which consists of non-voting Class B Ordinary Shares), and assuming there will be no other changes to the capitalization of the Company prior to the establishment of the ESOP, Grab would own approximately fifty-four per cent (54%) and Singtel would own approximately thirty-six per cent (36%) of the issued and allotted Shares on a fully diluted basis.

WHEREAS, the Parties desire to amend and restate the Previous Shareholders’ Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that:

(a)

with respect to Singtel, only Singtel Parent and its Subsidiaries shall be deemed Affiliates of Singtel; provided, further, that Singtel Parent and its Subsidiaries shall be Affiliates of Singtel only for so long as Singtel Parent Controls Singtel and, for the avoidance of doubt, the term “Affiliate” with respect to Singtel shall, at all times, exclude Temasek Holdings (Private) Limited, any Person(s) who Controls Temasek Holdings (Private) Limited and its or their respective Subsidiaries (other than Singtel Parent and its Subsidiaries) (“Excluded Group”) ; and provided, further, that if any Person (other than members of the Excluded Group) Controls Singtel Parent after the date of the Previous Shareholders’ Agreement, such Person shall be an Affiliate for purposes of all provisions in this Agreement pertaining to Related Party Transactions (including Section 5.12) but no other purpose;

(b)

with respect to Grab Parent, no shareholder, member, investor, partner or other constituent holder of Grab Parent (other than AT and any of his Affiliates for so long as AT Controls Grab Parent) shall be deemed an Affiliate of Grab Parent unless such shareholder, member, investor, partner or other constituent holder acquires Control of Grab Parent after the date of the Previous Shareholders’ Agreement, and in such event, such shareholder, member, investor, partner or other constituent holder shall be an Affiliate for purposes of all provisions in this Agreement pertaining to Related Party Transactions (including Section 5.12) but no other purpose. For the avoidance of doubt, for so long as AT Controls Grab Parent, AT shall be an Affiliate of Grab Parent for all purposes of this Agreement;

(c)

with respect to GFG, no shareholder, member, investor, partner or other constituent holder of GFG (other than Grab Parent and any of its Affiliates, and, for so long as AT Controls GFG, AT and any of his Affiliates) shall be deemed an Affiliate of GFG unless such shareholder, member, investor, partner or other constituent holder acquires Control of GFG after the date of the Previous Shareholders’ Agreement, and in such event, such shareholder, member, investor, partner or other constituent holder (other than Grab Parent and any of its Affiliates, and, for so long as AT Controls GFG, AT and any of his Affiliates) shall be an Affiliate for purposes of all provisions in this Agreement pertaining to Related Party Transactions (including Section 5.12) but no other purpose; and provided, further, that Grab Parent and its Affiliates shall be Affiliates of GFG and its Subsidiaries only for so long as Grab Parent Controls GFG. For the avoidance of doubt, for so long as AT Controls GFG (whether directly or indirectly through Grab Parent), AT shall be an Affiliate of GFG for all purposes of this Agreement;

(d)

with respect to any Person that is a fund or that is Controlled by a fund, the term “Affiliate” shall include any of such fund’s general partners, fund managers, investment advisors or managers, and any Person Controlling such general partners, fund managers, investment advisors or managers; and

(e)

with respect to any Person who is a natural person, the term “Affiliate” shall include (i) his Close Relatives; and (ii) any other Person who is acting in concert with him in connection with this Agreement or the transactions contemplated hereunder pursuant to an agreement or understanding (whether formal or informal).

“Aggregate Class A Ordinary Shares” means such number of new Class A Ordinary Shares to be issued by the Company as contemplated under the Relevant Capital Contribution Schedule, up to an aggregate issue amount not exceeding S$1.93 billion.

“Amended Constitution” means the Constitution to be amended after the date of this Agreement in the form to be agreed by both Grab and Singtel; provided, that such form shall not contain any terms and conditions that are inconsistent with this Agreement, and shall reflect, for the avoidance of doubt, Sections 4.2(x) and (y).

“Approved Business Plan and/or Budget” means, as the case may be, (A) the Initial Business Plan (and/or Budget contained therein), (B) any Business Plan Variation and/or Budget Variation, (C) any Revised Business Plan (and/or Budget contained therein), (D) any Revised Business Plan Variation and/or Budget Variation, (E) any Subsequent Business Plan and/or Budget, in each case as approved in accordance with Article III.

“Associated Company” shall have the same meaning given to the term “associate” as its definition in IFRS.

“AT” means Anthony Tan Ping Yeow.

“Banking Act” means the Banking Act (Chapter 19) of Singapore.

“Banktech” means the Know-how, hardware, software, source code, algorithms, services, systems, networks, resources, plans, architecture, design styles, protocols, operating procedures, processes, data and functionalities that are, as the case may be, used or deployed by or on behalf of any member of the DB Group to conduct the Business (or any part thereof, including compliance or financial process) or to improve and automate the delivery and use of the banking (including digital banking) and other financial services by the Company or the DB Group, provided that where the term “Banktech” is used in the context of Banktech RPTs in this Agreement, the reference to “data” in this definition shall be deemed to be excluded.

“Board” means the board of directors of the Company.

“Budget” means the budget of the Company in relation to the Company and the DB Group, from time to time.

“Business Day” means any day on which banks are open for business in Singapore (excluding Saturdays, Sundays and public holidays).

“Business Plan” means the business plan of the Company in relation to the Company and the DB Group, from time to time.

“CCO” means the Chief Commercial Officer of the Company.

“CEO” means the Chief Executive Officer of the Company.

“CFO” means the Chief Financial Officer of the Company.

“Change of Control” means, with respect to any Shareholder:

(a)	any Person who is not in Control of such Shareholder as at the date of the Previous Shareholders’ Agreement acquiring Control of such Shareholder through one or a series of related transactions; or

(b)	any Person who is in Control of such Shareholder as at the date of the Previous Shareholders’ Agreement ceasing to Control such Shareholder directly or indirectly through one or more intermediaries, provided, that for the purpose of this definition only:

(i)

with respect to Singtel, the Person who is in Control of Singtel as at the date of the Previous Shareholders’ Agreement shall be deemed to be Singtel Parent and not, for the avoidance of doubt, Temasek Holdings (Private) Limited (or any Person(s) who Controls Temasek Holdings (Private) Limited); and

(ii)	with respect to Grab, the Person who is in Control of Grab as at the date of the Previous Shareholders’ Agreement shall be deemed to be Grab Parent;

provided further, that a Change of Control in relation to any Shareholder shall be deemed not to have occurred if one or more intermediate companies are interposed between a Person who is in Control of such Shareholder as at the date of the Previous Shareholders’ Agreement and such Shareholder, as a result of a bona fide internal corporate restructuring, and the said Person does not cease to Control such Shareholder following such internal corporate restructuring.

“Chief Executive” means, in respect of any company, the most senior executive officer(s) who is/are responsible for the conduct of the business of the company in question, and shall mean the chief executive officer or any other individual, by whatever name described, who performs the responsibilities or functions mentioned above.

“Class A Ordinary Shares” means the Ordinary Shares with voting rights and a liquidation preference in the event of a winding-up of the affairs or liquidation of the Company (equal to the aggregate amount of Capital Contributions made to the Company by the applicable Shareholder) as set forth in the Constitution.

“Class B Ordinary Shares” means the Ordinary Shares without voting rights and without the right to convert into Class A Ordinary Shares until and unless an IPO of the Company is consummated as set forth in the Constitution, ranking below the Class A Ordinary Shares in the event of a winding-up of the affairs or liquidation of the Company.

“Close Relatives”, in relation to a natural person, means the person’s spouse and child (including adopted and step child), but no other family members.

“Collaboration Agreements” means (a) the Master Data Sharing Agreement between the Company, Singtel Mobile Singapore Pte Ltd and GFG, and (b) the Wallet Sharing Collaboration Agreement between the Company, SingCash Pte. Ltd. And GPay Network (S) Pte Ltd.

“Companies Act” means the Companies Act (Chapter 50) of Singapore.

“Condition Precedent” means the applicable conditions precedent set forth in Sections 2.1 or 2.2, as the context requires.

“Constitution” means the Company’s Constitution from time to time.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee, executor or otherwise; provided, that such power shall (unless otherwise expressly provided in this Agreement or the other Transaction Documents) conclusively be presumed to exist upon possession of beneficial ownership, or the power to direct the voting, of securities entitling to (a) more than fifty per cent (50%) of the voting rights of such Person and/or (b) the appointment of a majority of the directors (or Persons performing a similar function) of such Person.

“COO” means the Chief Operating Officer of the Company.

“CP Fulfilment Date” means the date on which all the Conditions Precedent set out in Sections 2.1 and 2.2, save for Section 2.1(c), have been fulfilled (or, if applicable, waived).

“CRO” means the Chief Risk Officer of the Company.

“D&O Policy” shall mean a directors’ and officers’ liability insurance policy with insurance coverage for the directors and officers of the Company and the DB Group (including Grab’s and Singtel’s nominees to the board of directors of the Company and the DB Group and the various committees to such boards), issued by a reputable and financially sound insurance company in a form and of an amount determined or to be determined by the Board with the affirmative vote of the Grab Directors and the Singtel Director (it being understood and agreed that if the Board has approved such policy with the affirmative vote of the Grab Directors and the Singtel Director, the insurance company shall be deemed reputable and financially sound).

“DB Group” means the Company and its Subsidiaries, and “DB Group Company” means any one of them.

“DB License” means a digital full bank license issued by MAS under the Banking Act.

“Deed of Adherence” means a Deed of Adherence in the form attached hereto as Exhibit B.

“Default Call Option” means, in relation to any Non-Indemnified Event of Default, the right of any Non-Defaulting Shareholder to require the Defaulting Shareholder to sell all the Default Option Shares to the Non-Defaulting Shareholder(s) at 80% of the Fair Market Value per Share (as defined in Exhibit G).

“Default Option Shares” means (a) in relation to the Default Call Option, all the Shares held by Defaulting Shareholder on the date of the Default Call Option Notice and (b) in relation to the Default Put Option, all the Shares held by the Non-Defaulting Shareholder on the date of the Default Put Option Notice.

“Default Put Option” means, in relation to any Non-Indemnified Event of Default, the right of any Non-Defaulting Shareholder to require the Defaulting Shareholder to purchase all the Default Option Shares from the Non-Defaulting Shareholder at 120% of the Fair Market Value per Share (as defined in Exhibit G).

“Director” means a member of the Board.

“Disclosed” means, in relation to any matter, if such matter is disclosed with such particulars as would reasonably be sufficient to enable a reasonably informed assessment of the matter concerned and its impact (including the extent thereof) on the relevant representation given.

“Disclosed Agreement” means any agreement entered into by Grab or any of its Affiliates as at the date of the Previous Shareholders’ Agreement that is Disclosed pursuant to the terms of this Agreement (including the MUFG Agreements), and for the purpose of identification, listed in Exhibit F.

“Effective Date” means the date on which all Conditions Precedent set forth in Sections 2.1 and 2.2 are satisfied or waived, in accordance with the provisions of Article II.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, hypothecation, lien, assignment by way of security, deed of trust, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or any other security, preferential right, equity or restriction, any adverse claim as to title, possession or use, and any agreement to give or create any of the foregoing.

“Entity at Risk” means (a) a DB Group Company or (b) an Associated Company of DB Group Company.

“Exchange Agreement” means the Exchange Agreement to be entered into by and among Grab Parent, GFG, Grab and Singtel to give effect to, inter alia, the exchange as contemplated in Section 12.6(c)(ii), as a Condition Precedent on terms and conditions to be mutually agreed by Grab and Singtel, as the same may be amended from time to time.

“Expanded Prohibited Person” means (a) a Prohibited Person, (b) a Sanctioned Person or (c) a competitor of the DB Group or a telecommunications operator (or, in the case of this clause (c), where the term “Expanded Prohibited Person” is used in the definition of “Loss of Singaporeaness”, a director or executive of a competitor of the DB Group or a telecommunications operator), as may be amended or updated from time to time pursuant to Section 1.6.

“Fair Market Value”, in relation to each Share, means the price at which a willing seller would sell, and a willing buyer would buy, the Share having full knowledge of the relevant facts as of the time of agreeing to the valuation in an arm’s-length transaction without either party having time constraints, and without (a) either party being under any compulsion to buy or sell, as determined on a going concern basis and (b) taking into account the controlling interests of Grab or Singtel (as the case may be).

“First Five Years” means the first five (5) years after the Launch Date.

“First Six Years” means the first six (6) years after the Launch Date.

“Full-Functioning Status Date” means the effective date from which the Company is granted full functioning digital full bank status by the MAS pursuant to the Banking Act and applicable subsidiary legislation.

“GFG Group” means GFG and its Subsidiaries.

“Government Authority” means any supranational, international, federal, national, state, provincial, municipal, local or foreign government, court, tribunal, arbitral tribunal, administrative body or agency, bureau, department or commission or similar body or instrumentality thereof or other governmental or quasi-governmental or regulatory agency or authority or any securities exchange, wherever located (including the MAS).

“Grab Enhanced Threshold” means, at any given time, Grab’s Shareholder Group’s voting rights in the Company continuing to represent more than fifty per cent (50%) of the then outstanding voting rights in respect of the Class A Ordinary Shares at that time. For the avoidance of doubt, for so long as the Proxy is issued by Grab to Singtel and is in force in accordance with its terms, Singtel (and not Grab) shall be deemed to have the voting rights over such number of Shares owned by Grab as is necessary to restore compliance with the Singaporean Licence Condition.

“Grab MAS Undertakings” means (a) Grab Initial MAS Undertakings and (b) such other written confirmations, letters of responsibility and letters of undertakings that may be provided or executed by Grab and/or any of its Affiliates (other than the DB Group) to the MAS from time to time, in each case, as each such confirmations and letters (including the Grab Initial MAS Undertakings) may be amended from time to time.

“Grab Parent Group” means Grab Parent and its Subsidiaries.

“Grab Parent SHA” means the Shareholders’ Agreement in respect of Grab Parent in force as at the date of the Previous Shareholders’ Agreement.

“Grab Related Party” means:

(a)	Grab;

(b)	any Affiliate of Grab; or

(c)

except with respect to the ordinary course of the Company’s or the DB Group’s Business, (i) any director of Grab or any director of an Affiliate of Grab (other than, in each case, any nominee director of a Person not being Grab Parent, GFG or their respective Affiliates) and any of such director’s Close Relatives, (ii) any non-Independent Director nominated or appointed by Grab to the DB Board, and any of such non-Independent Director’s Close Relatives and (iii) any Chief Executive of Grab Parent or GFG and any of such Chief Executive’s Close Relatives.

“Grab Related Party Transaction” means any Related Party Transaction where the Related Party is a Grab Related Party.

“Grab Shareholder’s Loan” means, (a) as at the date of the Previous Shareholders’ Agreement, the loan in the aggregate principal amount of S$12,995,065.64 (plus accrued interest where applicable) extended by GFG (and/or Grab) to the Company, and Disclosed in the Subscription Agreement, and (b) the aggregate principal amount of any other loan (plus accrued interest where applicable) to be extended by GFG (and/or Grab) to the Company as provided for in the Subscription Agreement, which shall be capitalized into fully paid Class A Ordinary Shares (valued at S$1.00 per share for this purpose) pursuant to the terms of this Agreement.

“Grab Threshold” means, at any given time, Grab’s Shareholder Group’s Shareholding Percentage continuing to represent at least twenty per cent (20%) of the then outstanding Class A Ordinary Shares at that time.

“IFRS” means International Financial Reporting Standards, as in effect from time to time.

“Indemnified EOD Aggregate Amount” means, in relation to any Defaulting Shareholder, the aggregate amount to be determined by reference to the maximum amount of Capital Contribution committed by Singtel as provided for, or contemplated under, the Relevant Capital Contribution Schedule (from time to time), regardless of whether, at the relevant time, Singtel had made all or part of the said Capital Contribution. For example, assuming the Relevant Capital Contribution Schedule as at the relevant time reflects Singtel’s maximum amount of Capital Contribution committed as S$770 million, the aggregate amount of liability of that Defaulting Shareholder (whether or not Singtel) for all claims made under Section 10.7 shall not exceed S$770 million.

“Indemnified Events of Default” means the Events of Default set out in Sections 13.1(a), 13.1(c) and 13.1(d), and “Indemnified Event of Default” means any one of them.

“Indemnified LoS Aggregate Amount” means, in relation to the indemnity by Grab to Singtel and its Affiliates pursuant to Section 8.5(b)(ii), the aggregate amount to be determined by reference to the maximum amount of Capital Contribution committed by Singtel as provided for, or contemplated under, the Relevant Capital Contribution Schedule (from time to time), regardless of whether, at the relevant time, Singtel had made all or part of the said Capital Contribution. For example, assuming the Relevant Capital Contribution Schedule as at the relevant time reflects Singtel’s maximum amount of Capital Contribution committed as S$770 million, the aggregate amount of liability of Grab for all indemnity claims under Section 8.5(b)(ii) shall not exceed S$770 million.

“IPA” means the in-principle approval of the DB License.

“IPA Issuance Date” means the date of issuance by the MAS of the IPA.

“IPO” means an initial public offering of the Shares or any other equity securities into which the Shares may have been converted or for which they may have been exchanged, whether such offering is a primary offering (whether underwritten or in conjunction with a direct listing), secondary offering (whether underwritten or in conjunction with a direct listing) or a combination thereof, on an internationally recognized stock exchange reasonably acceptable to Grab and Singtel (it being understood and agreed that the SGX-ST, the HKSE, NYSE and NASDAQ shall be acceptable).

“Key Subsidiary” means, at any given time, any existing or future Subsidiary of the Company (whether or not wholly-owned):

(a)

whose revenue during the financial year immediately preceding such given time, as compared with the latest audited consolidated revenue of the DB Group, accounts for seven and one half per cent (7.5)% or more of such consolidated revenue of the DB Group;

(b)

whose pre-tax profits (excluding minority interest relating to that Subsidiary) during the financial year immediately preceding such given time, as compared with the latest audited consolidated pre-tax profits of the DB Group (excluding minority interest relating to that Subsidiary), accounts for seven and one half per cent (7.5)% or more of such pre-tax profits of the DB Group. In determining profits, exceptional and extraordinary items are to be excluded;

(c)

whose loan book value during the financial year immediately preceding such given time, as compared with the latest audited consolidated loan book value of the DB Group, accounts for seven and one half per cent (7.5)% or more of such loan book value of the DB Group;

(d)

which is not wholly-owned by a DB Group Company, and whose equity securities are held by one or more Persons (not being a DB Group Company) that hold such equity securities other than as bare trustee or nominee of a DB Group Company; or

(e)

which is applying for and/or holds any Material License. For the avoidance of doubt, a Subsidiary which is applying for a Material License shall be deemed to be a Key Subsidiary for the duration of the said application process, until and unless such application is not approved by a final and non-appealable decision of the relevant Government Authority in question, and a Subsidiary which has applied for and obtained a Material License would be a Key Subsidiary.

“Know-how” means proprietary industrial and commercial information and techniques in any form.

“Knowledge” means:

(a)

in relation to Grab, the actual knowledge of AT and Reuben Lai Yuen Tung, after having made inquiries with their direct reports, group head of legal/group general counsel and group head of finance who will, in turn, make inquiries of their respective departments; and

(b)

in relation to Singtel, the actual knowledge of the Group Chief Executive Officer of Singtel Parent and/or the Chief Executive Officer – International of Singtel Parent (after having made reasonable inquiry).

“KPIs” means the following key performance indicators of the Company: (a) total revenue, (b) profit before tax, (c) size of loan book and (d) loan-to-deposit ratio.

“Launch Date” means the date on which the DB License is issued to the Company by the MAS.

“Law” means any law, statute, ordinance, regulation, rule, code, executive order, decree, standard, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory order, injunction, judgment, decision, ruling or award, policy or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person (or its Affiliate) referred to in the context in which such word is used.

“Legal Reasons” means any legal or regulatory reasons (including (a) any License Conditions or applicable Laws of Singapore or the Cayman Islands which will not be complied with following or as a result of the consummation of the Swap; or (b) any Singtel MAS Undertakings which will not be complied with following or as a result of the consummation of the Swap or will result in, or gives rise to, a default by or liability of Singtel under the Singtel MAS Undertakings).

“License Condition” means, in relation to any DB Group Company, any condition imposed by or under any Material License, from time to time (including, in relation to the Company, the DB License).

“Liquid Shares” means any shares listed on an internationally recognized stock exchange (including the SGX-ST, the HKSE, NYSE and NASDAQ) which are freely tradable without restrictions, and:

(a)

having an average of the daily trading value (if the daily trading value is not available, it will be computed by reference to the product of the daily trading volume and last done price as of the close of the relevant trading day) for the 20 trading days immediately preceding the closing of the sale of the Tagging Shares pursuant to Section 8.4, that are reasonably likely to effectively enable the Shareholder in question (in its discretion) to sell all such shares it will receive from the prospective Transferee in consideration of the Tag Trigger Transfer within 5 trading days; and

(b)

to be issued by a company with a total market capitalization of at least US$5,000,000,000 (or its equivalent in local currency to be determined based on the rates published on https://secure.mas.gov.sg/msb/ExchangeRates.aspx) throughout each of the 20 trading days immediately preceding the closing of the sale of the Tagging Shares pursuant to Section 8.4.

“Loss of Singaporeaness” means, any non-compliance by the Company with the Singaporean License Condition, provided, that the occurrence of any of the following shall be deemed such non-compliance in any event:

(a) AT ceasing for any reason to have the right (on the basis of direct or indirect ownership, voting proxy (in accordance with the terms of the voting proxies granted to him), contract or otherwise), directly or indirectly:

(i)	to exercise, or direct or cause the exercise of, a majority of the voting rights attaching to the issued and outstanding shares in the capital of Grab Parent on an as converted basis; or

(ii)	to nominate or appoint a majority of the directors of Grab Parent;

(b) AT ceasing for any reason to have the sole authority to manage and control the business, affairs and properties of Grab Parent and its Subsidiaries, except for board and shareholders reserved matters;

(c) AT being removed from his position as, or ceasing to be, Chief Executive of Grab Parent, for any reason; or

(d) Grab Parent ceasing to (i) be anchored in Singapore; (ii) be headquartered in Singapore; (iii) publicly identify Singapore as its home country; (iv) have its global head office and principal place of business in Singapore; or (v) have its effective management situated in Singapore, unless (x) in the case of sub-paragraphs (a) through (c) of this definition, a Singaporean citizen other than AT who has similar standing within Grab Parent (and who shall not be an Expanded Prohibited Person) replaces AT and the MAS notifies Grab and Singtel in writing that such replacement does not constitute non-compliance by the Company with the Singaporean License Condition or (y) in the case of sub-paragraphs (a) through (d) of this definition, the MAS notifies Grab and Singtel in writing that such occurrence does not constitute non-compliance by the Company with the Singaporean License Condition.

“Loss of Singaporeaness Period” means, in relation to any Loss of Singaporeaness, the period commencing on and from the date the Loss of Singaporeaness occurred (or shall have been deemed to have occurred) up to either:

(a)

the date the Proxy is issued (and expressed to be effective) in favour of Singtel; provided, that, if the Proxy lapses or is revoked or otherwise terminated by Grab for any reason (whether or not the terms of the Proxy expressly provide for such lapsing, revocation or termination) other than as a result of the exercise of the Excluded Authority (as such term is defined in the Proxy), prior to the MAS having confirmed in writing that the remediation steps or other arrangements implemented have restored full compliance with the Singaporean License Condition, the said period shall automatically recommence on and from the date of such lapsing, revocation or termination (as the case may be) up to the date the Proxy is re-issued (and expressed to be effective) in favour of Singtel; or

(b)

in the event that Grab is not required to provide the Proxy to Singtel under Section 8.5(b)(i), the date the MAS confirms in writing that the remediation steps or other arrangements agreed by MAS, Grab and Singtel and implemented have restored full compliance with the Singaporean License Condition.

For the avoidance of doubt, where Section 8.5(c) applies, it is agreed that Loss of Singaporeaness occurs when that event occurs and not on the date the MAS determines the event to have occurred.

“Losses” mean any and all losses (including loss of profits, loss of revenue and diminution in the value of Shares) howsoever arising, demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable legal fees and expenses); provided, however, that “Losses” shall specifically exclude (a) punitive, exemplary or indirect losses (save as specified in this definition herein), and (b) consequential losses for loss of profits.

“Mandatory Consents” means in relation to a proposed Transfer of Shares (including pursuant to the Swap) or issuance of Offered Securities, any consent, approval or waiver that is required to be obtained by a relevant Person (and/or its Affiliates) (a) from any Government Authority, (b) pursuant to any License Condition or (c) pursuant to any applicable Law, prior to such Transfer or issuance (including, for the avoidance of doubt, any requisite approvals from MAS).

“MAS” means the Monetary Authority of Singapore.

“MAS Undertakings” means, as the case may be, (a) the Grab MAS Undertakings (including the Grab Initial MAS Undertakings), (a) the Singtel MAS Undertakings (including the Singtel Initial MAS Undertakings) and/or (c) such other written confirmations, letters of responsibility and letters of undertakings that may be provided or executed by any Shareholder (and/or its Affiliates other than the DB Group) to the MAS from time to time, in each case, as each such confirmations and letters may be amended from time to time.

“Material License” means, in relation to any DB Group Company:

(a)	any banking license or approvals granted by any Government Authority and held by such DB Group Company; or

(b)	any other financial services license granted by any Government Authority and held by such DB Group Company.

“Monetary Authority of Singapore Act” means the Monetary Authority of Singapore Act (Chapter 186) of Singapore.

“MUFG” means MUFG Bank, Limited, a company duly organized and existing under the laws of Japan.

“MUFG Agreements” means, collectively, (a) the MUFG SAA, (b) the MUFG Implementation Agreements (including the joint venture agreement dated August 7, 2020 between GFin Services (T) Co., Ltd. and Bank of Ayudhya Public Company Limited in furtherance of the specific collaboration under the MUFG SAA) and (c) any other agreement, document or instrument entered into in connection with any of the agreements referred to in sub-paragraph (a) and (b) above (and in respect of sub-paragraphs (a), (b) and (c) above, all as Disclosed to Singtel prior to the date of the Previous Shareholders’ Agreement), and any amendment, restatement or replacement of any of the foregoing to the extent that Singtel has given its prior written consent.

“MUFG AI Technology Lab” shall have the meaning given to the term “AI Technology Lab” in the MUFG SAA.

“MUFG Banking Group” shall have the meaning given to it in the MUFG SAA.

“MUFG Collaboration” shall have the meaning given to the term “Collaboration” in the MUFG SAA.

“MUFG Implementation Agreement” shall have the meaning given to the term “Implementation Agreement” in the MUFG SAA.

“MUFG SAA” means the Strategic Alliance Agreement dated 25 February 2020 among MUFG, Grab Parent and A Holdings Inc., as novated from A Holdings Inc. (as the outgoing party) to GFG (as the incoming party).

“New Parent Shareholder”, in relation to any New Shareholder, means (a) the Person who Controls such New Shareholder at the relevant time (if any), (b) in the absence of which, the single largest shareholder of such New Shareholder at the relevant time (if any) or (c) in the absence of which, such other Person as may be agreed to by all other Shareholders in writing, unless otherwise waived by, or varied with the approval of, all other Shareholders in writing.

“New Shareholder” means any Person who becomes a Shareholder after the date of the Previous Shareholders’ Agreement (not being Grab, Singtel or their respective Affiliates).

“Non-Indemnified Events of Default” means the Events of Default set out in Sections 13.1(b), (e) to (j), and “Non-Indemnified Event of Default” means any one of them.

“Option Pool” means the Company’s pool of options to issue up to such number of Class B Ordinary Shares, corresponding in the aggregate to approximately ten per cent (10%) of the Shares on a fully diluted basis, immediately after the Effective Date.

“Ordinary Shares” means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Other Shareholder Related Party” means, in relation to a Shareholder (other than Grab, Singtel or their respective Shareholder Group), (a) such Shareholder, (b) any Affiliate of such Shareholder, or (c) except with respect to the ordinary course of the Company’s or the DB Group’s Business, (i) any director of such Shareholder or any director of an Affiliate of such Shareholder (other than, in each case, any nominee director of a Person not being such Shareholder or its Affiliates) and any of such director’s Close Relatives, (ii) any non-Independent Director nominated or appointed by such Shareholder to the DB Board, and any of such non-Independent Director’s Close Relatives and (iii) any Chief Executive of such Shareholder (or such Shareholder’s ultimate parent company) and any of such Chief Executive’s Close Relatives.

“Parties” means the Shareholders and the Company, and in relation to Section 10.2, Section 11.1, Section 12.7 (where applicable), Section 14.16, Article XIV (where applicable) and Exhibit M only, the term “Parties” shall include Grab Parent, Singtel Parent, GFG and Singtel FinGroup and any New Parent Shareholder from time to time.

“Permitted Issuance” means the issuance of any Shares:

(a)

as a dividend or distribution or upon any subdivision, split, reclassification, combination or similar reorganization of the Shares, provided, that, following such issuance, there is no change to the proportion of each Shareholder’s shareholding relative to the aggregate issued share capital of the Company;

(b)

upon exchange, exercise or conversion in accordance with their terms of any Shares or other equity securities of the Company, provided, that the terms of such Shares or such other equity securities of the Company was first approved as a Shareholders’ Reserved Matter prior to the issuance of the same;

(c)

granted to officers, directors or any other employees of the Company and its Subsidiaries from the Option Pool pursuant to the ESOP (the terms and conditions of which (as well as the grant of any options thereunder) are approved as a Board Reserved Matter and (if applicable) Shareholders’ Reserved Matter in accordance with Sections 5.9, 7.4 and 10.9);

(d)	pursuant to an Approved IPO;

(e)	pursuant to any Capital Contribution or Section 4.1(f)(II);

(f)	to a third party pursuant to Section 4.4 in the event that Grab or Singtel is a Non-Contributing Shareholder; or

(g)	pursuant to Section 8.5.

“Permitted Transferees” means:

(a) with respect to any Shareholder (other than the Persons referred to in subclauses (b) and (c) of this definition), any Person that is a wholly-owned Subsidiary of such Shareholder;

(b) with respect to Grab, any Person that is a wholly-owned Subsidiary of GFG; and

(c) with respect to Singtel, any Person that is a wholly-owned Subsidiary of Singtel FinGroup.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or association (whether or not having separate legal personality), limited liability company, limited liability partnership, estate, joint stock company, company or other form of legal entity or Government Authority.

“Pre-Effective Date Provisions” means:

(a)	the Surviving Provisions;

(b)	Section 4.2 (in so far as it relates to obligations of the Shareholders with respect to the First Capital Contribution);

(c)	Sections 10.12 and 10.14; and

(d)	Article XI.

“Prefunded Capital Contribution” means a Capital Contribution in an aggregate amount of S$300 million minus the sum of the Grab Shareholder’s Loan. For the avoidance of doubt, all such Capital Contribution and all Grab Shareholder’s Loan shall be capitalized into Class A Ordinary Shares pursuant to the terms of this Agreement and (as the case may be) the Subscription Agreement.

“Proceeding” means any action, claim, demand, appeal, litigation, arbitration or dispute resolution proceeding, or any disciplinary or enforcement proceeding, in any jurisdiction.

“Prohibited Person” means, in relation to each Shareholder, any of the Persons set forth on Exhibit C hereto and (unless otherwise indicated in Exhibit C) any of such Person’s Affiliates, which Exhibit may be updated on a biennial basis by any of Grab and Singtel subject to the prior written consent of the respective other Shareholder (such consent not to be unreasonably withheld, conditioned or delayed) by adding up to two Persons that have a competitive relationship with (x) the applicable Shareholder who wishes to add such Person, (y) any of such Shareholder’s Affiliates or (z) the DB Group; provided, that for each Person that Grab or Singtel adds to the Exhibit in any such update, Grab or Singtel, as applicable, has to remove one other Person previously identified by it from the Exhibit.

“Regionalization Agreement” means the Regionalization Agreement to be entered into by and between GFG, Singtel FinGroup, Grab and Singtel in relation to, inter alia, the agreed approach and principles which shall be used in considering, assessing or negotiating certain opportunities in the Regionalization Territories, as a Condition Precedent on terms and conditions to be mutually agreed by Grab and Singtel, as the same may be amended from time to time.

“Regionalization Territories” means (a) Brunei Darussalam, (b) Cambodia, (c) East Timor (Timor-Leste) (d) Indonesia, (e) Lao People’s Democratic Republic, (f) Malaysia, (g) Myanmar, (h) Philippines, (i) Thailand and (j) Vietnam.

“Related Party” means (a) any Grab Related Party, (b) any Singtel Related Party or (c) any Other Shareholder Related Party, as the case may be.

“Related Party Transaction” means a Transaction between (a) an Entity at Risk and (b) a Related Party.

“Relevant Period” means the period during which Grab, Singtel and the Company shall explore remediation steps or other arrangements with MAS to restore compliance with the Singaporean License Condition and expiring on the earlier of (a) the date written confirmation is received from MAS that compliance with the Singaporean License Condition has been restored and (b) the date falling 12 months after discussions with MAS (whether in person, electronically or by phone) on such remediation steps or other arrangements first commenced.

“Relevant Related Party Decision” means any of the following decisions by the Company in relation to the exercise by it of:

(a)	the Grab Lending Call Option Right and the Singtel Lending Call Option Right (as each such term shall be defined in the Restrictive Covenant Agreement);

(b)	any rights in relation to Grab’s or Singtel’s Regional Participation Roll-in Option (as the term shall be defined in the Regionalization Agreement);

(c)	any rights in relation to Grab’s or Singtel’s Existing Business Roll-in Option (as such term shall defined in the Restrictive Covenant Agreement);

(d)	any rights in relation to the non-compete, non-solicitation and other provisions in the Restrictive Covenant Agreement; and

(e)	any rights under the Collaboration Agreements,

and, in each case, any Proceedings arising thereunder or in respect thereof.

“Relevant Related Party Transaction” means, in relation to or in connection with any Relevant Related Party Decision, any Transaction or other matter between (a) the Company (on the one hand) and (b) any Shareholder or its Affiliate (on the other hand).

“Relevant Shares” means such number of Shares as is in aggregate required to restore compliance with the Singaporean License Condition.

“Representative” means, in relation to any Shareholder Group, a Shareholder in that Shareholder Group notified to the other Parties from time to time.

“Restricted Territories” means (a) Brunei Darussalam, (b) Cambodia, (c) East Timor (Timor-Leste), (d) Indonesia, (e) Lao People’s Democratic Republic, (f) Malaysia, (g) Myanmar, (h) Philippines, (i) Singapore, (j) Thailand and (k) Vietnam, and “Restricted Territory” means any one of them.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement to be entered into by and between Grab Parent, Singtel Parent, GFG, Singtel FinGroup, Grab and Singtel to, inter alia, agree on certain non-compete and non-solicitation restrictions relating to the DB Group and agree to granting certain preferential rights to the DB Group, as a Condition Precedent on terms and conditions to be mutually agreed by Grab and Singtel, as the same may be amended from time to time.

“Safe Harbour Rules” means, pursuant to Section 5.9 or Section 7.4 and in relation to each Subsidiary of the Company, the rules and principles outlined in Exhibit J.

“Sanctioned Person” means any Person or Person from the country that is subject to trade sanctions and economic embargo programs enforced by (a) the U.S. Treasury Department’s Office of Foreign Asset Control, including any “Specially Designated Nationals and Blocked Persons”, and any government, national, resident or legal entity of Cuba, North Korea, Syria, Sudan, Iran or any other country with respect to which U.S. persons, as defined in the U.S. Economic Sanctions, are prohibited from doing business; (b) the Office of Financial Sanctions Implementation of Her Majesty’s Treasury; (c) the Directorate-General for Financial Stability, Financial Services and Capital Markets Union of the European Commission; and (d) the United National Security Council. This includes any Person whose ownership of an interest in the Company would subject the Company and/or its Subsidiaries to regulatory scrutiny under any applicable anti-corruption Laws.

“SGX-ST” means Singapore Exchange Securities Trading Limited.

“Share Issuance Resolution” means the authority given to the Directors, pursuant to Section 161(4) of the Companies Act, to (a) issue up to the number of Aggregate Class A Ordinary Shares to Grab, Singtel and/or (in the event that a Non-Contributing Shareholder fails to make an Outstanding Contribution pursuant to Section 4.3 or in the event of a Loss of Singaporeaness pursuant to Section 8.5) to a third party as contemplated under this Agreement and/or (b) make or grant offers, agreements or options to Grab, Singtel and/or such third party that might require up to the number of Aggregate Class A Ordinary Shares to be issued and (notwithstanding the authority conferred by such approval may have ceased to be in force) to issue Aggregate Class A Ordinary Shares to Grab, Singtel and/or such third party in pursuance of such offers, agreements or options.

“Share Specific Issuance Resolutions” means the authority given to the Directors, pursuant to Section 161 of the Companies Act, to issue Class A Ordinary Shares (paid and unpaid) to Grab and Singtel, in each case, in the manner as contemplated under Section 2.1 and/or Section 2.2.

“Shareholders” means (a) Grab, (b) Singtel and (c) any Person who is registered as a member in the Company’s electronic register of members who has executed a Deed of Adherence, from time to time, in each case with respect to all Shares that such Person owns or may acquire from time to time on or after the date of the Previous Shareholders’ Agreement, but shall exclude the holders of Class B Ordinary Shares.

“Shareholder Group” in respect of a Shareholder, means such Shareholder and its Permitted Transferees who are Shareholders.

“Shareholding Percentage” in relation to any Shareholder and at any time, unless otherwise expressly provided in this Agreement, means the total number of outstanding Class A Ordinary Shares registered in the name of that Shareholder (or the Shareholder Group to which that Shareholder belongs, if applicable) in the Company’s electronic register of members at that time expressed as a percentage of all outstanding Class A Ordinary Shares as at that time.

“Shares” means, collectively, the Ordinary Shares and any other class or series of shares in the share capital of the Company issued from time to time.

“Singaporean License Condition” means the License Condition as set forth in the DB License, requiring the Company to be anchored in Singapore, controlled by one or more Singaporeans and headquartered in Singapore on an ongoing basis, as such License Condition may be amended from time to time by the MAS.

“Single Largest Shareholder” means, at any given time, the Shareholder, if any, whose Shareholder Group’s voting rights in the Company represent more than fifty per cent (50%) of the then outstanding voting rights in respect of the Class A Ordinary Shares at that time.

“Singtel Enhanced Threshold” means, at any given time, Singtel’s Shareholder Group’s voting rights in the Company continuing to represent more than fifty per cent (50%) of the then outstanding voting rights in respect of the Class A Ordinary Shares at that time. For the avoidance of doubt, for so long as the Proxy is issued by Grab to Singtel and is in force in accordance with its terms, Singtel (and not Grab) shall be deemed to have the voting rights over such number of Shares owned by Grab as is necessary to restore compliance with the Singaporean Licence Condition.

“Singtel Innov8” means the corporate venture capital fund (or any successor or replacement fund established and operating on substantially identical terms with the predecessor fund, including with respect to its aggregate paid up capital which shall not exceed US$500 million) of Singtel Parent Group;

“Singtel Innov8 Group Companies” means Singtel Innov8 and the entities and funds owned, held or managed by Singtel Innov8 (including, the Affiliates of, and investee or portfolio companies held by, Singtel Innov8, such entities and/or funds), from time to time;

“Singtel MAS Undertakings” means (a) Singtel Initial MAS Undertakings and (b) such other written confirmations, letters of responsibility and letters of undertakings that may be provided or executed by Singtel and/or any of its Affiliates (but shall for avoidance of doubt exclude the DB Group) to the MAS from time to time, in each case, as each such confirmations and letters (including the Singtel Initial MAS Undertakings) may be amended from time to time.

“Singtel Parent Group” means Singtel Parent and its Subsidiaries.

“Singtel Related Party” means (a) Singtel, (b) any Affiliate of Singtel, or (c) except with respect to the ordinary course of the Company’s or the DB Group’s Business, (i) any director of Singtel or any director of an Affiliate of Singtel (other than, in each case, any nominee director of a Person not being Singtel Parent, Singtel FinGroup or their respective Affiliates) and any of such director’s Close Relatives, (ii) any non-Independent Director nominated or appointed by Singtel to the DB Board, and any of such non-Independent Director’s Close Relatives and (iii) any Chief Executives of Singtel and Singtel FinGroup and their respective Close Relatives.

“Singtel Related Party Transaction” means any Related Party Transaction where the Related Party is a Singtel Related Party.

“Singtel Shareholder’s Loan” means (a) as at the date of the Previous Shareholders’ Agreement, the loan in the aggregate principal amount of S$94,400 (plus accrued interest where applicable) extended by Singtel FinGroup (and/or Singtel) to the Company, and Disclosed in the Subscription Agreement, and (b) the aggregate principal amount of a loan (plus accrued interest where applicable) to be extended by Singtel FinGroup (and/or Singtel) to the Company as provided for in the Subscription Agreement, which shall be capitalized into fully paid Class A Ordinary Shares (valued at S$1.00 per share for this purpose) pursuant to the terms of this Agreement.

“Singtel Threshold” means, at any given time, Singtel’s Shareholder Group’s Shareholding Percentage continuing to represent at least twenty per cent (20%) of the then outstanding Class A Ordinary Shares at that time.

“Subsidiary” shall have the meaning given to the term under the Companies Act.

“Surviving Provisions” means Section 10.2, Article I, Article II and Article XIV (including Exhibit M in accordance with, and to the extent provided in, its terms).

“Swap” means the Transfer by Singtel of all or part of the Shares held by it to GFG, in exchange for GFG Shares, pursuant to the exercise by Singtel of Swap Option 1 or Swap Option 2 (as the case may be), on and subject to the terms set out in Sections 12.3 to 12.6.

“Tokopedia” means PT Tokopedia, a limited liability company incorporated under the laws of Indonesia, or its successor resulting from a bona fide internal restructuring of Tokopedia after the date of the Previous Shareholders’ Agreement.

“Transaction”, for purposes of the defined term Related Party Transaction, includes:

(a)	the provision or receipt of financial assistance;

(b)	the acquisition, disposal or leasing of assets;

(c)	the provision or receipt of services;

(d)

the issuance or subscription of securities or the granting of or being granted options (other than as expressly approved in this Agreement or the other Transaction Documents, including issuance of Shares pursuant to any Capital Contribution or under the Option Pool in accordance with the terms of the ESOP); and

(e)	the establishment of joint ventures or joint investments,

in each case, whether or not in the ordinary course of business, and whether or not entered into directly or indirectly (for example, through one or more interposed entities).

“Transaction Documents” means (a) this Agreement, (b) the Amended Constitution, (c) the Subscription Agreement, (d) the Regionalization Agreement, (e) the Restrictive Covenant Agreement, (f) the Exchange Agreement, (g) the Collaboration Agreements and (h) any other agreement, document or instrument entered into in connection with the agreements and documents referred to in sub-paragraphs (a) to (g) above.

“Transfer” (including, with correlative meanings, the terms “Transferring” and “Transferred”) means, in relation to any Share, any (a) transfer, sale, conveyance, assignment, gift, hypothecation, pledge, fixed charge or other disposition of such Share, whether voluntary or by operation of law or (a) any agreement, whether or not subject to any condition precedent or subsequent, to do any of the foregoing. A Transfer of Shares shall include any Transfer of a security that is a derivative of a Share. For the avoidance of doubt, in no event will any transfer, sale, conveyance, assignment, gift, hypothecation, pledge, fixed charge or other disposition, whether voluntary or by operation of law, of any legal or beneficial ownership interest in Grab Parent, GFG, Singtel Parent or Singtel FinGroup (whether in connection with a public offering, secondary trades in shares of any of the foregoing on any stock exchange or otherwise, a restructuring of the business units of Grab Parent, GFG, Singtel Parent or Singtel FinGroup or otherwise) constitute a Transfer, except in the event where Section 8.2 applies.

“Transferee” means the transferee of a Transfer.

“Transferor” means the transferor of a Transfer.

“Undisclosed Agreement” means:

(a)

in relation to Grab, any agreement (other than (x) the Disclosed Agreements or (y) any agreements entered into pursuant to (and only on) the terms explicitly contemplated and disclosed in the schedules to the MUFG SAA entered or to be entered into by Grab or its Affiliates (other than DB Group), prior to, on or after the date of the Previous Shareholders’ Agreement; and

(b)	in relation to Singtel, any agreement entered or to be entered into by Singtel or its Affiliates, prior to, on or after the date of the Previous Shareholders’ Agreement.

Section 1.2. List of Certain Other Defined Terms. The following terms have the meanings set forth in the section set forth opposite such term:

Term	Section
Absent Director	5.6
Acceptance Period	9.1(b)
Agreement	Preamble
Approved IPO	12.1(b)
Banktech RPTs	Exhibit D
Big Four Firm	5.12(d)
Board Reserved Matters	5.9(a)
Board RPTs	Exhibit D
Business	3.1(a)
Business Plan Variation and/or Budget Variation	3.3
Called Singtel Unpaid Shares	4.2(b)(i)
Capital Contribution Grace Period	4.3
Capital Contribution Schedule	3.2(c)
Capital Contributions	4.1(a)
CCG	5.5
Committees	5.13(a)
Company	Preamble
Confidential Information	10.2(a)(ii)
Data Sharing RPTs	Exhibit D
Defaulting Shareholder	13.1
Electing Shareholders	8.3(c)
Eligible Purchaser	8.5(b)(iv)(III)
Eligible Purchaser Period	8.5(b)(iv)(IV)
ESOP	Recitals
Event of Default	13.1
Excess Subscribing Shareholders	9.1(c)
Expanded Prohibited Person	8.5(b)(iv)(IV)
Fair Market Value	8.5(b)(v)
First Capital Contribution	4.2
First Payment Date	4.2
FMV Valuer	8.5(b)(v)(II)
Forfeited Called Singtel Unpaid Shares	4.2(b)(iii)
Further Reconvened Meeting	5.6
Further Revised Capital Contribution Schedule	3.5
GFG	Preamble
GFG IPO Notice	12.2(b)
GFG Public Offering	12.2(a)
GFG Public Offering Date	12.2(a)
GFG Shares	12.3(a)(i)
GFG Valuer	12.5(a)(i)
GFG’s Series A Valuation	12.7
Grab	Preamble

Grab Directed Purchaser	8.5(b)(iv)(IV)
Grab Director Appointment Conditions	5.4(a), 5.4(a)
Grab Directors	5.1(a)(ii)
Grab Initial MAS Undertakings	2.2(i)
Grab Loss of Singaporeaness Notice	8.5(a)
Grab Parent	Preamble
HoldCo Restructuring	12.8(a)
Independent Director	5.2(a)
Initial Business Plan	3.2(c)
Institutional Investors Book-Building Exercise	12.3(b)(i)
Issuance Notice	9.1(a)
Issuance Offerees	9.1(a)
Joint Valuer	12.5(a)(i)
Lock-Up Period	8.1(b)(ii)
Minister	2.1(a)
Monetary Threshold	Exhibit D
Mutual FMV Valuation Period	8.5(b)(v)(I)
New HoldCo	12.8(a)
New HoldCo Public Offering	12.8(a)
New Subscriber	9.2(a)
Nominating Shareholder	5.2(b)
Non-Contributing Shareholder	4.3
Non-Defaulting Shareholders	13.1
Non-Permitted Shares	12.6(b)(ii)
Offered Securities	9.1(a)
Offering Shareholder	8.3(b)
Other Shareholder Appointment Conditions	5.1(c)
Other Shareholder Threshold	5.1(c)
Outside Date	2.1
Outstanding Contribution	4.3
Permitted Swap Shares	12.6(b)(i)
Prefunded Capital Contribution Date	2.2(c)
Previous Shareholders’ Agreement	Recitals
Pro Rata Proportion	8.3(c)(ii)
Prospective Transferee	8.3(b)
Proxy	8.5(b)(i)
Quantum Acceleration	4.1(c)
Quantum Acceleration Carve-Outs	4.1(d)
Receiving Party	10.2(b)(i)
Rejected Key Management Candidate	6.2(c)(i)
Relevant Capital Contribution Schedule	4.1(c)(i)
Relevant Investee Company	5.15(b)
Relevant Key Management Position	6.2
Relevant Nominee(s)	5.2(b)
Relevant Subsidiary	Exhibit J
Relevant Transaction Documents	2.1(e)

Remaining Securities	9.2(a)
Repeatedly Absent Director	5.6
Requisite Internal Controls	Exhibit J
Revised Business Plan	3.4
Revised Business Plan Variation and/or Budget Variation	3.5
Revised Capital Contribution Schedule	3.4
ROFR Cash Price	8.3(d)
ROFR Election Notice	8.3(b)
ROFR Liquid Share Price	8.3(d)
ROFR Notice	8.3(b)
ROFR Period	8.3(b)
ROFR Price	8.3(b)
ROFR Shareholders	8.3(b)
ROFR Shares	8.3(b)
Second Adjourned Shareholders’ Meeting	7.1
Shareholder RPTs	Exhibit E
Shareholders’ Agreement	Exhibit B
Shareholders’ Reserved Matters	7.4(a)
SIAC	14.10
Singtel	Preamble
Singtel Director	5.1(a)(i)
Singtel Director Appointment Conditions	5.3(a)(ii)
Singtel Exercise Deadline	12.3(b)
Singtel FinGroup	Preamble
Singtel First Offer Option	8.5(b)(iv)(I)
Singtel Initial MAS Undertakings	2.1(f)
Singtel MAS Undertakings Period	12.5(g)
Singtel Notice	12.3(a)(ii)(II)
Singtel Option Period	8.5(b)(iv)(II)
Singtel Parent	Preamble
Singtel Unpaid Shares	2.2(d)
Singtel Valuer	12.5(a)(i)
SPAC	12.2(d)
SPAC IPO	12.2(d)
SPAC Merger	1.4(n)(i)
SPAC Units	12.2(d)
Stand-Off Provisions	12.1(c)
Subscribing Shareholders	9.1(b)
Subscription Agreement	Recitals
Subscription Notice	9.1(b)
Subsequent Business Plan and/or Budget	3.6
Swap Effectiveness	12.5(f)
Swap Option 1	12.3(a)(i)
Swap Option 2	12.4
Tag Acceptance Notice	8.4(d)
Tag Trigger Transfer	8.4(a)(ii)
Tag Trigger Transfer Shares	8.4(b)(ii)
Tag-Along Notice	8.4(b)
Tagging Shares	8.4(e)
Tier 1 Tag Trigger Transfer	8.4(a)(i)
Tier 2 Tag Trigger Transfer	8.4(a)(ii)
Transferor Shareholder	8.6
Voting Proxies	11.2(b)

Section 1.3. Interpretation Act. The Interpretation Act, Chapter 1 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

Section 1.4. Rules of Construction.

(a) Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.

(b) Unless otherwise specified, the terms “hereof,” “herein,” and “herewith” and words of similar import shall refer to this Agreement as a whole, and all references herein to Schedules, Exhibits, Articles, Sections and paragraphs shall refer to corresponding provisions of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(c) The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(d) The word “or” shall not be exclusive unless expressly indicated otherwise or unless the context requires otherwise.

(e) References to “S$” or “Singapore Dollars” are to the lawful currency of Singapore. References to “US$” or “dollars” are to the lawful currency of the United States of America.

(f) The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if.”

(g) Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(h) The term “holding company” shall have the meaning given to it under the Companies Act.

(i) Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the fact, matter or circumstance occurs that sets in motion the applicable period and including the calendar day on which the period ends, and by extending the period to the next Business Day following if the last calendar day of the period is not a Business Day.

(j) Unless the context otherwise requires or permits:

(i) reference to a date or time of day is to that date or time in Singapore;

(ii) the expression “acting in concert” shall have the meaning given to it in the Singapore Code on Take-overs and Mergers;

(iii) where a word or phrase is defined, its other grammatical forms have a corresponding meaning; and

(iv) reference to a company shall include any Person that is not an individual.

(k) References to a statute or statutory provision:

(i) include any subsidiary legislation made from time to time under that statute or provision; and

(ii) refer to that statute or provision as from time to time modified, re-enacted or consolidated.

(l) The term “outstanding” in respect of the shares of a company, means all the shares of such company in issue at the relevant time, but excluding any shares of such company held in treasury, and the same shall apply mutatis mutandis to “outstanding voting rights”; provided, that, where it applies to the Company and the terms “Shareholding Percentage”, “Grab Enhanced Threshold”, “Grab Threshold”, “Single Largest Shareholder”, “Singtel Enhanced Threshold” and “Singtel Threshold”, the term “outstanding” in respect of the Class A Ordinary Shares means all the Class A Ordinary Shares in issue at the relevant time, but excluding any Shares held in treasury.

(m) References to a “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other equity-linked securities of the Company convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged.

(n) All references to Grab Parent, GFG, Singtel Parent and Singtel FinGroup under this Agreement, shall include their respective successor or acquirer as those terms are defined in this Section 1.4(n) and:

(i) all references to “successor” mean (subject to compliance with Section 14.13(d)), in relation to a merger or combination of Grab Parent, GFG, Singtel Parent or Singtel FinGroup, respectively, with a SPAC or a Subsidiary or parent of a SPAC (the “SPAC Merger”), the Person that is listed on a stock exchange pursuant to the SPAC IPO, following the SPAC Merger; and

(ii) all references to “acquiror” mean (subject to compliance with Section 14.13(d)), in relation to an acquisition of all or materially all of the shares (or shares of capital stock) in, or all or materially all of the businesses, undertakings and assets of, Grab Parent, GFG, Singtel Parent or Singtel FinGroup, respectively, pursuant to or in connection with a SPAC IPO, the Person (which may be the SPAC or a Subsidiary or parent of a SPAC) that is listed on a stock exchange pursuant to the SPAC IPO, except where Grab Parent is referenced in the definition of “Loss of Singaporeaness”, such reference to Grab Parent in the said definition shall exclude Grab Parent’s successor or acquiror, unless and until MAS makes its determination and confirms in writing that such successor or acquiror fulfils and satisfies the Singaporean License Condition in lieu of Grab Parent.

(o) Any reference to books, records or other information means books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

(p) References to a “financial year” shall mean the period from January 1 to December 31 of the applicable year.

Section 1.5. Unlawful fetters. The Company shall not be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but such provision shall remain valid and binding as regards any of the Shareholders to which it is expressed to apply.

Section 1.6. Expanded Prohibited Person. Singtel shall have the right to update the scope of the term “Expanded Prohibited Person” once every two (2) years by notice in writing given to Grab, by removing and replacing one (1) industry sector set out therein for another sector on The Global Industry Classification Standard developed by MSCI.

ARTICLE II

CONDITIONAL AGREEMENT; COOPERATION REGARDING DB LICENSE

Section 2.1. Conditions to Grab’s Obligations. Save for the Pre-Effective Date Provisions, all rights and obligations of Grab under this Agreement are subject to the satisfaction or waiver (by Grab in accordance with Section 2.4(a)) of the Conditions Precedent set out in this Section 2.1 below. The Conditions Precedent in (x) Sections 2.1(a) and (f) must be satisfied on or before the later of (I) 31 January 2022 and (II) five (5) weeks after the IPA Issuance Date (or such other date as may be agreed in writing between the Parties) (“Outside Date”) and (y) Sections 2.1(b) to (e) must be satisfied or waived (by Grab in accordance with Section 2.4(a)) contemporaneously with the Effective Date (provided, that the Effective Date is on or before the Outside Date). The Conditions Precedent to which this Section 2.1 applies are as follows:

(a) Minister of Finance of Singapore (“Minister”) shall have approved each of Grab and Singtel as a shareholder of the Company (and AT, Grab Parent, A2G Holdings Inc., GFG, Singtel Parent and Singtel FinGroup as 20% controllers and/or indirect controllers of the Company, as such terms are defined in the Banking Act), after the Company and both Grab and Singtel have accepted the conditions in the IPA, and such approvals and the IPA shall not have been revoked or withdrawn;

(b) [Reserved]

(c) (i) Singtel shall have made its First Capital Contribution (less the full amount of the Singtel Shareholder’s Loan), and the Company shall have issued such number of fully paid Class A Ordinary Shares to Singtel in respect of such First Capital Contribution as determined by dividing the amount of Singtel’s First Capital Contribution (less the full amount of the Singtel Shareholder’s Loan) by S$1.00 and (ii) the Company shall have capitalised the Singtel Shareholder’s Loan into fully paid Class A Ordinary Shares and shall have issued such number of fully paid Class A Ordinary Shares to Singtel in respect of the Singtel Shareholder’s Loan as determined by dividing the amount of the Singtel Shareholder’s Loan by S$1.00, in each case, on the First Payment Date and in accordance with Section 4.2;

(d) (i) Singtel shall have approved the shareholders’ resolutions in relation to (I) the adoption of the Amended Constitution, (II) the Share Specific Issuance Resolutions, (III) the Share Issuance Resolution, (IV) the cancellation of all existing authorisations for operating all accounts maintained by the Company with all banks, (V) the passing of new authorisations in accordance to the authorisation matrix jointly approved by Grab and Singtel prior to the Effective Date and (VI) the notification of such new authorisations to the relevant banks, and (ii) the Company shall have lodged the Amended Constitution with ACRA;

(e) Singtel (or its Affiliates, as the case may be) shall have delivered the Regionalization Agreement, the Restrictive Covenant Agreement, the Exchange Agreement and the Collaboration Agreements (the “Relevant Transaction Documents”), duly executed by it or its Affiliates, as the case may be, and the Company shall have delivered the aforesaid agreements to which it is a party, duly executed by it; and

(f) Singtel (and/or its Affiliates) shall have provided and executed the written confirmations and undertakings required by MAS, including those set forth in Section VII of the Application for DB License (the “Singtel Initial MAS Undertakings”).

Section 2.2. Conditions to Singtel’s Obligations. Save for the Pre-Effective Date Provisions, all rights and obligations of Singtel under this Agreement are subject to the satisfaction or waiver (by Singtel in accordance with Section 2.4(a)) of each of the Conditions Precedent set out in this Section 2.2 below. The Conditions Precedent in (x) Section 2.2(a) and (i) must be satisfied on or before the Outside Date; (y) Section 2.2(f), (g) and (h) must be satisfied or waived (by Singtel in accordance with Section 2.4(a)) contemporaneously with the Effective Date (provided that the Effective Date is on or before the Outside Date) and (z) Sections 2.2(c), (d), (e) and (f)(II) must be satisfied or waived (by Singtel in accordance with Section 2.4(a)) by the Prefunded Capital Contribution Date. The Conditions Precedent to which this Section 2.2 applies are as follows:

(a) The Minister shall have approved each of Grab and Singtel as a shareholder of the Company (and Singtel Parent, Singtel FinGroup, AT, Grab Parent, A2G Holdings Inc., and GFG as 20% controllers and/or indirect controllers of the Company, as such terms are defined in the Banking Act), after the Company and both Grab and Singtel have accepted the conditions in the IPA, and such approvals and the IPA shall not have been revoked or withdrawn;

(b) [Reserved];

(c) (i) Grab shall have made the Prefunded Capital Contribution on any date falling not later than five (5) Business Days after fulfilment of the Conditions Precedent in Section 2.2(a) (the “Prefunded Capital Contribution Date”) and caused the Company to deliver to Singtel a copy of the Company’s bank account statement showing that the Prefunded Capital Contribution has been credited into the Company’s bank account, and (ii) the Company shall have issued such number of fully paid Class A Ordinary Shares to Grab in respect of the Prefunded Capital Contribution as determined by dividing the amount of the Prefunded Capital Contribution by S$1.00, in each case, on the Prefunded Capital Contribution Date and in accordance with Section 4.2;

(d) the Company shall have issued such number of unpaid Class A Ordinary Shares to Singtel on the Prefunded Capital Contribution Date (the “Singtel Unpaid Shares”) such that, following such issuance on the Prefunded Capital Contribution Date, together with the issuance to Grab referred to in Sections 2.2(c) and (e), Singtel shall hold in aggregate such number of Class A Ordinary Shares that represents forty per cent (40%) of the Class A Ordinary Shares at such time;

(e) Grab shall have capitalised the Grab Shareholder’s Loan into fully paid Class A Ordinary Shares, and the Company shall have issued such number of fully paid Class A Ordinary Shares to Grab in respect of the Grab Shareholder’s Loan as determined by dividing the amount of the Grab Shareholder’s Loan by S$1.00, on the Prefunded Capital Contribution Date and in accordance with Section 4.2;

(f) (i) Grab shall have approved the shareholders’ resolutions in relation to (I) the adoption of the Amended Constitution, (II) the Share Specific Issuance Resolutions, (III) the Share Issuance Resolution, (IV) the cancellation of all existing authorisations for operating all accounts maintained by the Company with all banks, (V) the passing of new authorisations in accordance to the authorisation matrix jointly approved by Grab and Singtel prior to the Effective Date and (VI) the notification of such new authorisations to the relevant banks, and (ii) the Company shall have lodged the Amended Constitution with ACRA;

(g) Grab shall have delivered to Singtel written consents from AT, SVF Investments (UK) Limited, Uber Technologies, Inc., Marvelous Yarra Limited and Xiaoju Kuaizhi, Inc., in their capacities as shareholders of Grab Parent, in respect of their approval of this Agreement and the Company carrying on the business as contemplated by the Transaction Documents;

(h) Grab or its Affiliates, as the case may be) shall have delivered the Relevant Transaction Documents, duly executed by it or its Affiliates, as the case may be, and the Company shall have delivered the aforesaid agreements to which it is a party, duly executed by it; and

(i) Grab (and/or its Affiliates) shall have provided and executed the written confirmations and undertakings required by MAS, including those set forth in Section VII of the Application for DB License (the “Grab Initial MAS Undertakings”).

Section 2.3. Responsibility for Satisfaction.

(a) Singtel shall procure and ensure the satisfaction of the Conditions Precedent set out in Sections 2.1(c)(i), (d)(i) and (f) (except to the extent that those provisions in those Sections are expressed to be the obligations of the Company).

(b) Grab shall procure and ensure the satisfaction of the Conditions Precedent in Sections 2.2(c)(i), (e), (f)(i), (g) and (i) (except to the extent that those provisions in those Sections are expressed to be the obligations of the Company).

(c) Each of Grab and Singtel shall procure and ensure the satisfaction of the Condition Precedent set out in Section 2.1(e) and Section 2.2(h) (except to the extent that those provisions in those Sections are expressed to be obligations of the respective other Party), subject to the terms and conditions of each of the Relevant Transaction Documents having been mutually agreed by Grab and Singtel.

(d) The Company shall, and Grab and Singtel shall use commercially reasonable efforts (including the exercise of their voting rights in the Company, to the extent applicable) to ensure that the Company shall, ensure the satisfaction of the Conditions Precedent set out in Sections 2.1 and 2.2 which are expressed to be the obligations of the Company. For the avoidance of doubt, the obligation of the Company to deliver any of the Relevant Transaction Documents to which it is a party, duly executed by it, is subject to the terms and conditions of such Relevant Transaction Document having been mutually agreed by Grab and Singtel.

Section 2.4. Non-Satisfaction/Waiver.

(a) Grab may at any time waive in whole or in part and conditionally or unconditionally the Conditions Precedent set out in Sections 2.1(b) to (f) by notice in writing to the other Parties, and Singtel may at any time waive in whole or in part and conditionally or unconditionally the Conditions Precedent set out in Sections 2.2(b) to (i) by notice in writing to the other Parties.

(b) If the Conditions Precedent in Sections 2.1 or 2.2 are not satisfied or (if applicable) waived (in accordance with Section 2.4(a)) on or before the Outside Date, save as expressly provided, this Agreement (other than the Surviving Provisions) shall lapse and neither Party shall have any claim against the other Parties under it, save for any claim arising from antecedent breaches of this Agreement.

Section 2.5. Effective Date. All provisions in this Agreement (other than the Pre-Effective Date Provisions) shall come into effect on the Effective Date. It is acknowledged and agreed that the Pre-Effective Date Provisions have come into effect on the date of the Previous Shareholders’ Agreement.

Section 2.6. Changes to MAS Undertakings. Prior to seeking any changes of or amendments to the Grab MAS Undertakings or the Singtel MAS Undertakings, as the case may be, Grab or Singtel, respectively, shall consult with the respective other Party.

ARTICLE III

BUSINESS; BUSINESS PLAN

Section 3.1. Business.

(a) The business of the DB Group shall be that of providing banking (including digital banking) and other financial services to retail and non-retail customer segments in Singapore and, on and subject to the terms and conditions set out (or to be set out) in the Regionalization Agreement (including the Regional Participation Principles (as such term shall be defined in the Regionalization Agreement)), some or all of the countries in South-East Asia, and such other businesses as may be contemplated by the Business Plan for South-East Asia (from time to time) (“Business”).

(b) Subject to the terms and conditions set out in the Regionalization Agreement (including the Regional Participation Principles (as such term is defined in the Regionalization Agreement)), it is the intention of the Shareholders to use the Company as the primary vehicle to explore banking (including digital banking) and other financial services opportunities in South-East Asia.

(c) Without prejudice to the other provisions of this Agreement (including with respect to the Loss of Singaporeaness, Capital Contributions and Quantum Accelerations), the Company shall, and the Shareholders shall use commercially reasonable efforts (including the exercise of their voting rights in the Company, to the extent applicable) with a view to ensuring that the Company will:

(i) comply with this Agreement;

(ii) ensure that the DB Group complies at all times with all applicable Laws and all license conditions imposed by the relevant Government Authorities (including the License Conditions); and

(iii) to the extent required by the MAS Undertakings, maintain sound liquidity and a sound financial position at all times.

Section 3.2. Business Plan and Initial Business Plan.

(a) A Business Plan shall set out:

(i) the business strategies of the DB Group Companies for the next financial year and the subsequent four financial years; and

(ii) the Budget for the next financial year and financial projections for the subsequent four financial years.

(b) A Budget shall set out, in respect of a financial year:

(i) all expected operating costs including the capital expenditures, technology costs, staffing costs, revenue projections for that financial year; and

(ii) a forecasted balance sheet, profit and loss statement and cash flow statement for that financial year.

(c) The initial Business Plan for the First Six Years (which includes the initial Budget and the initial capital contribution schedule) is attached hereto as Exhibit A (the “Initial Business Plan,” and such initial capital contribution schedule, the “Capital Contribution Schedule”).

Section 3.3. Initial Business Plan Variation. If the KPIs for the preceding financial year of the Company have met the requirements set forth in the Initial Business Plan with respect to such preceding financial year, any variation to the Initial Business Plan (or the Budget contained therein) (“Business Plan Variation and/or Budget Variation”, as the case may be) shall be effected as follows:

(a) the CEO and the CFO shall propose the Business Plan Variation and/or Budget Variation to the Board; and

(b) the Board shall consider whether to approve the proposed Business Plan Variation and/or Budget Variation, which approval shall be by way of a Board resolution (with a simple majority vote in favour), provided, that, if any such Business Plan Variation and/or Budget Variation results in:

(i) any requirement for Capital Contributions in excess of S$1.93 billion in the aggregate; or

(ii) any Quantum Acceleration (other than the Quantum Acceleration Carve-Outs),

then approval of any such Business Plan Variation and/or Budget Variation shall further require approval as a Board Reserved Matter or by Grab and Singtel as a Shareholders’ Reserved Matter, if and as applicable. If any such Business Plan Variation and/or Budget Variation is not approved by the requisite Board resolution as aforesaid or (if and as applicable) by Grab and Singtel as a Shareholders’ Reserved Matter, the Initial Business Plan (including the Budget and Capital Contribution Schedule contained therein) shall continue to apply.

Section 3.4. Revised Business Plan. If the KPIs for the preceding financial year failed to meet the requirements set forth in the Initial Business Plan with respect to such preceding financial year, the revised Initial Business Plan (including the revised Budget) to be subsequently agreed in writing between Grab and Singtel shall be the new Business Plan (the “Revised Business Plan”). Any further Capital Contributions to be made by Grab and Singtel to the Company shall then be made in accordance with the revised capital contribution schedule set forth in the Revised Business Plan (“Revised Capital Contribution Schedule”).

Section 3.5. Revised Business Plan Variation. Any variation to the Revised Business Plan (or to the Budget contained therein) (the “Revised Business Plan Variation and/or Budget Variation”) shall require approval as a Shareholders’ Reserved Matter, and otherwise the Revised Business Plan (including the Budget contained therein) shall continue to apply. If a Revised Business Plan Variation and/or Budget Variation is so approved, any further Capital Contributions to be made by Grab and Singtel to the Company shall be made in accordance with the further revised capital contribution schedule set forth in the Revised Business Plan Variation and/or Budget Variation (“Further Revised Capital Contribution Schedule”). This Section 3.5 shall apply regardless of whether the Company meets or fails to meet the KPIs for the preceding financial year of the Company set forth in the Revised Business Plan with respect to such preceding financial year. If Grab and Singtel are unable to agree on a Revised Business Plan Variation and/or Budget Variation, the Revised Business Plan (including the revised Budget contained therein) shall continue to apply.

Section 3.6. Subsequent Business Plans. Any Business Plan or Budget for any period after the First Six Years (each, a “Subsequent Business Plan and/or Budget”) shall be established as follows:

(a) the CEO and the CFO shall propose the Subsequent Business Plan and/or Budget to the Board no later than sixty (60) calendar days prior to the end of the last financial year of the Company covered by the Initial Business Plan (as the same may have been revised in accordance with Sections 3.3 through 3.5);

(b) the Board shall consider whether to approve the Subsequent Business Plan and/or Budget, which approval shall be by way of a Board resolution (with a simple majority vote in favour (including the affirmative vote of at least one Grab Director and the Singtel Director)); and

(c) in relation to any Subsequent Business Plan and/or Budget, the following shall apply:

(i) if the Subsequent Business Plan and/or Budget is not approved by the Board in accordance with Section 3.6(b), the CEO and the CFO shall consult with both Grab and Singtel to discuss amendments to such Subsequent Business Plan and/or Budget. If after thirty (30) calendar days from the first date of such approach, Grab or Singtel do not agree to such Subsequent Business Plan and/or Budget or amendments thereto, the CEO and the CFO shall discuss the same with the Chief Executive of Grab Parent and the Chief Executive of Singtel Parent, who may also have further discussions directly with each other as needed;

(ii) if after thirty (30) calendar days from the first date that the CEO and the CFO approach both the Chief Executive of Grab Parent and the Chief Executive of Singtel Parent, and either Chief Executive does not agree with such Subsequent Business Plan and/or Budget or amendments thereto, the CEO and the CFO shall consider any concerns raised by Grab and Singtel and propose a further revised Subsequent Business Plan and/or Budget to the Board;

(iii) the Board shall consider whether to approve such further revised Subsequent Business Plan and/or Budget, which approval shall be by way of a Board resolution (with a simple majority vote in favour), provided, that if such revised Subsequent Business Plan and/or Budget results in a requirement for Grab or Singtel to make its pro rata Capital Contributions in excess of S$1.93 billion in the aggregate, then approval of any such Subsequent Business Plan and/or Budget shall further require approval as a Board Reserved Matter or by Grab and Singtel as a Shareholders’ Reserved Matter, as applicable.

(d) For the avoidance of doubt, any Revised Business Plan, Business Plan Variation and/or Budget Variation or Revised Business Plan Variation and/or Budget Variation shall not be considered a Subsequent Business Plan and/or Budget.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1. Amount and Timing of Capital Contributions in General; Increases of Capital Contributions; Carve-Outs.

(a) Grab and Singtel shall make cash contributions to the Company of up to S$1.93 billion in the aggregate, by wire transfer of immediately available funds, in each case at the same time and pro rata to their respective Shareholder Group’s Shareholding Percentages at the applicable time, on the payment dates and in the amounts set forth in the Relevant Capital Contribution Schedule, as the case may be (such cash contributions by Grab and Singtel, as may be varied from time to time in accordance with this Agreement, the “Capital Contributions”), subject to the proviso in Section 4.2 in relation to application of the Prefunded Capital Contribution and the Singtel Shareholder’s Loan. It is understood and agreed that the Capital Contribution obligations set forth in the Initial Business Plan (or, if applicable, in the Business Plan Variation and/or Budget Variation) are subject to the KPIs set forth therein for the preceding financial year being met, and if such KPIs are not met, the Revised Capital Contribution Schedule (or, if applicable, the Further Revised Capital Contribution Schedule) shall apply.

(b) Grab and Singtel acknowledge and agree that the Capital Contributions obligations set forth in the Initial Business Plan, the Business Plan Variation and/or Budget Variation, the Revised Business Plan or the Revised Business Plan Variation and/or Budget Variation, as the case may be, contain certain assumptions made with respect to the requirements requested by MAS. Grab and Singtel further acknowledge and agree that the Relevant Capital Contribution Schedule, as the case may be, shall be adjusted as soon as practicable to maintain the minimum paid-up capital requirements imposed or requested by MAS and the timing required to increase the total share capital of the Company to S$1.93 billion.

(c) Subject to Section 4.1(d), any increase of the obligations of Grab and Singtel to make Capital Contributions (any such increase, a “Quantum Acceleration”):

(i) under any tranche as set forth in:

(I)	the Capital Contribution Schedule;

(II)	the Revised Capital Contribution Schedule;

(III)	the Further Revised Capital Contribution Schedule; or

(IV)	any other capital contribution adopted or varied in respect of any of the First Six Years in accordance with Sections 3.3 through 3.5,

(any of the foregoing, a “Relevant Capital Contribution Schedule”); or

(ii) resulting in any requirement for Capital Contributions in excess of S$1.93 billion in the aggregate,

shall require approval as Board Reserved Matters or by Grab and Singtel as Shareholders’ Reserved Matters, as applicable. For the avoidance of doubt, Quantum Accelerations and Quantum Acceleration Carve-Outs shall not apply with respect to (A) any Subsequent Business Plan and/or Budget (or any capital contributions by Grab or Singtel thereunder), or (B) any other subsequent capital contribution schedule adopted or varied in respect of any period after the First Six Years in accordance with Section 3.6 (or any capital contributions by Grab or Singtel thereunder), which, in each case, shall require approval as Shareholders’ Reserved Matters in any event.

(d) Under the following circumstances, Quantum Accelerations shall not require approval as a Shareholders’ Reserved Matter (the “Quantum Acceleration Carve-Outs”), provided, that (x) where the applicable Relevant Capital Contribution Schedule is the Capital Contribution Schedule, the Company’s KPIs for the preceding financial year of the Company have met the requirements set forth in the Initial Business Plan for such year or (y) where the applicable Relevant Capital Contribution Schedule is the Revised Capital Contribution Schedule, the Company’s KPIs for the preceding financial year of the Company have met the Revised Business Plan for such year:

(i) if the CEO and the CFO decide to postpone the timing of, or reduce the quantum required in, any tranche. Such postponement or reduction shall also not affect the amount of capital the Company can call for in the later tranches which shall be adjusted accordingly. For example, if the Capital Contribution Schedule provides that the Company may call for S$160 million in Year 3 and S$240 million in Year 4, if the Company decides it only needs S$100 million in Year 3, it may postpone the call for the remaining S$60 million (that it could otherwise have called in Year 3) to Year 4 (or a later period as it desires), and this postponement shall not affect the Company’s ability to call for S$240 million in Year 4. In the event that the amount of capital that can be called for in Year 4 changes because the Company has failed to meet the KPIs under the Initial Business Plan or Revised Business Plan, as applicable, the Company shall still be permitted to call for the remaining S$60 million from Year 3 not previously called for;

(ii) following the First Payment Date, provided, that the Initial Business Plan continues to apply, in the event the CEO and the CFO determine that there is a need to vary the Capital Contribution Schedule by imposing a Quantum Acceleration in relation to any tranche, then the Board may approve a Quantum Acceleration of up to ten per cent (10%) above the applicable amount for such tranche, which approval shall be by way of a Board resolution (with a simple majority vote in favour). Grab and Singtel will only be required to fund any such Quantum Acceleration if the Company has given not less than two (2) months prior written notice of the same; or

(iii) following the Company’s failure to meet KPIs for any financial year of the Company in the Initial Business Plan and the application of the Revised Business Plan, provided, that the Revised Business Plan continues to apply and the Company meets the KPIs in the Revised Business Plan for the applicable financial year, in the event the CEO and the CFO determine that there is a need to vary the Revised Capital Contribution Schedule by imposing a Quantum Acceleration in relation to any tranche, then the Board may approve a Quantum Acceleration by up to ten per cent (10%) above the applicable amount for such tranche, which approval shall be by way of a Board resolution (with a simple majority vote in favour). Grab and Singtel will only be required to fund any such Quantum Acceleration if the Company has given not less than two (2) months prior written notice of the same.

(e) Grab and Singtel acknowledge and agree that no requirement for Capital Contributions shall be imposed (i) on Grab in excess of S1,160 million in the aggregate or (ii) on Singtel in excess of S$770 million in the aggregate (for an aggregate amount of Capital Contributions by Grab and Singtel equal to S$1.93 billion in the aggregate) other than if approved by Grab and Singtel as Shareholders’ Reserved Matters. For the avoidance of doubt, references to “requirements” or words of similar import in connection with Capital Contributions shall not be construed to mean voluntary decisions by Shareholders to contribute capital to the Company.

(f) In the event that, in relation to any additional Capital Contribution in excess of S$1.93 billion in the aggregate:

(i) the approval required under Section 7.4 cannot be obtained during the period commencing on the date the resolution in relation to such Shareholders’ Reserved Matter is first tabled or circulated and ending on the earlier of (x) the expiration of sixty (60) days therefrom and (y) such date as the MAS requires;

(ii) (x) the DB Group has raised or taken steps to raise the required funding via debt issuance and asset sale, (y) the “early warning” stage of the exit plan approved by the Board and accepted by the MAS has been triggered, and (z) the MAS has given direction to Shareholders to recapitalise the Company, a deadlock shall be deemed to arise in respect of such Shareholders’ Reserved Matter, which shall then be resolved as follow:

(I)

Grab or Singtel may serve a notice on the other requiring such Shareholders’ Reserved Matter to be referred to the Group Chief Executive Officers of Grab Parent and Singtel Parent for resolution as promptly as practicable;

(II)

if such deadlock remains unresolved during the period commencing on the date of the notice referred to in Section 4.1(f)(iii)(I) above and ending on the earlier of (x) the expiration of sixty (60) days therefrom and (y) such date as the MAS requires, each of Grab and/or Singtel shall be entitled (but is not obliged) to fund the Company voluntarily up to the aggregate amount required by the MAS (the “MAS Aggregate Amount”) by way of capital injection through the subscription of new Class A Ordinary Shares, provided that, unless otherwise agreed by Grab and Singtel in writing:

(A)

in the event both Grab and Singtel decide to fund the Company voluntarily (1) such funding shall be on a basis that is pro rata to the Shareholding Percentage of Grab and Singtel inter se at the relevant time, computed by reference to the MAS Aggregate Amount (“Pro Rata Proportion”), and each new Class A Ordinary Share shall be subscribed for by Grab and Singtel at the Fair Market Value, provided further that if either Grab or Singtel decides to fund less than its Pro Rata Proportion, then, the other Party shall be entitled (but is not obliged) to fund up to the proportion of the MAS Aggregate Amount that is not funded by Grab or Singtel (as the case may be). For the purpose of this Section 4.1(f)(ii)(II)(A), the Fair Market Value per Class A Ordinary Share shall be determined in accordance with the provisions of Section 8.5(b)(v) applied mutatis mutandis; and

(B)

in the event either Grab or Singtel (and not both of them) decides not to fund the Company, then, the other Party (the “Funding Party”) shall be entitled to fund up to the MAS Aggregate Amount, and each new Class A Ordinary Share shall be subscribed for by the Funding Party at the Fair Market Value. For the purpose of this Section 4.1(f)(ii)(II)(B), the Fair Market Value per Class A Ordinary Share shall be determined by an internationally recognized, independent accounting firm or investment bank (“Relevant Valuer”), which shall be deemed independent if it has not audited the consolidated financial statements of, or performed advisory services for, either of Grab Parent or Singtel Parent in respect of any of their last three (3) financial years, to be nominated by the Party which has decided not to fund the Company (the “Non-Funding Party”). The Relevant Valuer shall act as an expert and not arbitrator, and both the Funding Party and Non-Funding Party agree that the determination of the Fair Market Value in accordance with this Section 4.1(f)(ii)(II)(B), shall (in the absence of manifest error) be final and binding and conclusive on the Funding Party and Non-Funding Party, non-appealable and not subject to further review. The fees and expenses of the Relevant Valuer in connection with its determination of Fair Market Value under this Section 4.1(f)(ii)(II)(B) shall be borne in their entirety by the Funding Party.

For the avoidance of doubt, the election of either Shareholder not to effect such funding shall not constitute an Event of Default and the provisions of Section 4.3 shall not apply.

Section 4.2. First Capital Contribution; Subsequent Capital Contributions. Within one (1) month (or such shorter period as MAS may require) after the CP Fulfilment Date (the “First Payment Date”), Grab and Singtel shall contribute to the Company their respective first tranche set forth in the Capital Contribution Schedule (“First Capital Contribution”); provided that, in relation to any obligation of Grab to contribute any tranche under the Capital Contribution Schedule, and in relation to any obligation of Singtel to contribute any tranche under the Capital Contribution Schedule, the Prefunded Capital Contribution or the Singtel Shareholder’s Loan, respectively, shall be applied towards (and thus reduce) each applicable tranche of the Capital Contribution Schedule in the order in which the applicable tranches under the Capital Contribution Schedule fall due; provided, further, that, to the extent that the Prefunded Capital Contribution or the Singtel Shareholder’s Loan exceeds the respective First Capital Contribution, in the order in which the applicable tranches under the Capital Contribution Schedule fall due. For the avoidance of doubt, Grab’s First Capital Contribution will be reduced to zero by the application of the Prefunded Capital Contribution as aforesaid, and any excess will be applied towards (and thus reduce) each applicable tranche of Grab’s Capital Contributions in the order in which the applicable tranches under the Capital Contribution Schedule fall due. The Company shall timely provide wire instructions to Grab and Singtel. Following receipt by the Company:

(a) of the applicable wire from Grab with respect to any Capital Contribution in excess of the Prefunded Capital Contribution, the Company shall promptly allot and issue to Grab the applicable number of Class A Ordinary Shares, fully paid; and

(b) of the applicable wire from Singtel with respect to the First Capital Contribution (less the Singtel Shareholder’s Loan) and any subsequent Capital Contribution, the Company shall first apply such contributions paid by Singtel towards payment in full of any Singtel Unpaid Shares then remaining unpaid, until such time as all the Singtel Unpaid Shares shall have become fully paid-up. Thereafter, the Company shall promptly allot and issue to Singtel the applicable number of Class A Ordinary Shares, fully paid, and in the case of each of clauses (a) and (b), the Company shall provide the applicable Shareholder with duly executed share certificates and update its electronic register of members and Schedule I hereto accordingly.

In respect of the Singtel Unpaid Shares, the Parties agree (notwithstanding any provisions to the contrary in this Agreement, the Constitution or under applicable Law) that the following provisions shall apply (which provisions shall also be reflected in the Amended Constitution):

(x) in respect of any Capital Contribution by Singtel in accordance with the Relevant Capital Contribution Schedule (including the capitalization by Singtel of the Singtel Shareholder’s Loan as contemplated by Section 2.1(c)):

(i) such Capital Contribution shall first be applied by the Company towards making full payment in respect of such number of Singtel Unpaid Shares that can be fully paid up pursuant to the said Capital Contribution (such number of Singtel Unpaid Shares, the “Called Singtel Unpaid Shares”) (and for the avoidance of doubt, shall not, without the prior written consent of Singtel, be applied towards partial payment in respect of any Singtel Unpaid Shares), and the Company shall provide Singtel with its filings with ACRA reflecting the same. Purely for illustration purposes only, assuming the amount of Capital Contribution pursuant to the Relevant Capital Contribution Schedule at the relevant time is S$10 million, and the aggregate number of Singtel Unpaid Shares held by Singtel at the relevant time is 100 million, each issued at an issue price of S$1 each, then, such S$10 million Capital Contribution shall be applied towards making full payment in respect of 10 million Singtel Unpaid Shares, with the remaining 90 million Singtel Unpaid Shares remaining unpaid (and not towards partial payment of each of the 100 million Singtel Unpaid Shares, or any other number of such Singtel Unpaid Shares, without the prior written consent of Singtel);

(ii) the Company shall be deemed to have made calls in respect of (and for such amounts as contemplated in subclause (x)(i) above) the Called Singtel Unpaid Shares on the relevant payment date of such Capital Contribution, and may not make calls (or be deemed to have made calls) for any amounts in respect of the Singtel Unpaid Shares other than in accordance with the Relevant Capital Contribution Schedule and the Amended Constitution;

(iii) the Company shall only be entitled to forfeit any Called Singtel Unpaid Shares that remain unpaid after (I) Singtel is a Non-Contributing Shareholder pursuant to Section 4.3 in respect such Capital Contribution and (II) Singtel fails to rectify such non-payment by the expiry of the Capital Contribution Grace Period (such Called Singtel Unpaid Shares, the “Forfeited Called Singtel Unpaid Shares”); and

(y) the Company shall not have any lien upon any Singtel Unpaid Shares which are not fully paid up, it being expressly agreed that all recourse by the Parties (including the Company) against Singtel as a Non-Contributing Shareholder shall be as provided under this Agreement (including Section 4.3 and Article XIII).

The Parties agree that the Amended Constitution shall provide that:

(A) each Singtel Unpaid Share carries one vote regardless of whether such Share is paid up or not;

(B) the rights, privileges or conditions attaching to Class A Ordinary Shares may be varied or revoked with the consent of the holders of not less than 75 per cent. of the issued Class A Ordinary Shares, regardless of whether such Class A Ordinary Shares are paid up or not; and

(C) Singtel may pay up all or any part of the money uncalled and unpaid upon any Singtel Unpaid Shares held by it in its discretion (including any part of the money uncalled and unpaid on any Singtel Unpaid Shares).

Section 4.3. Failure to Fund. If Grab or Singtel (the “Non-Contributing Shareholder”) does not make its Capital Contributions to the Company in full pursuant to the Relevant Capital Contribution Schedule (the “Outstanding Contribution”) within ten (10) Business Days of (i) the relevant payment date of such Capital Contribution or (ii) receipt of written notice by the Company of such payment date (whichever is later), the Company shall give such Non-Contributing Shareholder written notice requiring it to provide the relevant payment. The Non-Contributing Shareholder shall rectify such non-payment within an additional three (3) Business Days following the end of the initial ten (10) Business Days-period (such additional period, the “Capital Contribution Grace Period”), failing which, without prejudice to any other remedies available to the Company or any of Grab or Singtel who is not a Non-Contributing Shareholder, the Non-Contributing Shareholder shall, during the period of such non-compliance, and notwithstanding any provision to the contrary in this Agreement or the Constitution:

(a) lose its right (I) to appoint one or more non-Independent Directors pursuant to Article V, (II) to nominate one or more Independent Directors pursuant to Article V and (III) to nominate members of the key management of the Company pursuant to Article VI;

(b) lose any information rights given to the Non-Contributing Shareholder under Section 10.3 other than with respect to any such information as the Non-Contributing Shareholder or its Affiliates require for accounting, tax and/or regulatory purposes;

(c) lose its right to veto any Board Reserved Matter or Shareholders’ Reserved Matter, or to be counted as part of the quorum for any general meeting of the Company or to have its Director be counted as part of the quorum for any Board meeting;

(d) be diluted to the extent that the other Shareholder or a third party (pursuant to Section 4.4) contributes equity capital in the amount of the Outstanding Contribution;

(e) be a Defaulting Shareholder pursuant to Article XIII; and

(f) in the case of Singtel, forfeit the Forfeited Called Singtel Unpaid Shares (where applicable), in accordance with the forfeiture provisions in the Amended Constitution. For the avoidance of doubt, in such event, only the Forfeited Called Singtel Unpaid Shares (where applicable) may be forfeited by the Company in accordance with the forfeiture provisions in the Amended Constitution, and no other Singtel Unpaid Shares may be forfeited at such time.

For the avoidance of doubt, any failure or delay by the Company in giving written notice to such Non-Contributing Shareholder requiring it to provide the relevant payment, shall not affect the Non-Contributing Shareholder’s obligation to rectify such non-payment within the Capital Contribution Grace Period.

Section 4.4. Contribution by a Third Party.

(a) Subject to MAS’ prior approval, in the event that a Non-Contributing Shareholder fails to make an Outstanding Contribution pursuant to Section 4.3 above, the other Shareholder who has made its corresponding Capital Contribution shall be entitled to negotiate the terms of admission of a third party as a new Shareholder in the Company for the contribution by such third party of the amount corresponding to the Outstanding Contribution, and the Company hereby makes or grants offers to such third party to subscribe for such new Shares.

(b) The issuance of new Shares to such third party or any other matter for the purposes of effecting such capital contribution that is:

(i) required to be approved as a Board Reserved Matter or Shareholders’ Reserved Matter, as applicable, shall not be a Board Reserved Matter for the non-Independent Director(s) appointed by the Non-Contributing Shareholder (i.e., if, for example, Grab is the Non-Contributing Shareholder, the affirmative vote of the Grab Directors shall not be required) nor a Shareholders’ Reserved Matter for the Non-Contributing Shareholder; or

(ii) required to be approved by the Board or the Shareholders other than as a Board Reserved Matter or Shareholders’ Reserved Matter, respectively, shall not require the affirmative vote(s) of the non-Independent Director(s) appointed by the Non-Contributing Shareholder nor the affirmative vote of the Non-Contributing Shareholder.

(c) To the extent that any reasonable amendments to this Agreement or the Constitution are requested by the incoming third party, the Non-Contributing Shareholder shall agree to such amendments in good faith.

ARTICLE V

THE BOARD

Section 5.1. Size and Composition of the Board.

(a) Subject to Section 5.1(c) and Section 5.5, the Parties agree that during the First Five Years, the Board shall consist of not more than five (5) Directors of which:

(i) Singtel shall be entitled to appoint one (1) Director (the “Singtel Director”) pursuant to and subject to the conditions set forth in Section 5.3;

(ii) Grab shall be entitled to appoint two (2) Directors (the “Grab Directors”) pursuant to and subject to the conditions set forth in Section 5.4 (it being understood and agreed that Grab has nominated Hsieh Fu Hua as an Independent Director (in addition to Grab’s nomination of another Independent Director) until further written notice by Grab to the Company and Singtel, and that the foregoing shall not in any way amend, deviate from or supersede Grab’s right to appoint two (2) Grab Directors and one (1) Independent Director subject to the terms and conditions of Section 5.2 and Section 5.4);

(iii) two (2) Directors shall be Independent Directors (as defined in Section 5.2(a)), and each of Grab and Singtel shall be entitled to nominate one (1) Independent Director subject to Section 5.2;

(iv) at least one-third of the Board shall be Independent Directors; and

(v) the majority of the Board shall be Singapore citizens or Singapore permanent residents;

provided, that, if and for so long as Singtel meets the Singtel Enhanced Threshold and Singtel is not a Non-Contributing Shareholder, Singtel shall obtain Grab’s rights under Sections 5.1(a)(ii), 5.4 and 5.7 applied mutatis mutandis (but for the avoidance of doubt, not under Section 5.13), and Grab shall obtain Singtel’s rights under Sections 5.1(a)(i) and 5.3 applied mutatis mutandis.

(b) Subject to Section 5.1(c) and Section 5.5, following the First Five Years, the majority of the Board shall be Independent Directors and the size of the Board shall be increased to not more than seven (7) Directors. The additional two (2) Directors shall be Independent Directors, and each of Grab and Singtel shall be entitled to nominate one (1) of such additional Independent Directors (such that, in the aggregate, each of Grab and Singtel shall be entitled to nominate two (2) Independent Directors) subject to Section 5.2.

(c) Notwithstanding the provisions of Sections 5.1(a) and (b), but subject to Section 5.5, a Shareholder (other than Grab, Singtel or their respective Shareholder Group) which continues to own Class A Ordinary Shares representing at least 20% of the then outstanding voting rights in respect of Class A Ordinary Shares at that time (the “Other Shareholder Threshold”), and is not a Non-Contributing Shareholder (the “Other Shareholder Appointment Conditions”), shall be entitled to nominate one (1) Director. The provisions of Sections 5.3(a) and (b) shall apply mutatis mutandis to such Shareholder’s right to appoint and remove one (1) Director, and all references in Sections 5.3(a) and (b) to “Singtel”, “Singtel Threshold”, “Singtel Director” and “Singtel Director Appointment Conditions” shall be read to mean such Shareholder, “Other Shareholder Threshold”, the Director nominated by such Shareholder and “Other Shareholder Appointment Conditions”, respectively.

(d) Any non-Independent Director (other than an alternate Director) may, by notice in writing delivered to the Company, or in any other manner approved by the Board, appoint any individual willing to act to be his or her alternate. The appointment of an alternate Director who is not already a Director or alternate Director to another non-Independent Director will require the approval of the Board and shall, in any event, comply with Section 5.5. The appointment of an alternate Director shall ipso facto terminate on the occurrence of any event which if he were a Director would render his office as a Director to be vacated and his appointment shall also ipso facto terminate if his appointor ceases for any reason to be a Director. An alternate Director shall be entitled to receive notices of meetings of the Directors and to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present or is otherwise unable to act as such Director, and to perform all functions of his appointor as a Director (except the power to appoint an alternate Director).

Section 5.2. Independent Directors.

(a) Directors shall be “independent” if they satisfy the criteria set forth in Section 6 to 8 of the Banking (Corporate Governance) Regulations 2005 (as the same may be amended from time to time), Provision 2.1 of the CCG, paragraph 2 of the Practice Guidance to the CCG (as the same may be amended from time to time) and such other applicable Laws. Grab and Singtel may nominate, and the Board shall appoint, such “independent” Directors in accordance with the following procedure (any Director so appointed shall be referred to as an “Independent Director”):

(b) Subject to Section 5.5, for such time as the Grab Threshold is met, Grab shall be entitled, and for such time as the Singtel Threshold is met, Singtel (each of them in such capacity, the “Nominating Shareholder”) shall be entitled, to nominate one or more individuals as Independent Director(s) who meet the requirements for independence set forth in the first sentence of Section 5.2 (the “Relevant Nominee(s)”).

(c) The Relevant Nominee(s) must thereafter be:

(i) pre-approved by Grab or Singtel (as the case may be, whichever is not the Nominating Shareholder in respect of such Relevant Nominee(s));

(ii) then reviewed by the Nomination Committee of the Board; and

(iii) then approved by the Board, which approval shall be by way of a board resolution (with a simple majority vote in favour); provided, that, in the event that a Nominating Shareholder has nominated more than one Relevant Nominee, the Board shall approve the appointment of only one of the Relevant Nominees nominated by such Nominating Shareholder, as selected by the Board.

(d) In the event that the Nomination Committee reviews the Relevant Nominee(s) and proposes an alternative candidate to act as Independent Director in his/their place, the respective Nominating Shareholder may veto such Person and may nominate one or more alternative candidate(s) in his/their place. In such case, the appointment process set forth in Sections 5.2(b) and (c) shall apply mutatis mutandis.

(e) Each Independent Director needs to be re-nominated and re-approved every three (3) years in accordance with the procedures set forth in Sections 5.2(b) through (d). If Grab or Singtel is no longer a Nominating Shareholder, any Independent Director nominated by Grab or Singtel, respectively, shall remain in office until the next re-nomination and re-approval process takes place. The nomination right in respect of such Independent Directors shall be exercised by all Directors (other than those Independent Director(s) nominated by Grab or Singtel, respectively).

(f) Each Nominating Shareholder may remove any Independent Director(s) who were such Nominating Shareholder’s Relevant Nominee at any time with or without cause in such Nominating Shareholder’s sole discretion, subject to applicable Laws. In the event the Independent Director(s) is or are removed without cause or reasonable cause and such Independent Director(s) seek claim against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise, howsoever arising, such Nominating Shareholder shall indemnify the Company for any such claims by the Independent Director(s).

Section 5.3. Singtel Director Appointment Rights.

(a) For such time as:

(i) the Singtel Threshold is met; and

(ii) Singtel is not a Non-Contributing Shareholder (subclauses (i) and (ii), collectively, the “Singtel Director Appointment Conditions”),

Singtel shall have the right to appoint the Singtel Director, and may remove the Singtel Director from the Board with or without cause in Singtel’s sole discretion. If the Singtel Director ceases to serve as a Director during his or her term of office and the Singtel Director Appointment Conditions are met, the resulting vacancy on the Board shall be filled by Singtel.

(b) From such time as the Singtel Director Appointment Conditions are no longer met:

(i) Singtel shall, upon request by Grab, be required to take such action as is necessary to promptly remove the Singtel Director from the Board, whereupon the size of the Board shall automatically be reduced accordingly. Singtel shall (x) obtain an acknowledgment signed by the Singtel Director to the effect that he or she has no claim against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise, howsoever arising or (y) indemnify the Company for any such claims by the Singtel Director; and

(ii) this Agreement shall be automatically deemed amended to remove all references to the Singtel Director.

Thereafter, if the Singtel Director Appointment Conditions are subsequently met, Singtel’s right to appoint the Singtel Director pursuant to this Section 5.3 shall be automatically restored, whereupon the size of the Board shall be automatically increased accordingly and this Agreement shall be automatically deemed amended to restore all references to the Singtel Director.

(c) Notwithstanding any provision to the contrary in this Agreement, if and for so long as Singtel meets the Singtel Enhanced Threshold and Singtel is not a Non-Contributing Shareholder, Singtel shall obtain Grab’s rights under Sections 5.1(a)(ii), 5.4 and 5.7 applied mutatis mutandis (but, for the avoidance of doubt, not under Section 5.13).

Section 5.4. Grab Director Appointment Rights.

(a) For such time as:

(i) the Grab Enhanced Threshold is met, Grab shall have the right to appoint two (2) Grab Directors and may remove any Grab Director from the Board with or without cause in Grab’s sole discretion; or

(ii) the Grab Enhanced Threshold is not met but the Grab Threshold is met, Grab shall have the right to appoint one (1) Grab Director and may remove such Grab Director from the Board with or without cause in Grab’s sole discretion, provided, that, in either case, at such time, Grab is not a Non-Contributing Shareholder (the foregoing and subclauses (i) and (ii), collectively, the “Grab Director Appointment Conditions”, except for purposes of Section 5.13 and Section 5.14 in respect of which the foregoing and subclause (ii) shall constitute the “Grab Director Appointment Conditions”). If any Grab Director ceases to serve as a Director during his or her term of office and the applicable Grab Director Appointment Conditions are met, the resulting vacancy on the Board shall be filled by Grab.

(b) From such time as the applicable Grab Director Appointment Conditions are no longer met:

(i) Grab shall, upon request by Singtel, be required to take such action as is necessary to promptly remove the Grab Director(s) from the Board, whereupon the size of the Board shall automatically be reduced accordingly. Grab shall (x) obtain an acknowledgment signed by the applicable Grab Director(s) to the effect that he, she or they has or have no claim against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise, howsoever arising or (y) indemnify the Company for any such claims by the Grab Director(s); and

(ii) this Agreement shall be automatically deemed amended to remove all references to the Grab Directors.

Thereafter, if the applicable Grab Director Appointment Conditions are subsequently met, Grab’s right to appoint the Grab Directors pursuant to this Section 5.4 shall be automatically restored, whereupon the size of the Board shall be automatically increased accordingly and this Agreement shall be automatically deemed amended to restore all references to the Grab Directors.

Section 5.5. MAS/Regulatory Compliance Principle. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that (a) the members of the Board shall at all times satisfy the requirements that may be provided for in the Singapore Code of Corporate Governance, as the same may be amended from time to time (the “CCG”) and the Banking (Corporate Governance) Regulations 2005, as the same may be amended from time to time and applicable Laws in respect of directors and (b) any appointments of Directors and alternate Directors under this Article V shall be subject to Section 10.6.

Section 5.6. Board Meetings. The quorum for any meetings of the Board shall be the majority of the Directors (including at least one Grab Director (or his/her alternate Director, if any) and the Singtel Director (or his/her alternate Director, if any). The Directors may participate in any meeting of the Board by means of a telephone conference, video conference or similar communications equipment by means of which all persons participating in the meeting can hear one another, without a Director being in the physical presence of another Director or Directors, and participation in a meeting pursuant to this Section 5.6 shall constitute presence in person at such meeting, provided, that all decisions arrived at any such meeting (i) are made when a quorum is present at the time when the meeting proceeds and remains present when the decisions are made, and (ii) shall subsequently be reflected in minutes of the meeting signed by the chairman of the meeting. In the event that any meeting of the Board is frustrated by the absence of any Director (other than due to a serious or contagious medical condition as evidenced by a doctor’s certificate or due to observance of a religious holiday) or his/her alternate Director, if any (“Absent Director”), such meeting may be reconvened to the same time and day the following week (or the next Business Day if such day is not a Business Day) and at the same place by the other Director(s) who were present by giving at least three (3) calendar days’ notice to that effect to all Directors. The quorum for any reconvened meeting (including a Further Reconvened Meeting) shall be any three Directors. In the event that such reconvened meeting is again frustrated by the absence of such Absent Director (other than due to a serious or contagious medical condition as evidenced by a doctor’s certificate or due to observance of a religious holiday) or his/her alternate Director, if any (“Repeatedly Absent Director”), such meeting may be further reconvened to the same time and day the following week (or the next Business Day if such day is not a Business Day) and at the same place by the other Director(s) who were present by giving at least three (3) calendar days’ notice to that effect to all Directors (such further reconvened meeting, the “Further Reconvened Meeting”). Notwithstanding anything to the contrary in this Agreement or the Constitution, the quorum at such Further Reconvened Meeting shall not require the presence of the Repeatedly Absent Director (or his/her alternate Director, if any).

Section 5.7. Chairman. The Chairman of the Board shall be appointed by the Board and shall be an Independent Director nominated by Grab, for so long as the Grab Enhanced Threshold is met and Grab is not a Non-Contributing Shareholder. The Chairman of the Board, and in his absence, the chairman of a Board meeting, shall not have a casting vote in the event of an equality of votes.

Section 5.8. Voting.

(a) At each meeting of the Board, each Director shall have the right to one vote. Except for the Board Reserved Matters which are governed by Section 5.9, a Board resolution shall be adopted if it is passed by a simple majority vote in favor of the resolution by the Directors present at the meeting. For the avoidance of doubt, any Directors who abstained from voting shall not be counted.

(b) Notwithstanding anything to the contrary in this Agreement or the Constitution, if a meeting of the Board duly called to resolve on a certain matter is reconvened due to the absence of a Repeatedly Absent Director and such Repeatedly Absent Director(s) is/are absent at the Further Reconvened Meeting (other than due to a serious or contagious medical condition as evidenced by a doctor’s certificate or due to observance of a religious holiday), such Repeatedly Absent Director(s) shall be deemed to have voted against the proposal or resolution.

Section 5.9. Board Reserved Matters.

(a) Notwithstanding anything to the contrary contained in this Agreement or the Constitution, (x) the Company shall ensure that and (y) each Shareholder agrees that no resolution of the Board (or any committee of the Board) or Shareholders shall be passed, and no action taken shall have any effect, in relation to any of the matters set out in Exhibit D hereto (the “Board Reserved Matters”) without the prior approval by way of a Board resolution passed in accordance with Section 5.8 or 5.10 (and which shall include the affirmative vote of the Singtel Director for such time as Singtel is not a Non-Contributing Shareholder and the Singtel Threshold is met, and at least one Grab Director for such time as Grab is not a Non-Contributing Shareholder and the Grab Threshold is met), provided that:

(i) with respect to Board Reserved Matters in relation to the Company, the obligations of the Shareholders shall be limited to using their commercially reasonable efforts (including the exercise of their voting rights in the Company) so as to give effect to the foregoing; and

(ii) with respect to Board Reserved Matters in relation to any of the Key Subsidiaries (whether or not wholly-owned), the obligations of the Shareholders shall be limited to using their commercially reasonable efforts (including the exercise of their voting rights in the Company, to the extent applicable) so as to give effect to the foregoing.

(b) For purposes of Section 5.9(a)(ii), the use of commercially reasonable efforts shall include ensuring that the Key Subsidiaries (whether or not wholly-owned) design, implement and maintain internal control and other procedures consistent with the Safe Harbour Rules (but, for the avoidance of doubt, exclude ensuring that the Safe Harbour Rules shall be complied with, save as otherwise expressly provided in the Safe Harbour Rules).

(c) Notwithstanding any provision in this Agreement or the Constitution to the contrary, any collaborations between any member of the DB Group, on the one hand, and MUFG, MUFG Banking Group or any of their respective Affiliates, on the other hand, (i) that is outside the ordinary course of business of such member of the DB Group or (ii) that grants MUFG, MUFG Banking Group or any of their respective Affiliates, any exclusivity rights, shall require prior approval by way of a Board resolution passed in accordance with Section 5.8 or 5.10.

Section 5.10. Resolutions in Writing. A resolution in writing and copies thereof circulated to all the Directors and signed or approved unanimously by all the Directors by letter, facsimile, DocuSign, email or other similar form of electronic or digital delivery shall be as valid and effective as if it had been passed at a meeting of the Board duly convened.

Section 5.11. Directors’ Expenses. Expenses incurred by the Directors in connection with their attendance at Board meetings and in connection with the carrying out of their duties and obligations as Directors shall be reimbursed if and to the extent permitted under the Company’s policies in effect from time to time as may be prescribed by the Board.

Section 5.12. Related Party Transactions.

(a) All Related Party Transactions shall be on arm’s length market terms and comply with any requirements imposed by MAS in the IPA, DB License or other Material Licenses and applicable Laws. In relation to any Related Party Transaction, and notwithstanding any provision in this Agreement or the Constitution to the contrary, the Related Party in question and any Director appointed by the Related Party (other than an Independent Director) or Affiliate of the Related Party:

(i) will not be required to be present to form a quorum at any general meeting or Board meeting (as the case may be) convened to approve the Related Party Transaction, but, for the avoidance of doubt, must be provided notice of such meeting;

(ii) must recuse itself, himself or herself (as the case may be) from participating in any discussions, and abstain from voting on all resolutions or decisions (whether at the Board or Shareholder level), relating to the Related Party Transaction; and

(iii) where the Related Party Transaction is a Relevant Related Party Transaction, will not exercise any veto rights which has the effect of prohibiting or restricting (x) the Relevant Related Party Transaction or (y) the exercise of any DB Group Company’s rights thereunder or in respect thereof.

(b) Without prejudice to the generality of the foregoing:

(i) in relation to any Grab Related Party Transaction, for such time as the Singtel Threshold is met, the Singtel Director shall have the right to review, on an annual basis for the period from January 1 to December 31 of each calendar year, any Grab Related Party Transaction, alone or in a series of related transactions that has a value in excess of S$100,000, in order to ascertain whether it complies with the first sentence of Section 5.12(a); provided, that the initial review period shall be the period from the date of the Previous Shareholders’ Agreement to 31 December 2021;

(ii) in relation to any Singtel Related Party Transaction, for such time as the Grab Threshold is met, any Grab Director shall have the right to review, on an annual basis for the period from January 1 to December 31 of each calendar year, any Singtel Related Party Transaction, alone or in a series of related transactions that has a value in excess of S$100,000, in order to ascertain whether it complies with the first sentence of Section 5.12(a); provided, that the initial review period shall be the period from the date of the Previous Shareholders’ Agreement to 31 December 2021; and

(c) The Company shall make available to the Singtel Director or Grab Director, as applicable, the executed documentation entered into with respect to the applicable Related Party Transaction, along with relevant market analysis to show that such transactions are on arm’s length market terms and comply with any requirements imposed by MAS in the IPA, the DB License, other Material Licenses and applicable Laws, and the Company shall make the relevant members of its management team available for discussion on a reasonable basis if requested by the Singtel Director or the Grab Director, as applicable.

(d) In conducting such review, to the extent that the Singtel Director or the Grab Director, as applicable, in good faith believes that any such Related Party Transaction is not on arm’s length market terms or do not comply with any requirements imposed by MAS in the IPA, the DB License, other Material Licenses and/or applicable Laws, it shall have the right to submit such Related Party Transaction to an independent “Big Four” accounting firm jointly agreed by Grab and Singtel or, if there is no agreement on the Big Four Firm to be appointed, as selected by a simple majority vote of the Independent Directors (the “Big Four Firm”) for review and resolution. A Big Four Firm shall be deemed independent if it has not audited the consolidated financial statements of any of Grab Parent or Singtel Parent in respect of any of their last three (3) fiscal years. The Big Four Firm shall be instructed to limit its review to any specific term or terms that the Singtel Director or the Grab Director, as applicable, considers not to be an arm’s length market term or not compliant with any requirements imposed by MAS in the IPA, the DB License, other Material Licenses and/or applicable Laws, and not to investigate any other term independently.

(e) The Company shall make available to the Big Four Firm the executed documentation entered into with respect to the applicable Related Party Transaction, along with relevant market analysis to demonstrate that such transaction is on arm’s length market terms and complies with any requirements imposed by MAS in the IPA, the DB License, other Material Licenses and/or applicable Laws, and the Company shall make the relevant members of its management team available for discussion on a reasonable basis if requested by the Big Four Firm. Singtel and Grab shall direct the Company to request that the Big Four Firm render a decision within thirty (30) calendar days following the submission of such documentation and market analysis to the Big Four Firm.

(f) If the Big Four Firm finds that any specific term or terms of such Related Party Transaction is/are not within a five percent (5%) range of what would, in the view of the Big Four Firm, constitute arm’s length market terms or not compliant with any requirements imposed by MAS in the IPA, the DB License, other Material Licenses and/or applicable Laws, such Related Party Transaction shall retroactively be reformed to reflect arm’s length market terms (as determined by the Big Four Firm) or requirements imposed by MAS in the IPA, the DB License, other Material Licenses and/or applicable Laws, respectively, in that respect throughout the term of the Related Party Transaction, and the relevant parties to the Related Party Transaction in question shall promptly execute all necessary amendment agreement(s), effective retroactively, to reflect such arm’s length market terms or requirements (as the case may be).

(g) Singtel and Grab agree the Big Four Firm shall act as an expert and not an arbitrator, and that the determination by the Big Four Firm of any Related Party Transaction term as being an arm’s length market term or compliant with any requirements imposed by MAS in the IPA, the DB License, other Material Licenses and/or applicable Laws or not shall (in the absence of manifest error) be final and binding and conclusive on all Shareholders, not appealable and not subject to further review. They further agree that the procedure set forth in this Section 5.12 for determining whether any Related Party Transaction term is an arm’s length market term or compliant with any requirements imposed by MAS in the IPA, the DB License, other Material Licenses and/or applicable Laws or not shall be the sole and exclusive method for such determination.

(h) Save as otherwise expressly provided in Section 5.12(i) or (j) below, Singtel and Grab shall each bear its own costs and expenses incurred to produce its determination.

(i) The fees and expenses of the Big Four Firm in connection with its review of any Grab Related Party Transaction shall be borne in the entirety by Singtel if the terms of the applicable Grab Related Party Transaction are not required to be reformed, and by Grab if the terms of the applicable Grab Related Party Transaction are required to be reformed pursuant to Section 5.12(f).

(j) The fees and expenses of the Big Four Firm in connection with its review of any Singtel Related Party Transaction shall be borne in the entirety by Grab if the terms of the applicable Singtel Related Party Transaction are not required to be reformed, and by Singtel if the terms of the applicable Singtel Related Party Transaction are required to be reformed pursuant to Section 5.12(f).

Section 5.13. Committees.

(a) The Board shall create at least four (4) committees (the “Committees”), being the Audit Committee, the Risk Committee, the Nomination Committee, and the Remuneration Committee. No Committee shall have the authority to approve any Board Reserved Matter, but the Committees shall have the right to make recommendations to the full Board with respect to the Board’s decision as to any Board Reserved Matter within the scope of expertise of the applicable Committee. The Committees shall keep minutes of their proceedings and provide the same regularly and timely to the Board. The Board may adopt, by way of a simple majority vote, a charter or other rules on the inner workings of the Committees. In the absence of any such charter or rules, Sections 5.6 and 5.8 through 5.10 shall apply to the applicable Committee mutatis mutandis.

(b) During the First Five Years, each Committee shall consist of three (3) members who are Directors, as set out below and as summarized in the table in this Section 5.13(b):

(i) for such time as the Grab Director Appointment Conditions or the Singtel Director Appointment Conditions, respectively, are met, each of Grab and Singtel shall have the right to appoint and remove one (1) Grab Director or the Singtel Director, as applicable, to each Committee in accordance with Sections 5.13(b)(ii)(I) or 5.13(b)(iii)(I), respectively, provided, that the members appointed to:

(I)	the Audit Committee members shall be independent of management and business relations of the DB Group and shall comprise a majority of Independent Directors;

(II)	the Risk Committee shall comprise a majority of non-executive Directors; and

(III)	the Nomination Committee shall comprise one-third of Independent Directors during the First Five Years, and a majority of Independent Directors following the First Five Years;

(ii) for such time as the Grab Director Appointment Conditions are met, Grab shall have the right to appoint and remove:

(I)	one (1) Grab Director for each Committee; and

(II)	as an additional appointee, the Grab-nominated Independent Director as the chairman of the Audit Committee and of the Nomination Committee; and

(iii) for such time as the Singtel Director Appointment Conditions are met, Singtel shall have the right to appoint and remove:

(I)	the Singtel Director to each Committee other than the Audit Committee; and

(II)

as an additional appointee, the Singtel-nominated Independent Director to the Audit Committee, the Risk Committee and the Remuneration Committee. The Singtel-nominated Independent Director shall be the chairman of the Risk Committee and of the Remuneration Committee.

(iv) Notwithstanding the foregoing, the majority of the members of the Remuneration Committee and the Nomination Committee shall be Singapore citizens or Singapore permanent residents.

Committee	Members	Chairman
Audit Committee	1. One (1) Grab Director 2. Grab-nominated Independent Director 3. Singtel-nominated Independent Director	Grab-nominated Independent Director

Risk Committee	1. One (1) Grab Director 2. Singtel Director 3. Singtel-nominated Independent Director	Singtel-nominated Independent Director

Nomination Committee	1. One (1) Grab Director 2. Grab-nominated Independent Director 3. Singtel Director	Grab-nominated Independent Director

Remuneration Committee	1. One (1) Grab Director 2. Singtel Director 3. Singtel-nominated Independent Director	Singtel-nominated Independent Director

(c) Following the First Five Years, each Committee shall consist of five (5) members who are Directors, as set out below and as summarized in the table in this Section 5.13(c):

(i) for such time as the Grab Director Appointment Conditions or the Singtel Director Appointment Conditions, respectively, are met, each of Grab and Singtel shall have the right to appoint and remove one (1) member to each Committee, provided, that the members appointed to:

(I)	the Audit Committee members shall be independent of management and business relations of the DB Group and shall comprise a majority of Independent Directors; and

(II)	the Risk Committee shall comprise only non-executive Directors.

(ii) for such time as the Grab Director Appointment Conditions are met, Grab shall have the right to appoint and remove:

(I)	a Grab Director to each Committee (including the Audit Committee);

(II)	two (2) Grab-nominated Independent Directors to the Audit Committee and to the Nomination Committee, one of whom shall be the chairman of the said Committees; and

(III)	one (1) Grab-nominated Independent Director to the Risk Committee and Remuneration Committee.

(iii) for such time as the Singtel Director Appointment Conditions are met, Singtel shall have the right to appoint and remove:

(I)	the Singtel Director to each Committee (including the Audit Committee);

(II)	two (2) Singtel-nominated Independent Directors to the Risk Committee and to the Remuneration Committee, one of whom shall be the chairman of the said Committees; and

(III)	one (1) Singtel-nominated Independent Director to the Audit Committee and to the Nomination Committee.

(iv) Notwithstanding the foregoing, the majority of the members of the Remuneration Committee and the Nomination Committee shall be Singapore citizens or Singapore permanent residents.

Committee	Members	Chairman
Audit Committee	1. One (1) Grab Director 2. First Grab-nominated Independent Director 3. Second Grab-nominated Independent Director 4. Singtel Director 5. One (1) Singtel-nominated Independent Director	Grab-nominated Independent Director

Risk Committee	1. One (1) Grab Director 2. One (1) Grab-nominated Independent Director 3. Singtel Director 4. First Singtel-nominated Independent Director 5. Second Singtel-nominated Independent Director	Singtel-nominated Independent Director

Committee	Members	Chairman
Nomination Committee	1. One (1) Grab Director 2. First Grab-nominated Independent Director 3. Second Grab-nominated Independent Director 4. Singtel Director 5. One (1) Singtel-nominated Independent Director	Grab-nominated Independent Director

Remuneration Committee	1. One (1) Grab Director 2. One (1) Grab-nominated Independent Director 3. Singtel Director 4. First Singtel-nominated Independent Director 5. Second Singtel-nominated Independent Director	Singtel-nominated Independent Director

(d) Each individual so appointed to a Committee shall serve on such Committee until the earliest of his or her death, resignation or removal. The resulting vacancy on such Committee shall be filled in accordance with this Section 5.13 by the Shareholder having appointed the deceased, resigned or removed member.

Section 5.14. Board Observers.

(a) The Company may from time to time invite a representative of a Shareholder or other person approved by the Board to attend meetings of the Board or of any Committee in the capacity of observer; provided, however, that the Company reserves the right to exclude the observer representative from access to any information or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to (i) preserve the attorney-client privilege or (ii) protect the trade secrets or highly proprietary or competitively sensitive information pertaining to the Business.

(b) Singtel shall (for such time as the Singtel Director Appointment Conditions are met) be entitled to send a representative to attend all meetings of the Board or of any Committee (including, for the avoidance of doubt, the Audit Committee and the Nomination Committee) in the capacity of observer and such representative shall be given copies of all notices of Board or Committee meetings and copies of all papers and reports to be presented at the applicable Board or Committee meeting. Subclause (ii) of Section 5.14(a) shall not apply to such Singtel representative, but subclause (i) of Section 5.14(a) shall apply to such Singtel representative.

(c) Grab shall (for such time as the Grab Director Appointment Conditions are met) be entitled to send a representative to attend all meetings of the Board or of any Committee (including, for the avoidance of doubt, the Risk Committee and the Remuneration Committee) in the capacity of observer and such representative shall be given copies of all notices of Board or Committee meetings and copies of all papers and reports to be presented at the applicable Board or Committee meeting, provided, that such representative at all meetings of the Board or of any Committee shall at all times be AT (or his designee from time to time) for so long as AT is either the Chief Executive or a shareholder of Grab Parent, and otherwise, such representative shall be the then current Chief Executive of Grab Parent (or his designee from time to time). Subclause (ii) of Section 5.14(a) shall not apply to such Grab representative, but subclause (i) of Section 5.14(a) shall apply to such Grab representative.

(d) Internal Control and Risk Management Assessments. Singtel shall have the right to appoint an independent, third party auditor to perform, at Singtel’s sole cost and expense, internal control and risk management assessments on each DB Group Company no more than once per financial year. Any such assessments shall be conducted during normal business hours, in a manner that will not interfere in any material respect with the operations of the DB Group (taken as a whole) and following reasonable advance notice, which notice shall set out the specific internal control and risk management assessments required to be conducted in relation to one or more DB Group Companies identified in the notice. Singtel acknowledges and agrees that any information obtained by such third party auditor shall be subject to Section 10.2.

Section 5.15. Boards of Subsidiaries.

(a) Unless Grab and Singtel mutually agree otherwise in writing, each Shareholder shall exercise its voting rights to approve or direct that the Company (and the Company’s management) ensures to the extent permitted by Law, that the composition of the board of directors of the Company’s wholly-owned Subsidiaries will reflect the composition of the Board and that all other provisions relating to the Board will apply mutatis mutandis to the board of directors of the Company’s wholly-owned Subsidiaries.

(b) The composition of the board of directors of any subsidiary of the Company that is not wholly-owned or incorporated with the intention of becoming a joint venture company shall be negotiated between the Company (each, the “Relevant Investee Company”) and the relevant joint venture partner(s) and shall not be required to reflect the composition of the Board, provided that, to the extent possible, the composition of the Company’s nominees to the board of the Relevant Investee Company shall reflect, as nearly as possible, Grab’s and Singtel’s respective voting rights in respect of Class A Ordinary Shares at the applicable time and Grab shall use its commercially reasonable endeavours (including the exercise of its voting rights in the Company) to ensure that the Company shall have the right to appoint at least two members to the board of the Relevant Investee Company. Solely for the purpose of illustration only, assuming Grab’s and Singtel’s voting rights in respect of Class A Ordinary Shares at the applicable time is sixty per cent (60%) and forty per cent (40%), if the Company has the right to appoint:

(i) three (3) of six (6) members to the board of the Relevant Investee Company, the Company’s nominees to the board of the Relevant Investee Company shall comprise 2 persons nominated by Grab and 1 person nominated by Singtel; and

(ii) two (2) members to the board of the Relevant Investee Company, the Company’s nominees to the board of the Relevant Investee Company shall comprise 1 person nominated by Grab and 1 person nominated by Singtel; and

(iii) one (1) member to the board of the Relevant Investee Company, the Company’s nominee to the board of the Relevant Investee Company shall be nominated by Grab.

Section 5.16. D&O Policy. The Company shall (a) not later than 6 months after the Effective Date, obtain a D&O Policy, (b) procure and ensure that the D&O Policy is maintained for the duration of this Agreement, and (c) not cancel or terminate (or cause to be cancelled or terminated) the D&O Policy so obtained, without the prior written approval of all the Directors at the relevant time.

Section 5.17. Fiduciary Duties. Each Shareholder acknowledges and agrees that each Director:

(a) may (but shall not be obliged to) take advice from his or her Nominating Shareholder and its Affiliates but shall in any event exercise his or her powers, rights and discretions in discharge of his or her (i) fiduciary duties as a Director and (ii) his or her duties in accordance with applicable Laws, License Conditions or standards of conduct as may be imposed from time to time by the relevant Government Authorities;

(b) may report all matters relating to the Business or the DB Group discussed at any Board or committee meetings to its Nominating Shareholder and its Affiliates; and

(c) may disclose such information relating to the Business or the DB Group received by him as Director to its Nominating Shareholder and its Affiliates,

provided, in the case of Section 5.17(b) or (c), that such disclosure of information is subject to applicable Laws, and the Persons to whom disclosure is made are subject to confidentiality obligations and use restrictions at least as comprehensive as those contained in Section 10.2.

ARTICLE VI

MANAGEMENT

Section 6.1. Appointment of CEO. The CEO and any successor CEO shall be appointed as follows:

(a) the Single Largest Shareholder at any time shall have the right to nominate candidates for the position of CEO by notifying Singtel or Grab, as the case may be, of such nomination. Such notice shall include the resume of the CEO candidate;

(b) for such time the Singtel Threshold is met, Singtel shall have the right to interview any CEO candidate, which interview shall be conducted as soon as reasonably practicable after the receipt by Singtel of such written notice from Grab;

(c) within ten (10) Business Days of the interview date, Singtel shall notify Grab in writing of its views on the candidate and if he/she was rejected or approved by Singtel to continue in the selection process. If Singtel does not approve the candidate, it shall provide to Grab its reasons for rejecting the candidate in writing and he/she shall no longer be considered for the CEO position and the procedure set forth in this Section 6.1 shall apply to any successor candidate. In the event that Singtel rejects CEO candidates nominated by Grab for five (5) consecutive times, Grab shall have the right to proceed with the nomination of its sixth CEO candidate;

(d) if a CEO candidate is approved by Singtel or is the sixth CEO candidate after Singtel has rejected CEO candidates for five (5) consecutive times, his or her nomination shall be reviewed by the Nomination Committee and, if the Nomination Committee approves of such candidate, it shall recommend such candidate for approval by the Board;

(e) to the extent that a CEO candidate is recommended by the Nomination Committee for approval by the Board, the Board shall decide whether or not to approve such CEO candidate, and, where relevant, to the maximum extent permitted by applicable Law, each Shareholder shall procure that each non-Independent Director appointed by such Shareholder votes in favor of such candidate; and

(f) In the event Singtel is the Single Largest Shareholder, and for such time as the Grab Threshold is met, Grab shall have the same rights as Singtel has under Section 6.1(b) to (e), applied mutatis mutandis.

(g) If neither Grab nor Singtel is the Single Largest Shareholder, the Nomination Committee shall have the right to nominate candidates for the CEO position, and in respect of such candidates nominated by the Nomination Committee, (i) Grab shall have, for such time as the Grab Threshold is met, the same rights as Singtel has under Section 6.1(b) to (e), applied mutatis mutandis; and (ii) for the avoidance of doubt, the provisions of Section 6.1(b) to (e) shall continue to apply in respect of Singtel.

Section 6.2. Appointment of Key Management (Other Than CEO). The CFO, the COO, the CRO and the CCO of the Company (each, a “Relevant Key Management Position”), and his or her successor in such Relevant Key Management Position, shall be appointed as follows, provided, that Grab and Singtel shall only be entitled to participate in the nomination process for a Relevant Key Management Position, in the case of Singtel, as long as the Singtel Director Appointment Conditions are met, and in the case of Grab, as long as the Grab Director Appointment Conditions are met:

(a) each of the CEO, Grab and Singtel may nominate candidates for any Relevant Key Management Position by notifying the respective other Persons in writing of such nomination for the Relevant Key Management Position. Such notice shall include the resume of the candidate;

(b) the CEO, Grab and Singtel shall have the right to interview any candidate for such Relevant Key Management Position, which interview shall be conducted as soon as reasonably practicable after the receipt by Grab, Singtel or the CEO, as the case may be, of such written notice;

(c) within ten (10) Business Days of the interview date, the CEO, Grab and Singtel shall notify one another in writing of their respective views on the candidate and if he/she was rejected or approved to continue in the selection process, and in such notice, in the event of a rejection, Grab, Singtel or the CEO, as the case may be, shall state the reasons for rejecting the candidate in writing to the CEO and the other Shareholder;

(i) if the candidate is not approved by any of such Persons, he/she shall no longer be considered for the Relevant Key Management Position and the procedure set forth in this Section 6.2 shall apply to any successor candidate. In respect of any Relevant Key Management Position at any one time, in the event that candidates for any such successor role in such Relevant Key Management Position have been rejected for five (5) consecutive times by the CEO, Grab or Singtel (each such rejected candidate, a “Rejected Key Management Candidate”), the Nomination Committee shall nominate a candidate for such Relevant Key Management Position that is suitable in the opinion of the Nomination Committee and is not a Rejected Key Management Candidate, and the Nomination Committee shall recommend such candidate for approval by the Board. For the avoidance of doubt, the Parties acknowledge and agree that Section 6.2 is an evergreen provision and applies to each and every Relevant Key Management Position at any one time. For example, if candidates for the position of the role of COO at any one time has been rejected for five (5) consecutive times by the CEO, Grab or Singtel, the Nomination Committee shall nominate a candidate (not being a Rejected Key Management Candidate) for that position only and not, for the avoidance of doubt, any other Key Management Positions. After the appointment of such candidate for the position of the role of COO (following the recommendation of the Nomination Committee and the approval of the Board), any subsequent vacancies for the role of COO will be subject to the provisions of Sections 6.2(a) to (c) afresh, and in any such subsequent vacancies for the role of the COO, any previously Rejected Key Management Candidates considered to fill the previous vacancies for the role of COO may (if thought fit) be reconsidered; and

(ii) if a candidate for a Relevant Key Management Position is approved by the CEO, Grab and Singtel, his/her nomination shall be reviewed by the Nomination Committee and, if the Nomination Committee approves of such candidate, it shall recommend such candidate for approval by the Board; and

(d) to the extent that a candidate for the Relevant Key Management Position is recommended by the Nomination Committee for approval by the Board, the Board shall decide whether or not to approve such candidate, and, where relevant, to the maximum extent permitted by applicable Law, each Shareholder should procure that each non-Independent Director appointed by such Shareholder votes in favor of such candidate.

Section 6.3. MAS/Regulatory Compliance Principle. Any appointments of management positions under this Article VI shall be subject to Section 10.6.

ARTICLE VII

SHAREHOLDERS’ MEETINGS

Section 7.1. Quorum. The quorum at any Shareholders’ meeting shall be any two (2) Shareholders present in person or represented by proxy, including Grab (for such time as Grab is not a Non-Contributing Shareholder and the Grab Threshold is met) and Singtel (for such time as Singtel is not a Non-Contributing Shareholder and the Singtel Threshold is met), provided, that all decisions arrived at any such meeting are made when a quorum is present at the time when the meeting proceeds and remains present when the decisions are made. If a quorum is not present within thirty (30) minutes from the time appointed for the Shareholders’ meeting, the meeting shall be adjourned to the same calendar day of the following week (or the next Business Day if such calendar day is not a Business Day) at the same time and place, and at least three (3) calendar days’ notice shall be given to the Shareholders in relation to such adjourned meeting. If at such adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for such adjourned meeting, the said meeting shall be further adjourned to the same calendar day of the week next following (or the next Business Day if such calendar day is not a Business Day) at the same time and place (the “Second Adjourned Shareholders’ Meeting”). At the Second Adjourned Shareholders’ Meeting, any two (2) Shareholders present in person or represented by proxy shall form a quorum. At least three (3) calendar days’ notice of each adjourned meeting shall be given to all Shareholders.

Section 7.2. Voting Rights. On any matter presented to the Shareholders for their approval at any meeting of the Shareholders, and at every adjournment or postponement thereof (or by written consent in lieu of meeting), each Shareholder holding Class A Ordinary Shares shall be entitled to cast one vote per whole Class A Ordinary Share held by such Shareholder as of the record date for determining Shareholders entitled to vote on such matter. Class B Ordinary Shares do not have voting rights, save as required by applicable Law. Except with respect to Shareholders’ Reserved Matters or where otherwise required by the Companies Act, any such matter shall be approved by ordinary resolution with a simple majority of the votes cast by the Shareholders present in person or represented by proxy (it being understood and agreed that resolutions in writing shall be subject to Section 7.5).

Section 7.3. Agreement to Vote.

(a) Until the termination of this Agreement in accordance with Section 14.1, each Shareholder agrees to vote all of his, her or its Class A Ordinary Shares, and each Party agrees to take all necessary measures (including by convening a general meeting of the Shareholders), in order to carry out the agreements of the Parties set forth in this Agreement, including (i) appointing and removing Directors appointed or nominated, as applicable, in accordance with Sections 5.1 through 5.5 and (ii) amending the Constitution and other constituent documents of the Company to reflect the terms and conditions of this Agreement (including for the avoidance of doubt, Sections 4.2(x) and (y)), as such terms and conditions may be in effect from time to time, and otherwise to be consistent with the terms of this Agreement, and to prevent any action by the Shareholders that would be permitted by the Constitution or other constituent documents of the Company but that is inconsistent with this Agreement.

(b) Subject to compliance with Sections 5.5 and 10.6, the Shareholders agree that the resolution for the appointment of the Singtel Director and the Grab Directors shall be deemed to have been passed at a Shareholders’ meeting if they have been (i) nominated by the applicable Nominating Shareholder in accordance with Section 5.3 or 5.4, respectively, (ii) reviewed by the Nomination Committee in compliance with applicable Laws and the CCG and the Banking (Corporate Governance) Regulations 2005 (as may be amended from time to time), (iii) the Board of Directors has concurred with the decision of the Nomination Committee and (iv) the applicable Nominating Shareholder votes in favour of such appointment.

Section 7.4. Shareholders’ Reserved Matters.

(a) Notwithstanding anything to the contrary contained in this Agreement or the Constitution, (x) the Company shall ensure that and (y) each Shareholder agrees that no resolution of the Board or Shareholders shall be passed, and no action taken shall have any effect, in relation to any of the matters set out in Exhibit E hereto (the “Shareholders’ Reserved Matters”) without the prior approval of each Shareholder (i) whose Shareholder Group’s Shareholding Percentage represents at least twenty per cent (20%) of the then outstanding Class A Ordinary Shares at the relevant time and (ii) whose Shareholder Group is not a Non-Contributing Shareholder; provided, that:

(i) with respect to Shareholder Reserved Matters in relation to the Company, the obligations of the Shareholders shall be limited to using their commercially reasonable efforts, (including the exercise of their voting rights in the Company) so as to give effect to the foregoing; and

(ii) with respect to Shareholder Reserved Matters in relation to any of the Key Subsidiaries (whether or not wholly-owned), the obligations of the Shareholders shall be limited to using their commercially reasonable efforts (including the exercise of their voting rights in the Company, to the extent applicable) so as to give effect to the foregoing.

(b) For purposes of Section 7.4(a)(ii), using commercially reasonable efforts shall include ensuring that the Key Subsidiaries (whether or not wholly-owned) design, implement and maintain internal control and other procedures consistent with the Safe Harbour Rules (but, for the avoidance of doubt, exclude ensuring that the Safe Harbour Rules shall be complied with, save as otherwise expressly provided in the Safe Harbour Rules).

Section 7.5. Resolutions in Writing. Subject to additional requirements under the Companies Act and Section 7.4 in relation to Shareholders’ Reserved Matters:

(a) a resolution in writing to be passed as a special resolution shall be signed by Shareholder(s) holding at least seventy five per cent (75%) of the Class A Ordinary Shares entitled to vote; and

(b) a resolution in writing to be passed as an ordinary resolution shall be signed by Shareholders holding more than fifty per cent (50%) of the Class A Ordinary Shares entitled to vote.

In each case, such resolution in writing shall be valid and effective as if it had been adopted at a duly convened and held Shareholders’ meeting, provided, that notice of such resolution in writing shall be given to all Shareholders, including notice of whether such resolution in writing has been passed.

ARTICLE VIII

TRANSFER OF SHARES

Section 8.1. Restrictions on Transfers of Shares.

(a) The Parties acknowledge and agree that no holder of Class B Ordinary Shares may Transfer, or permit a Transfer of, any Class B Ordinary Shares, save as otherwise provided in the ESOP and the Constitution. Notwithstanding any provision to the contrary in this Agreement, a holder of Class B Ordinary Shares shall not be a Party to this Agreement or be required to execute a counterpart of a Deed of Adherence, and shall not therefore be regarded, for the purposes of this Agreement, as a Shareholder. All references to Shares in this Article VIII shall therefore encompass only Class A Ordinary Shares.

(b) No Shareholder may Transfer, or permit a Transfer of, any Shares, except:

(i) for a Transfer of all (or any portion) of the Shares held by the Shareholder at the relevant time to a Permitted Transferee in accordance with Section 8.6 (in which case, notwithstanding anything to the contrary herein, Sections 8.3 and 8.4 shall not apply);

(ii) at any time after the Full-Functioning Status Date (the period from the date of the Previous Shareholders’ Agreement through such date, the “Lock-Up Period”) and then subject to Sections 8.3 and 8.4 (if applicable);

(iii) at any time pursuant to and in accordance with Sections 8.5, 12.3, 12.4 and 12.8 (in which case, notwithstanding anything to the contrary herein, Sections 8.3 and 8.4 shall not apply);

(iv) at any time pursuant to and in accordance with Section 13.2(c) and Exhibit G (in which case, notwithstanding anything to the contrary herein, Sections 8.3 and 8.4 shall not apply);

(v) any Transfer in connection with and substantially contemporaneously and simultaneously with the consummation of an Approved IPO (in which case, notwithstanding anything to the contrary herein, Sections 8.3 and 8.4 shall not apply); or

(vi) with the prior written consent of Grab and Singtel.

(c) Upon compliance with the requirements of this Article VIII (including Sections 8.7 and 8.8), each Transferee of Shares shall have all of the rights, and shall be subject to the restrictions and obligations, of his, her or its Transferor hereunder and under the Constitution. If a Transferor has Transferred all his, her or its Shares in the Company in accordance with this Article VIII, immediately following such Transfer, such Transferor shall cease to be a Shareholder (save as otherwise provided in Section 8.6).

(d) Where any proposed Transfer is permitted by, or required to be effected under, this Article VIII, but requires or is likely to require any Mandatory Consents, the Parties agree that:

(i) the consummation of such Transfer shall be conditional upon the relevant Mandatory Consent(s) having been obtained or received; and

(ii) any procedure or time period to be followed under this Article VIII to consummate such Transfer shall be subject to extension to the extent required to obtain and receive all Mandatory Consent(s), provided, that any such extension of time shall:

(I)

not be more than ninety (90) days (or such later date as may be agreed in writing by all Parties) after the expiry of the time period initially prescribed under this Agreement, if the Mandatory Consent(s) in question relate to any consent, approval or waiver that is required to be obtained for any reason other than (A) in relation to any Material License or (B) compliance with applicable Laws pertaining to anti-trust or merger control; and

(II)

not be more than four (4) months (or such later date as may be agreed in writing by all Parties) after the expiry of the time period initially prescribed under this Agreement, if the Mandatory Consent(s) in question relate to any consent, approval or waiver that is required to be obtained in relation to any Material License or compliance with applicable Laws pertaining to anti-trust or merger control.

If by the expiry of such extended period, all such Mandatory Consent(s) have not been obtained or received, such Transfer shall not be consummated.

(e) Each Transferor of Shares agrees that, at the consummation of each Transfer required to be made by such Transferor pursuant to this Agreement under Sections 8.3, 8.4 or 8.5, such Transferor will represent and warrant to the Transferee(s) that the Shares to be so Transferred are free and clear of all Encumbrances (other than those arising under this Agreement or the Constitution).

Section 8.2. No Avoidance. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders agree that the restrictions on the Transfer of Shares set forth in Section 8.1 shall not be capable of being avoided by the holding of Shares through one or more entities (in which interests may be transferred free of such restrictions) the only or principal asset of which comprises interests in the Shares.

Section 8.3. Right of First Refusal.

(a) At any time after the expiration of the Lock-Up Period or with the prior written consent of Grab and Singtel pursuant to Section 8.1(b)(vi), any Shareholder may Transfer any Shares, subject to compliance with the provisions of Section 8.1 and this Section 8.3 (it being understood and agreed that any Transfer referred to in Sections 8.1(b)(i), (iii), (iv) and (v) above shall not be subject to compliance with the provisions of this Section 8.3.

(b) Prior to any such Transfer of Shares, the Shareholder desiring to make such Transfer (the “Offering Shareholder”) shall deliver a written notice (the “ROFR Notice”) to the Company and Singtel and/or Grab (as the case may be) (the “ROFR Shareholder(s)”) specifying in reasonable detail the number of Shares proposed to be Transferred (the “ROFR Shares”), the proposed purchase price per Share (the “ROFR Price”) (which shall be payable in cash and not, for the avoidance of doubt, Liquid Shares), the identity of the prospective Transferee (and to the Offering Shareholder’s knowledge, the legal and beneficial owners of the prospective Transferee, including its ultimate holding company) and the other terms and conditions of the proposed Transfer and enclosing therewith a true, correct and complete copy of a bona fide written offer, letter of intent (whether binding or not) or other similar written document signed by the prospective Transferee (the “Prospective Transferee”). For the avoidance of doubt, in the event that Grab is the Offering Shareholder, no member of Grab’s Shareholder Group shall be a ROFR Shareholder, and the same shall apply to Singtel mutatis mutandis. Each ROFR Shareholder may elect to purchase:

(i) all of the ROFR Shares; or

(ii) all (but in any event not less than all) of its pro rata proportion of the ROFR Shares, according to the respective Shareholder Percentages of the ROFR Shareholders inter se,

upon the same terms and conditions as those set forth in the ROFR Notice, by giving written notice of such election to the Offering Shareholder (the “ROFR Election Notice”) within twenty (20) Business Days after the ROFR Notice has been given to the ROFR Shareholders (the “ROFR Period”) and specifying therein the number of ROFR Shares such ROFR Shareholder is committing to purchase.

(c) If more than one ROFR Shareholder elects to purchase ROFR Shares in accordance with Section 8.3(b) above (the “Electing Shareholders”) and the sum of the ROFR Shares that all Electing Shareholders are committed to purchase exceeds the aggregate number of ROFR Shares that were set forth in the ROFR Notice as being available for purchase, each Electing Shareholder shall be required to purchase such number of ROFR Shares (but not a portion thereof) that is equal to the product of:

(i) the number of all of the ROFR Shares reflected in the ROFR Notice; and

(ii) a fraction, (x) the numerator of which is the number of outstanding Shares held by such Electing Shareholder and (y) the denominator of which is the aggregate number of outstanding Shares held by all Electing Shareholders (the “Pro Rata Proportion”),

provided that, after apportioning the ROFR Shares among all Electing Shareholders in the Pro Rata Proportion, in the event there is any excess ROFR Share (due to rounding), such excess ROFR Share shall be purchased by the Electing Shareholder with the larger or largest Pro Rata Proportion among all Electing Shareholders.

(d) If:

(i) none of the ROFR Shareholders elects to purchase all of the ROFR Shares; or

(ii) all of the ROFR Shareholders fail to give a ROFR Election Notice within the ROFR Period for all of the ROFR Shares,

and otherwise in accordance with Section 8.3(b) above, then, in each case, the Offering Shareholder may Transfer all (but not less than all) the ROFR Shares to the Prospective Transferee on terms (including the ROFR Price (which may be payable in cash and/or Liquid Shares)) no more favorable to the Prospective Transferee than those specified in the ROFR Notice, during the sixty (60) calendar day period immediately following the expiration of the ROFR Period, subject to extension in accordance with Section 8.1(d)(ii). For the avoidance of doubt, the Offering Shareholder may not Transfer any ROFR Shares to the Prospective Transferee if completion under Section 8.3(e) does not occur as a result of a breach by the Offering Shareholder of its obligations thereunder.

If the ROFR Shares are not so Transferred within the said sixty (60) calendar day period, they will thereafter be subject to the provisions of this Section 8.3 upon subsequent Transfer. In the event the ROFR Price payable by the Prospective Transferee is in Liquid Shares (“ROFR Liquid Share Price”), in determining whether the ROFR Liquid Share Price payable by the Prospective Transferee is no more favourable to the Prospective Transferee than the ROFR Price payable in cash as reflected in the ROFR Notice (the “ROFR Cash Price”), reference shall be made to the volume weighted average price of each Liquid Share calculated for the five (5) trading days immediately preceding the date of the announcement of sale and purchase agreement between the ROFR Shareholder and the Prospective Transferee. In this connection, if the ROFR Liquid Share Price is in a currency other than the currency of the ROFR Cash Price, the exchange rate to be used to convert the ROFR Liquid Share Price into the currency of the ROFR Cash Price shall be the daily rates of such currencies published on https://secure.mas.gov.sg/msb/ExchangeRates.aspx on the trading day immediately preceding the date of the sale and purchase agreement between the ROFR Shareholder and the Prospective Transferee.

(e) If the Electing Shareholder(s) exercise their option to purchase in aggregate all the ROFR Shares in accordance with Section 8.3(b) and/or (c), then the purchase and sale of such ROFR Shares pursuant to this Section 8.3 shall occur free and clear of all Encumbrances (other than those arising under this Agreement or the Constitution), together with all rights, benefits and privileges attaching to the ROFR Shares so transferred (the record date of which falls after the date of such transfer), as soon as practicable on such date as may be mutually agreed between the Electing Shareholder(s) and the Offering Shareholder, or failing agreement, on the first Business Day falling immediately after sixty (60) calendar days following the end of the ROFR Period, subject to extension in accordance with Section 8.1(d)(ii).

Section 8.4. Tag-Along Right.

(a) If at any time Grab proposes to Transfer (it being understood and agreed that any Transfer referred to in Sections 8.1(b)(i), (iii), (iv) and (v) above shall not be subject to compliance with the provisions of this Section 8.4) such number of Shares that would result in:

(i) Grab holding a simple majority or less but at least thirty per cent (30%) of the Class A Ordinary Shares outstanding at the relevant time (“Tier 1 Tag Trigger Transfer”); or

(ii) Grab holding less than thirty per cent (30%) of all the Class A Ordinary Shares outstanding at the relevant time (“Tier 2 Tag Trigger Transfer”, and together with the Tier 1 Tag Trigger Transfer, each a “Tag Trigger Transfer”),

Singtel shall be permitted to participate in such Tag Trigger Transfer on terms and conditions (including price, which shall be in cash and/or Liquid Shares) (the “Tag Trigger Terms”) that are no less favorable to Singtel than those available to Grab (as set forth in the Tag-Along Notice), provided, that where all or part of the purchase price is payable in Liquid Shares, it is acknowledged that the Tag Trigger Terms shall not be deemed to be less favorable to Singtel if (A) they confer rights which shall apply (x) to holders of Liquid Shares in general should any such holders meet a certain shareholding percentage or threshold stipulated in the Tag Trigger Terms before such rights arise, but not specific or personal rights given to a particular holder of Liquid Shares or (y) to specific holders of Liquid Shares (including Grab or any of its Affiliates) for so long as such specific holders meet a certain shareholding percentage or threshold stipulated in the Tag Trigger Terms and (B) such rights are conferred to Singtel for so long as Singtel meets the applicable shareholding percentage or threshold. For the purposes of illustration only, the Tag Trigger Terms may stipulate that any holder of ten per cent (10%) or more of all Liquid Shares at any time shall be entitled to one board seat right, but may not stipulate that such board seat right shall be specific only to Grab or its Affiliate irrespective of Grab’s or Singtel’s or their applicable Affiliate’s shareholding percentage or threshold (and not all other holders of Liquid Shares in general if such holders meet such requisite shareholding percentage or threshold).

(b) Prior to any Tag Trigger Transfer, and having first complied with the provisions of Section 8.3, Grab shall deliver a written notice (the “Tag-Along Notice”) of such Tag Trigger Transfer to the Company and Singtel, specifying in the Tag-Along Notice:

(i) the identity of the prospective Transferee and the ultimate holding company of the prospective Transferee (and, to Grab’s knowledge, the legal and beneficial owners of the prospective Transferee);

(ii) the aggregate number of Shares the prospective Transferee has offered to purchase (the “Tag Trigger Transfer Shares”), and whether the Tag Trigger Transfer is a Tier 1 Tag Trigger Transfer or a Tier 2 Tag Trigger Transfer;

(iii) the purchase consideration per Share and, in the event that the purchase consideration is payable in Liquid Shares, reasonably satisfactory documentary evidence evidencing whether the securities constitute Liquid Shares on the basis of the stock exchange average daily trading value and market capitalization as at the date of the Tag-Along Notice. For the avoidance of doubt, whether the said shares satisfy the requirements for the purchase consideration to be considered Liquid Shares shall be determined immediately prior to the consummation of the Tag Trigger Transfer;

(iv) the target date on which the sale and purchase of the Tag Trigger Transfer Shares is to be completed; and

(v) any other material terms and conditions on which the prospective Transferee is offering to purchase the Tag Trigger Transfer Shares and that would become binding on Singtel, if Singtel were to exercise its tag-along right under this Section 8.4.

(c) In any Tag Trigger Transfer:

(i) Grab shall use reasonable efforts to obtain the agreement of the prospective Transferee to the participation of all the Tagging Shares in the applicable Tag Trigger Transfer;

(ii) if the prospective Transferee declines to allow the participation of all the Tagging Shares, the number of Shares to be sold to the prospective Transferee by Grab shall be reduced so that Singtel is entitled to sell the full amount of the Tagging Shares; and

(iii) to the extent that the prospective Transferee is offering a deferred purchase consideration (such as an earn-out), Singtel shall have a direct enforceable contractual claim against the prospective Transferee for its portion of such deferred purchase consideration.

(d) Singtel may elect to participate in the Tag Trigger Transfer by delivering a written notice to Grab and the prospective Transferee (the “Tag Acceptance Notice”) within twenty (20) Business Days after delivery of the Tag-Along Notice, which notice shall be a final and binding commitment by Singtel to participate in such Tag Trigger Transfer, on and subject to the terms and conditions of the Tag Trigger Transfer set out in the Tag-Along Notice and Section 8.4(c)(iii), except that in the event where the purchase consideration is in the form of shares and such shares do not satisfy the requirements for the same to be considered Liquid Shares as determined immediately prior to the consummation of the Tag Trigger Transfer, the purchase consideration shall be in cash (or such other form as may be agreed in writing by Singtel).

(e) If Singtel has elected to participate in the Tag Trigger Transfer, Singtel shall be entitled to Transfer to the prospective Transferee the following Shares (the “Tagging Shares”):

(i) in the event of a Tier 1 Tag Trigger Transfer, such number of Shares that is up to the product of:

(I)

the quotient determined by dividing the number of all Shares owned by Singtel on a fully diluted basis by the aggregate number of all Shares owned by Grab and Singtel on a fully diluted basis multiplied by:

(II)	the aggregate number of Tag Trigger Transfer Shares; or

(ii) in the event of a Tier 2 Tag Trigger Transfer, all or a portion of the Shares owned by Singtel, as determined in its sole discretion and specified by it in its Tag Acceptance Notice;

(f) The closing of the sale of the Tagging Shares by Singtel pursuant to this Section 8.4 shall occur substantially simultaneously with the Transfer of the Tag Trigger Transfer Shares by Grab to the prospective Transferee. Where Singtel has properly elected to participate in the Tag Trigger Transfer and the prospective Transferee fails to purchase the Tagging Shares from Singtel, Grab shall not make the proposed Tag Trigger Transfer until Grab otherwise arranges for the acquisition by any Person of the Tagging Shares from Singtel on the same basis. Any Transfer made in violation of this Section 8.4 shall be void. Notwithstanding anything to the contrary herein, there shall be no liability on the part of Grab to Singtel if the Transfer of any Tagging Shares pursuant to this Section 8.4 is not consummated by the prospective Transferee for any reason (other than the breach of this Section 8.4 by Grab). If the sale and purchase of any Tag Trigger Transfer Shares to the prospective Transferee is not completed for any reason, Grab must comply with the provisions of this Section 8.4 if it intends to subsequently Transfer any Shares.

(g) From and after such time (and for so long as) Singtel’s Shareholding Percentage represents more than fifty per cent (50%) of the then outstanding Class A Ordinary Shares at the relevant time, Grab shall have tag-along rights if Singtel proposes to Transfer (it being understood and agreed that any Transfer referred to in Sections 8.1(b)(i), (iii), (iv) and (v) above shall not be subject to compliance with the provisions of this Section 8.4) such number of Shares that would result in:

(i) Singtel holding a simple majority or less but at least thirty per cent (30%) of the Class A Ordinary Shares outstanding at the relevant time (also, “Tier 1 Tag Trigger Transfer”); or

(ii) Singtel holding less than thirty per cent (30%) of all the Class A Ordinary Shares outstanding at the relevant time (also, “Tier 2 Tag Trigger Transfer”, and together with the Tier 1 Tag Trigger Transfer, each also a “Tag Trigger Transfer”).

In such case, this Section 8.4 and Section 8.7 shall apply mutatis mutandis to a Tag Trigger Transfer by Singtel.

Section 8.5. Actions to Maintain Singaporeaness. The following provisions shall apply with respect to the Company’s compliance with the Singaporean License Condition:

(a) In the event that:

(i) Grab determines that a Loss of Singaporeaness has occurred; or

(ii) there is any event giving rise to or which may give rise to (I) a change of Control of Grab Parent or a change of Control of any intermediate holding company of the Company that is a Grab Parent Group Company (including GFG) or (II) a Loss of Singaporeaness,

Grab shall, in each case, as promptly as practicable give written notice of the Loss of Singaporeaness or the relevant event(s) (as applicable) to the Company and the other Shareholders (the “Grab Loss of Singaporeaness Notice”), giving reasonable details of the reasons in the Grab Loss of Singaporeaness Notice for the Loss of Singaporeaness and relevant event(s) in question.

(b) In the event that either (x) Grab and Singtel agree that a Loss of Singaporeaness has occurred pursuant to the Grab Loss of Singaporeaness Notice or (y) any of the events set out in limbs (a), (b), (c) or (d) of the term “Loss of Singaporeaness” occurs:

(i) if at such time Singtel (v) is anchored in Singapore; (w) is headquartered in Singapore; (x) publicly identifies Singapore as its home country; (y) has its global head office and principal place of business in Singapore; and (z) has its effective management situated in Singapore, Grab shall as promptly as practicable provide a proxy and power of attorney in the form attached hereto as Exhibit L (the “Proxy”) to Singtel, with respect to, inter alia, the exercise of voting rights of such number of Shares owned by Grab, as is necessary to restore compliance with the Singaporean License Condition. For the avoidance of doubt, (I) references to MAS’s determination in this Agreement as to whether a Loss of Singaporeaness has occurred shall be based on, or arise from, the event(s) notified by Grab in the Grab Loss of Singaporeaness Notice and not take into account the Proxy and (II) notwithstanding any provision in this Agreement (or other Transaction Documents) to the contrary, where any provisions in this Agreement (or other Transaction Documents) requires Singtel to procure that its Affiliates do or refrain from doing a particular act or thing, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Singtel in relation to such provisions, by virtue only of the Proxy;

(ii) Grab shall fully indemnify and hold harmless Singtel and its Affiliates from and against any and all Losses that Singtel and/or any of its Affiliates has sustained, incurred or suffered by reason of, resulting or arising from, the Loss of Singaporeaness during the Loss of Singaporeaness Period, provided that the aggregate liability of Grab in respect of all claims for such Losses shall not exceed an amount equal to the Indemnified LoS Aggregate Amount; and provided, further, that in the event that Grab is not required to provide a proxy and power of attorney to Singtel under the preceding Section 8.5(b)(i), the Loss of Singaporeaness Period shall be replaced with a period ending on the date on which the MAS confirms in writing that the remediation steps or other arrangements agreed by MAS, Grab and Singtel and implemented have restored full compliance with the Singaporean License Condition. For the avoidance of doubt, the indemnification provisions in this Section 8.5(b)(ii) are without prejudice to all other rights and remedies of Singtel under this Agreement or otherwise;

(iii) Grab, together with the Company, shall notify the MAS of the Loss of Singaporeaness, giving reasonable details of the reasons for the Loss of Singaporeaness, and Grab shall concurrently provide Singtel with a copy of such notification (including all annexures) to the MAS and keep Singtel notified of all other information and discussions with MAS thereon. In the event that (x) Grab and Singtel agree that a Loss of Singaporeaness has occurred, (y) any of the events set out in limbs (a), (b), (c) or (d) of the term “Loss of Singaporeaness” occurs or (z) the MAS determines that a Loss of Singaporeaness has occurred (without taking into consideration the Proxy to Singtel pursuant to Section 8.5(b)(i)), Grab, Singtel and the Company shall explore remediation steps or other arrangements with MAS (in addition to the obligation of Grab to provide the Proxy to Singtel pursuant to Section 8.5(b)(i)) to restore compliance with the Singaporean License Condition, including negotiating with MAS in relation to any Singaporean shareholding or control requirement set forth in the DB License (including a downward revision thereof). During the Relevant Period, Grab and Singtel shall use commercially reasonable efforts to agree on the remediation steps or other arrangements with MAS to restore compliance provided, that (I) Singtel shall in no event be obliged to agree to any amendments or revisions to this Agreement, the Constitution or any other Transaction Documents that will adversely affect Singtel’s rights and obligations hereunder or thereunder, (II) Singtel or its Affiliates shall in no event be obliged to assume control of the Company, and (III) such agreement shall not impose a moratorium or restriction on the ability of Singtel to sell its Shares. For the avoidance of doubt, in no event shall any such discussion with the MAS exceed the Relevant Period;

(iv) in the event that (x) within the Relevant Period, the MAS, Grab and Singtel agree on remediation steps and other arrangements to restore the said compliance (in addition to the obligation of Grab to provide the Proxy to Singtel pursuant to Section 8.5(b)(i)), but Grab does not, within six (6) months (or such shorter period as may be required by the MAS or longer period as may be agreed in writing between Grab and Singtel) after such agreement, implement such arrangements so as to obtain MAS’ written confirmation that the said compliance has been fully restored by the expiry of such six (6) months period (or such shorter period as may be required by the MAS or longer period as may be agreed in writing between Grab and Singtel); or (y) within the Relevant Period, the MAS, Grab and Singtel do not agree on remediation steps and other arrangements (in addition to the obligation of Grab to provide the Proxy to Singtel pursuant to Section 8.5(b)(i)) to restore the said compliance, then:

(I)

Singtel and/or its Affiliate shall (in addition to and without prejudice to all other rights or remedies available to it, including under Section 8.5(b)(ii) and/or Section 10.7) have the right (but not the obligation) to (i) acquire all (but not a portion) of the Relevant Shares held by Grab and/or (ii) require the Company to issue the Relevant Shares, at Fair Market Value per Share (the “Singtel First Offer Option”);

(II)

Singtel and/or its Affiliate may exercise the Singtel First Offer Option by giving written notice of such exercise to Grab and the Company within three (3) months after the later of (A) the occurrence of any event in Section 8.5(b)(iv)(x) or Section 8.5(b)(iv) (y) (as the case may be) and (B) the date of determination of the Fair Market Value per Share pursuant to Section 8.5(b)(v) (the “Singtel Option Period”), and following such exercise, completion of the sale and purchase and/or subscription (as the case may be) of the Relevant Shares shall occur on a Business Day to be specified by Singtel (such Business Day falling not later than twenty (20) Business Days after the expiry of the Singtel Option Period, subject any extension in accordance with Section 8.1(d)(ii)). On such completion (in the case of a sale and purchase), Singtel and/or its Affiliate shall acquire the Relevant Shares from Grab, fully paid, free from all Encumbrances (other than those arising under this Agreement or the Constitution) and together with all rights, benefits and entitlements attached thereto as at the date of completion, and (in the case of subscription), Singtel and/or its Affiliate shall subscribe for the Relevant Shares validly issued, free from all Encumbrances (other than those arising under this Agreement or the Constitution) and ranking in all respects pari passu with all existing Class A Ordinary Shares;

(III)

in the event that Singtel does not exercise the Singtel First Offer Option within the Singtel Option Period, Grab and Singtel shall use their commercially reasonable efforts to find a mutually acceptable third party purchaser approved by MAS for purposes of restoring compliance with the Singaporean License Condition (“Eligible Purchaser”) to purchase the Relevant Shares from Grab at Fair Market Value per Share, and on such other terms and conditions to be agreed between the Eligible Purchaser and Grab. Grab shall Transfer all the Relevant Shares to the Eligible Purchaser within three (3) months after the expiration of the Singtel Option Period, subject to any extension in accordance with Section 8.1(d)(ii)); and

(IV)

in the event that Grab and/or Singtel are for whatever reason unable to find an Eligible Purchaser and/or the Transfer of all the Relevant Shares to the Eligible Purchaser is not completed, in each case, within three (3) months after the expiration of the Singtel Option Period (the “Eligible Purchaser Period”), Grab shall use its commercially reasonable efforts to find a third party purchaser being any Person that is approved by MAS for purposes of restoring compliance with the Singaporean License Condition and that is not an Expanded Prohibited Person (a “Grab Directed Purchaser”), and shall have the right to Transfer the Relevant Shares to the Grab Directed Purchaser, within three (3) months after the expiration of the Eligible Purchaser Period (subject any extension in accordance with Section 8.1(d)(ii)), at any price (regardless of Fair Market Value per Share) and on such other terms and conditions to be agreed between Grab and the Grab Directed Purchaser; provided, that Grab shall afford Singtel and/or its Affiliate a reasonable opportunity (not being less than 20 Business Days) to participate in the process to acquire all (and not some only) of the Relevant Shares, if Grab decides to sell any of the Relevant Shares at a discount to the Fair Market Value per Share to a potential Grab Directed Purchaser. If Grab decides to accept the offer by Singtel and/or its Affiliate to purchase all (and not some only) of Relevant Shares at the said discount to the Fair Market Value per Share, completion of the sale and purchase of the Relevant Shares shall occur on a Business Day to be specified by Singtel (such Business Day falling not later than twenty (20) Business Days after acceptance of the said offer, subject to any extension in accordance with Section 8.1(d)(ii)). On such completion, Singtel and/or its Affiliate shall acquire the Relevant Shares from Grab, fully paid, free from all Encumbrances (other than those arising under this Agreement or the Constitution) and together with all rights, benefits and entitlements attached thereto as at the date of completion.

(V)

In the event that there is no purchaser for the Relevant Shares within 3 months from the expiration of the Eligible Purchaser Period, Grab, Singtel and the Company shall discuss and explore other remediation steps or arrangements with MAS (in addition to the obligation of Grab to provide the Proxy to Singtel pursuant to Section 8.5(b)(i) and after taking into account the actions already taken pursuant to Section 8.5(b)(iv)(I) to (IV) above) to restore compliance with the Singaporean License Condition, including negotiating with MAS any Singaporean shareholding or control requirement set forth in the DB License (including a downward revision thereof) and the provisions of Section 8.5(b)(iv) shall apply mutatis mutandis, on an evergreen basis, until and unless compliance with the Singaporean License Condition is restored and confirmed in writing by MAS and the Proxy given to Singtel is terminated in accordance with its terms. Grab and Singtel shall use commercially reasonable efforts to agree on the remediation steps or other arrangements with MAS to restore compliance provided, that (x) Singtel shall in no event be obliged to agree to any amendments or revisions to this Agreement, the Constitution or any other Transaction Documents that will adversely affect Singtel’s rights and obligations hereunder or thereunder, (y) Singtel or its Affiliates shall in no event be obliged to assume control of the Company, and (z) such agreement shall not impose a moratorium or restriction on the ability of Singtel to sell its Shares; and

(v) the Fair Market Value in relation to each Share shall be determined as follows:

(I)

for the period ending fifteen (15) days (the “Mutual FMV Valuation Period”) after the date of the occurrence of any event in Section 8.5(b)(iv)(x) or Section 8.5(b)(iv) (y) (as the case may be), Grab and Singtel shall in good faith negotiate the Fair Market Value per Share as of such date;

(II)

If Grab and Singtel are unable to reach agreement as to such Fair Market Value within the Mutual FMV Valuation Period, they shall, as soon as practicable but in no event later than ten (10) days after the expiration of the Mutual FMV Valuation Period, each submit to a mutually agreed internationally recognized, independent accounting firm or investment bank (and in the event Grab and Singtel cannot agree during such ten (10)-day period, then either of them may request the International Chamber of Commerce to select such internationally recognized, independent accounting firm or investment bank) (such independent third party, the “FMV Valuer”), its determination of such Fair Market Value. An internationally recognized accounting firm or investment bank shall be deemed independent if it has not audited the consolidated financial statements of or performed advisory services for, any of Grab Parent or Singtel Parent in respect of any of their last three (3) financial years;

(III)

each such submission shall include copies of the latest relevant and readily available working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the FMV Valuer. At or prior to the time of such submission, Grab and Singtel will each instruct the FMV Valuer to keep such submission confidential and not to disclose its contents to any other Person until the respective other Party has also submitted its determination to the FMV Valuer. The FMV Valuer will also be instructed by Grab and Singtel to give copies of each submission to both of them simultaneously promptly (but in any event within one (1) calendar day) after both such determinations have been submitted to it;

(IV)

the FMV Valuer shall then determine the Fair Market Value per Share by selecting either of (a) the calculation of Fair Market Value submitted to the FMV Valuer by Grab or (b) the calculation of Fair Market Value submitted to the FMV Valuer by Singtel which, in the view of the FMV Valuer, is closer to the Fair Market Value per Share, provided, that the FMV Valuer shall be instructed to limit its determination of Fair Market Value to any matters in dispute between Grab and Singtel. Grab and Singtel shall request that the FMV Valuer render its decision within thirty (30) calendar days following the later of the submissions by Grab and Singtel to the FMV Valuer of their respective determinations of Fair Market Value per Share;

(V)

the FMV Valuer shall act as an expert and not an arbitrator, and Grab and Singtel agree that the determination of Fair Market Value in accordance with this Section 8.1(b)(v) shall (in the absence of manifest error) be final and binding and conclusive on Grab and Singtel, not appealable and not subject to further review. They further agree that the procedure set forth in this Section 8.1(b)(v) for determining Fair Market Value shall be the sole and exclusive method for such determination; and

(VI)

the fees and expenses of the FMV Valuer in connection with its determination of Fair Market Value under this Section 8.5(b)(v) shall be borne in their entirety by the Party whose calculation was further away from the Fair Market Value and therefore not selected by the FMV Valuer pursuant to Section 8.5(b)(v)(IV).

(c) In the event that Grab and Singtel do not agree during a period of thirty (30) days that a Loss of Singaporeaness has occurred pursuant to the Grab Loss of Singaporeaness Notice, they shall refer the matter to the MAS to make a determination as to whether a Loss of Singaporeaness has occurred or will occur. In the event that the MAS determines that a Loss of Singaporeaness has occurred, Section 8.5(b) shall apply mutatis mutandis. For the avoidance of doubt, this provision does not apply to any of the events set out in limbs (a), (b), (c) or (d) of the term “Loss of Singaporeaness”.

(d) Singtel shall negotiate the terms and conditions (including with respect to the Regionalization Agreement and Restrictive Covenant Agreement) with the Eligible Purchaser or the Grab Directed Purchaser, as applicable, and Grab in good faith and as promptly as practicable, provided, that Singtel shall in no event be obliged to agree to any amendments or revisions to this Agreement or any other shareholders’ agreement in respect of the Company, the Constitution or any other Transaction Documents that will adversely affect Singtel’s rights and obligations hereunder or thereunder.

(e) The Company hereby makes or grants offers to subscribe for the Relevant Shares to Singtel pursuant to, and in accordance with, this Section 8.5.

(f) Any Transfer or issuance of Relevant Shares under this Section 8.5 shall be subject to Section 10.6.

(g) Notwithstanding anything to the contrary, for so long as Grab complies with its obligations under this Section 8.5, a Loss of Singaporeaness shall not constitute an Event of Default.

Section 8.6. Permitted Transferees. Any Shareholder (the “Transferor Shareholder”) may at any time Transfer all (or any portion) of the Shares held by it to a Permitted Transferee of the Transferor Shareholder, provided that the relevant Transfer complies with the provisions of Section 8.1 and the following conditions:

(a) the Transferor Shareholder shall remain jointly and severally liable for the Permitted Transferee;

(b) the Transfer is made on the condition that if the Permitted Transferee ceases to be a Permitted Transferee of the Transferor Shareholder, it shall procure that all (and not some only of) the Shares held by it be further Transferred either (i) back to the Transferor Shareholder or (ii) to another Permitted Transferee of the Transferor Shareholder on or prior to such cessation, and Section 8.1 and this Section 8.6 shall apply to any such further Transfer but Sections 8.3 and 8.4 shall not apply to such further Transfer;

(c) the Permitted Transferee is able to make, and shall be deemed to have made, all of the representations and warranties in Section 11.1 as of the date the Transfer is registered;

(d) notice in writing of the Transfer is given to the other Shareholder promptly and in any event, not later than two Business Days after such Transfer;

(e) the provisions of Section 14.18 shall apply (in the event of a partial Transfer) of the Shares held by the Transferor Shareholder; and

(f) without prejudice to Section 8.6(a) and subject to Section 8.8, in the event of a Transfer of all (and not some only) of the Shares held by the Transferor Shareholder, it is expressly agreed that the Permitted Transferee shall assume all the rights and obligations (including the covenants under Sections 10.12, 10.13 and 10.14, where applicable) of the Transferor Shareholder under this Agreement.

Section 8.7. MAS/ Regulatory Compliance Principle. Any Transfer of Shares under this Article VIII shall be subject to Section 10.6.

Section 8.8. Conditions to Transfers. Notwithstanding any provisions to the contrary in this Agreement (including under this Article VIII), the Parties agree that, in respect of any Transfer of Shares:

(a) the Transferee (and, if applicable, its New Parent Shareholder), if not already a party to each of this Agreement, the Regionalization Agreement and/or the Restrictive Covenant Agreement, shall be required to deliver to the Company (and each Shareholder), as the case may be:

(i) a counterpart of a Deed of Adherence duly executed by the Transferee and (if applicable) the New Parent Shareholder;

(ii) a counterpart of a deed of adherence to the Regionalization Agreement (in substantially the form prescribed by the Regionalization Agreement), duly executed by the Transferee and (if applicable) the New Parent Shareholder, unless otherwise waived by, or varied with the approval of, all Shareholders in writing;

(iii) a counterpart of a deed of adherence to the Restrictive Covenant Agreement (in substantially the form prescribed by the Restrictive Covenant Agreement), duly executed by the Transferee and (if applicable) the New Parent Shareholder, unless otherwise waived by, or varied with the approval of, all Shareholders in writing; and

(iv) any other agreements, documents or instruments as the Company may reasonably require (after receipt of the prior written consent of the Shareholder effecting the Transfer in question); and

(b) the Company must not, as a result of such Transfer, cease to comply with the terms imposed by MAS in the IPA or any License Condition (including the Singaporean License Condition) and/or under applicable Laws; and provided, further, that such Transfer (other than any Transfer referred to in Sections 8.1(b)(i), (iii), (iv) and (v) above) shall be subject to the following conditions:

(i) the Transferee shall not be a Prohibited Person, except in the case of a Transfer in accordance with Section 8.4 in which each of Grab and Singtel sells the entirety of its Shares;

(ii) the consideration paid for such Transfer shall be entirely in cash, save for Transfer referred to in Section 8.4;

(iii) such Transfer shall not require the filing of a prospectus or a registration statement by the Company pursuant to any applicable securities Laws; and

(iv) such Transfer shall not result in the violation of applicable Law.

Any Transfer or attempted Transfer in violation of this Agreement (including Sections 8.7 and 8.8) shall be null and void ab initio and no such Transfer shall be recorded in the Company’s electronic register of members.

ARTICLE IX

PREEMPTIVE RIGHTS

Section 9.1. Preemptive Rights; Election to Purchase Offered Securities.

(a) Without prejudice to Section 7.4(a), if the Company wishes to issue any Shares or any other equity securities, or securities exercisable or exchangeable for, or convertible into, Shares or other equity securities of the Company (including any option, warrant or other right to subscribe for, purchase or otherwise acquire equity securities in the Company) (the “Offered Securities”) after the date of the Previous Shareholders’ Agreement to any Person, the Company shall give each of Grab and Singtel (the “Issuance Offerees”) prior written notice of such proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance, including the number of Offered Securities and the identity of any prospective allottee (the “Issuance Notice”).

(b) Upon receipt of the Issuance Notice, each Issuance Offeree shall have the right to elect to subscribe for, at the price (which shall be solely in cash) and on the terms stated in the Issuance Notice, all or any portion of the Offered Securities by delivering written notice to the Company (the “Subscription Notice”) within twenty (20) Business Days after receipt by such Issuance Offeree of the Issuance Notice (the “Acceptance Period”) and specifying therein the number of Offered Securities such Issuance Offeree is electing to subscribe, regardless of such Issuance Offeree’s pro rata portion. Those Issuance Offerees electing to subscribe for Offered Securities shall be referred to as “Subscribing Shareholders”.

(c) If more than one Subscribing Shareholder elects to subscribe for Offered Securities and the sum of the Offered Securities that the Subscribing Shareholders elect to subscribe exceeds the aggregate number of Offered Securities that were set forth in the Issuance Notice as being available for subscription, each Subscribing Shareholder shall be required to subscribe for such number of Offered Securities (but not a portion thereof) that is equal to the lower of:

(i) the number of Offered Securities committed to be subscribed for by such Subscribing Shareholder as set forth on the Subscription Notice; and

(ii) the product of:

(I)	the number of all of the Offered Securities set forth on the Issuance Notice, multiplied by

(II)

a fraction, (x) the numerator of which is the number of issued and outstanding Shares owned by such Subscribing Shareholder, and (y) the denominator of which is the aggregate number of issued and outstanding Shares owned by all Subscribing Shareholders.

provided that, after apportioning the Offered Securities among all Subscribing Shareholders in accordance with the preceding provisions of this Section 9.1(c), any excess Offered Securities thereafter shall be apportioned between or among all Subscribing Shareholders who have elected to subscribe for in aggregate more than the number of Offered Securities determined in accordance with Section 9.1(c)(ii) (the “Excess Subscribing Shareholders”) on a basis that is pro rata to their respective Shareholder Group’s Shareholding Percentages inter se prior to the Issuance Notice, provided further that no Excess Subscribing Shareholder shall be obliged to subscribe for in aggregate more than the number of Offered Securities reflected on its Subscription Notice. Any excess Offered Securities thereafter, shall be subscribed by the Excess Subscribing Shareholder which had elected to subscribe for the same in its Subscription Notice.

(d) Each such Subscribing Shareholder shall be required to consummate the subscription of the Offered Securities it has elected to subscribe for in accordance with this Article IX on the Business Day falling five (5) Business Days after the expiry of the Acceptance Period (subject to extension in accordance with Section 8.1(d)(ii) applied mutatis mutandis) or such later date as may be agreed between all Subscribing Shareholders and the Company, on the terms and subject to the conditions set forth in the Issuance Notice. For the avoidance of doubt, completion of the subscription of the Offered Securities shall occur simultaneously on the same date.

Section 9.2. Issuance to Third Party.

(a) If by the expiration of the Acceptance Period, Subscription Notices shall have been received by the Company in respect of fewer than one hundred per cent (100%) of the Offered Securities or if no Subscription Notices shall have been received by the Company within the Acceptance Period (such unsubscribed Offered Securities, the “Remaining Securities”) then, notwithstanding anything to the contrary in this Agreement but subject to Section 9.4, the Company may, at its election, during a period of one hundred twenty (120) calendar days following the expiration of the Acceptance Period (subject to extension in accordance with Section 8.1(d)(ii), applied mutatis mutandis), sell and issue the Remaining Securities to one or more other Persons at a price and upon terms no more favorable to such Person(s) than those stated in the Issuance Notice; provided, however, that any such Person (“New Subscriber”) purchasing the Remaining Securities not already a party to this Agreement, the Regionalization Agreement and/or the Restrictive Covenant Agreement (and its New Parent Shareholder), shall have delivered to the Company (and each Shareholder), as the case may be:

(i) a counterpart of a Deed of Adherence, duly executed by the New Subscriber (and, if applicable, its New Parent Shareholder), unless varied with the approval of all Shareholders in writing.

(ii) a counterpart of a deed of adherence to the Regionalization Agreement (in substantially the form prescribed by the Regionalization Agreement), duly executed by the New Subscriber and, if applicable, the New Parent Shareholder, unless otherwise waived by, or varied with the approval of, all Shareholders in writing;

(iii) a counterpart of a deed of adherence to the Restrictive Covenant Agreement (in substantially the form prescribed by the Restrictive Covenant Agreement), duly executed by the New Subscriber and, if applicable, the New Parent Shareholder, unless otherwise waived by, or varied with the approval of, all Shareholders in writing; and

(iv) any other agreements, documents or instruments as the Company may reasonably require.

(b) In the event the Company has not sold and issued all of the Remaining Securities within such one hundred twenty (120) calendar day period (or such longer period determined in accordance with Section 8.1(d)(ii), applied mutatis mutandis), the Company shall not thereafter issue or sell any such unsold and/or unissued Remaining Securities without first offering such securities to the Issuance Offerees in the manner provided in this Article IX.

Section 9.3. Permitted Issuances. Notwithstanding anything to the contrary contained in this Agreement, this Article IX (except for Section 9.4) shall not apply to any Permitted Issuance.

Section 9.4. No Issuances to Prohibited Persons; MAS/Regulatory Compliance Principle. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue any Shares to a Prohibited Person, directly or indirectly. Any issuances of Offered Securities under this Article IX shall be subject to Section 10.6.

ARTICLE X

CERTAIN COVENANTS

Section 10.1. Further Assurances. In case at any time after the date of this Agreement, any further action is required by Law or necessary or desirable to implement and carry out the purposes of this Agreement, each of the Parties shall use their commercially reasonable efforts to take all such action.

Section 10.2. Confidentiality.

(a) Subject to Section 10.2(c), each applicable Party undertakes, and agrees to cause its Affiliates (other than DB Group) which are provided with Confidential Information:

(i) (I) with respect to the Company, except with the prior written consent of Grab and Singtel, to keep the existence of this Agreement and the other Transaction Documents and the contents thereof strictly confidential and not to disclose such information to third parties and (II) with respect to each Party (other than the Company), except with the prior written consent of the Company and the other Party(ies) which is/are Grab and/or Singtel (as the case may be)), to keep the existence of this Agreement and the other Transaction Documents and the contents thereof strictly confidential and not to disclose such information to third parties;

(ii) with respect to each Party (other than the Company), except with the prior written consent of the Company, to keep all information disclosed to it (or to any of its Affiliates) relating to any DB Group Company or any other Person in which any DB Group Company holds any equity interests that is proprietary to any such entity or otherwise not available to the general public, irrespective of the form or medium of the information, including information concerning the properties, employees, finances, businesses and operations of any DB Group Company or any other Person in which any DB Group Company holds any equity interests, and all notes, analyses, compilations, studies, forecasts, interpretations or other documents or derivatives of any of the foregoing prepared by a receiving Shareholder or any of its Affiliates (other than DB Group), representatives or professional advisors that contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Shareholder or such Affiliates (“Confidential Information”, it being understood and agreed that the term “Confidential Information” also includes the information referred to in Section 10.2(a)(i)) strictly confidential and not to disclose any Confidential Information to third parties; and

(iii) with respect to each Party (other than the Company), except with the prior written consent of the Company, not to use any of the Confidential Information, other than:

(I)	in connection with its or its Affiliates’ investment in the Company in accordance with this Agreement (but in any event, for the benefit of the DB Group);

(II)

to effect the purpose of each of the Collaboration Agreements, the Regionalization Agreement, the Restrictive Covenant Agreement and other Transaction Documents (where applicable), but subject always to the terms and conditions of the Collaboration Agreements the Regionalization Agreement, the Restrictive Covenant Agreement and other Transaction Documents (including the confidentiality obligations and use restrictions thereunder), where applicable; or

(III)

in relation to and to effect the purpose of any collaboration with the Company or any of its subsidiaries in the DB Group’s ordinary course of business, but subject always to the terms and conditions of such collaboration (including the confidentiality obligations and use restrictions thereunder).

(b) The restrictions on disclosure in Section 10.2(a) shall not apply to information that:

(i) is disclosed by a Party to its Affiliates and its and their respective shareholders, members, partners, other constituent holders, representatives, directors, officers, employees, agents, advisers or consultants who need to know such information for the purposes of Sections 10.2(a)(iii)(I) and (II) and are subject to confidentiality obligations under applicable Law (in the case of e.g. directors and officers), professional ethics rules (in the case of, e.g., lawyers) or that are otherwise in all material respects in the aggregate as comprehensive as those contained in this Section 10.2; provided, that such Party shall procure that such Persons will not make any further disclosure or engage in prohibited use of such information, and that such Party shall be responsible for any breach by any such Person of the provisions of this Section 10.2 as if they were a party to this Agreement; and provided, further, that each Party (other than the Company) shall be permitted to disclose any Confidential Information to its and its Affiliates’ current and prospective Transferees (subject to compliance with Section 10.2(b)(ix), investors, underwriters, issue managers or lenders as long as such Person is subject to confidentiality obligations under applicable Law (in the case of e.g. directors and officers), professional ethics rules (in the case of, e.g., lawyers) or that are otherwise in all material respects in the aggregate as comprehensive as those contained in this Section 10.2. Notwithstanding any provision in this Section 10.2 to the contrary, nothing in this Section 10.2(b)(i) shall permit Grab (or any of its Affiliates) from disclosing any Confidential Information to MUFG, any member of the MUFG Banking Group for the purpose or in furtherance of any MUFG Collaboration or any other matter contemplated in any of the MUFG Agreements;

(ii) has been known to the receiving Party (other than the Company) (the “Receiving Party”) prior to becoming a Party, without restriction as to confidentiality or use, prior to disclosure of same by any DB Group Company or any other Party;

(iii) is received from a third party without, to the Receiving Party’s knowledge, restriction as to confidentiality or use, which third party is lawfully entitled to possession of such information and does not violate any contractual, legal or fiduciary obligation, direct or indirect, in favor of any DB Group Company or any other Party to keep such information confidential;

(iv) was or becomes generally available to the public other than through a violation of this Agreement by the Receiving Party;

(v) is independently developed by the Receiving Party without use of any Confidential Information;

(vi) subject to compliance with Section 10.2(c) where applicable, the Receiving Party is required or requested to disclose pursuant to Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or otherwise and including those promulgated by a self-regulatory body such as a stock exchange);

(vii) disclosure is made to a tax authority where such disclosure is reasonably necessary for the management of the tax affairs of a Party or its Affiliates;

(viii) is disclosed in connection with any dispute between the Company or any of its Affiliates (other than Grab or Singtel, where applicable), on the one hand, and any Shareholder or any of its Affiliates (other than DB Group), on the other hand, or between any two (2) or more Shareholders, in each case related to, arising out of or otherwise in connection with this Agreement or any other Transaction Document; or

(ix) to any prospective Transferee or subscriber, provided, that:

(I)	the prospective Transfer or issuance, and prospective Transferee or subscriber must be permitted under this Agreement;

(II)

the prospective Transferee or subscriber enters into a written confidentiality agreement on substantially the same terms as Section 10.2 in favor of the Company (except where such Transfer is to a Permitted Transferee of the Transferor, such Permitted Transferee is otherwise bound by a duty of confidentiality to the Receiving Party, and such Receiving Party agrees to be liable for any non-compliance by such Permitted Transferee with the terms of Section 10.2); and

(III)

other than with respect to a Transfer to a Permitted Transferee, the prospective Transferee must be a bona fide potential purchaser with a sufficient degree of creditworthiness to consummate the proposed Transfer.

(c) In the event that the Receiving Party or the Company (as the case may be) (the “Disclosing Party”) is required or requested pursuant to Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or otherwise, and including those promulgated by any self-regulatory body such as a stock exchange) to disclose any Confidential Information, the Disclosing Party shall, unless prohibited by Law:

(i) in the event the Disclosing Party is the Receiving Party, provide the Company (with a copy to the other Parties); and

(ii) in the event the Disclosing Party is the Company, provide the other Parties,

in each case, with prompt prior written notice (email being sufficient) of such disclosure requirement (which shall include a copy of any applicable subpoena, civil investigative demand or order) so that the Company or such other Parties (as the case may be) (the “Non-Disclosing Party(ies)”) may seek a protective order or other appropriate remedy at the sole cost and expense of the Non-Disclosing Party(ies) and/or waive compliance with the terms of Section 10.2. In the event that such protective order or other remedy is not obtained, or that the Non-Disclosing Party(ies) waive compliance with the provisions hereof, Disclosing Party agrees to furnish only that portion of the Confidential Information which the Disclosing Party is advised by outside counsel is legally required, and to exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information to the extent reasonably requested by the Non-Disclosing Party(ies).

(d) Each Party further agrees not to make any public announcement or press release relating to this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby without the prior written approval of the other Parties, save as otherwise provided under Section 10.2(e) below.

(e) Notwithstanding anything to the contrary in this Agreement, Section 10.2 shall not prevent any public announcement or disclosure by any Party (or its Affiliates) that:

(i) is reasonably necessary or appropriate under applicable Law or the rules or regulations of any stock exchange on which the securities of the Company or any of the Parties or any of its or their Affiliates are listed (including, in relation to Singtel, the listing rules of the SGX-ST for such time as Singtel Parent is listed on the SGX-ST) or contemplated to be listed or is required by any Government Authority having jurisdiction over such Party or its Affiliates; or

(ii) is reasonably necessary or appropriate or required by such Party or its Affiliates in connection with such Party and, in the case of Grab, Grab Parent and GFG, and in the case of Singtel, Singtel FinGroup (or any of their respective Affiliates), being or becoming a publicly traded company (including filings with the U.S. Securities and Exchange Commission or any other competent Government Authority), provided, that such Party shall, to the fullest extent permitted by Law, reasonably consult with the Company, Grab and Singtel (as applicable) and, in the case of such public announcement or disclosure by Grab, with Singtel, and vice versa, as to the content and timing of such public announcement or disclosure.

Section 10.3. Information Rights.

(a) The Company shall provide to each Shareholder, upon such Shareholder’s reasonable request (and, to the extent that any such request relates to information that the Company does not have readily available or is not required to produce in the ordinary course, at such Shareholder’s reasonable cost and expense), such financial, accounting, tax and other information concerning the Company, the other DB Group Companies and the Associated Companies of the DB Group (to the extent available) as required by applicable Law for the purposes of such Shareholder’s compliance with applicable accounting, tax and regulatory requirements (and in that regard shall permit any officer or authorized representative of such Shareholder from time to time upon reasonable prior notice to inspect (and take copies of) any relevant books, papers, documents and other records of the Company, the other DB Group Companies and the Associated Companies of the DB Group (to the extent available)).

(b) Subject to Section 10.3(c), the Company shall provide to Grab, Singtel and their respective Shareholder Group the following:

(i) within eighteen (18) calendar days after (x) the end of each month and (y) the end of the first three quarters of each financial year of the Company, unaudited monthly consolidated management accounts of the Company and KPIs for such month or unaudited quarterly consolidated financial statements of the Company and KPIs for such quarter, on the same basis as provided to the Company’s management and/or the Board, including explaining any deviations from the strategy set out in the Business Plan, material deviations from the Budget and projections and what actions the Company has taken or proposes to take with respect thereto;

(ii) within seventy (70) calendar days after the end of each financial year of the Company, the audited consolidated financial statements of the Company in accordance with IFRS for such period or year (as the case may be), together with the relevant audit and management letters;

(iii) any of the following within five (5) Business Days of receipt by the Company of the same, in each case in respect of any DB Group Company:

(I)	an internal audit report;

(II)	any warning, reprimand, censure, penalty or action from any Government Authority;

(III)	tax audits and assessments; and

(IV)	tax rulings and incentives, to the extent material;

(iv) from time to time as reasonably requested by such Shareholder, reasonable access (subject to customary exceptions) to members of the DB Group’s management team as determined by the Company on the basis of their availability; and

(v) as soon as practicable after its adoption, a copy of the Business Plan, Budget and projections in respect of the next financial year of the DB Group which was adopted by the Board in accordance with Article III.

(c) Each of Grab, Singtel and their respective Shareholder Group shall be entitled to the information rights under Section 10.3(b) only for such time as it:

(i) is not a Non-Contributing Shareholder or otherwise a Defaulting Shareholder; and

(ii) has not Transferred any Shares other than in accordance with Article VIII.

(d) Each Shareholder hereby agrees that any information provided to such Shareholder pursuant to this Section 10.3 is Confidential Information subject to the provisions of Section 10.2.

Section 10.4. [Reserved].

Section 10.5. [Reserved].

Section 10.6. MAS/Regulatory Compliance Principle. Notwithstanding anything to the contrary contained in this Agreement and the Constitution, to the extent that any appointments of Directors under Article V or management positions under Article VI or issuances or Transfers of Shares or any other matter referred in this Agreement requires regulatory approval, such matters shall be conditional on regulatory approval being obtained.

Section 10.7. Indemnification. Where any Indemnified Event of Default occurs in relation to a Defaulting Shareholder, such Defaulting Shareholder shall fully indemnify and hold harmless each other Shareholder and its Affiliates from and against any and all Losses that such Shareholder and/or any of its Affiliates has sustained, incurred or suffered by reason of, resulting or arising from, such Indemnified Event of Default; provided, that the aggregate liability of such Defaulting Shareholder in respect of all claims for such Losses shall not exceed an amount equal to the Indemnified EOD Aggregate Amount. For the avoidance of doubt, the indemnification provisions in this Section 10.7 are without prejudice to all other rights and remedies of the Non-Defaulting Shareholder under this Agreement or otherwise.

Section 10.8. Oversight by Shareholder Employees. Subject to the approval by MAS (if required) and applicable Laws, each of Grab and Singtel shall have the right to second, at the Company’s cost and expense, one or more employees of Grab or Singtel (or any of their Affiliates), respectively, to the Company or any other DB Group Company on a full-time basis, on secondment terms and conditions, substantially in the form set out Exhibit H (save as may be otherwise agreed between Grab and Singtel in writing), and to appoint such employee to sit in the various management committees formed in the Company in order to provide the relevant oversight on the operations of the DB Group, accept the responsibility for the operations of the digital bank and ensure that the digital bank maintains a sound liquidity position at all times pursuant to the MAS Undertakings or otherwise as required by MAS. Grab and Singtel shall promptly share any findings and reports prepared by or on behalf of such employee with the respective other Party.

Section 10.9. ESOP. Grab and Singtel acknowledge and agree that the Remuneration Committee shall recommend to the Board, and the Board shall establish, an ESOP with respect to the Option Pool as soon as practicable. The terms and conditions of the ESOP, and any amendments or revisions thereto, as well as the grant of any options thereunder, shall be determined by the Remuneration Committee, recommended to the Board and approved as a Board Reserved Matter; provided, that (i) any increase of the size of the Option Pool or (ii) any grant of any options exceeding (x) twenty per cent. (20%) of the Option Pool in any of the first three (3) financial years after the date of the Previous Shareholders’ Agreement or (y) fifteen per cent. (15%) of the Option Pool in any financial year thereafter shall require approval as a Shareholders’ Reserved Matter.

Section 10.10. Name and Brand. Grab and Singtel shall work together to determine within six (6) months after the Effective Date, an appropriate corporate name and brand (including logo and trademark) for the DB Group, based on the principle that the chosen corporate name should maximize consumer attraction and business. Unless otherwise agreed between Grab and Singtel, the corporate name shall be a neutral name which shall not include the name (or abbreviation of such name) of either such Party or any of its Affiliates (other than DB Group). If, however, a Shareholder ceases to be a Shareholder and the corporate name of the Company and/or any applicable DB Group Company at such time contains any word the same or similar to the corporate name or any distinctive part of the corporate name of that Shareholder, the remaining Parties shall procure that the corporate name of the Company and/or the other DB Group Company in question shall be changed to exclude that word within 30 calendar days of the Shareholder ceasing to be a Shareholder.

Section 10.11. Outsourcing Principles. Grab and Singtel agree that periodic reviews shall be conducted to ascertain whether any functions underlying the Business should be outsourced to, or continue to be outsourced to, a Shareholder or its Affiliate or otherwise to external vendors. The Parties agree that the principles of outsourcing set out in Exhibit I would guide the DB Group’s approach to outsourcing. Subject to such principles, both Grab and Singtel (and their respective Affiliates) may second employees with the right skillset, and provide services, to the DB Group and the DB Group shall bear the remuneration of such secondees and pay for such services, in each case, on such terms and conditions as may be mutually agreed between Grab or Singtel (on the one hand) and the applicable DB Group Company (on the other hand) in accordance with Exhibit I.

Section 10.12. Grab covenants with respect to MUFG and other Persons. Grab undertakes to and with Singtel the following, and to cause Grab’s Affiliates (other than DB Group), in each case without Singtel’s prior written consent:

(a) not to agree to any revision, amendment and/or supplement to, or renewal of, any of the MUFG Agreements and other Disclosed Agreement that will breach or result in the avoidance of:

(i) the rights of the Parties (other than Grab) under this Agreement, the Regionalization Agreement, the Restrictive Covenant Agreement and/or the other Transaction Documents (including the rights of the DB Group to carry on the Business (or any part thereof) in any Restricted Territory, save as otherwise expressly provided in the Regionalization Agreement or the Restrictive Covenant Agreement); and/or

(ii) the obligations of Grab or its Affiliates under this Agreement, the Regionalization Agreement, the Restrictive Covenant Agreement and/or the other Transaction Documents.

For the avoidance of doubt, any expansion or variation of, or change in (a) the definition of “Business” or (b) the scope of business that is contemplated under any of the MUFG Agreements or other Disclosed Agreement as at the date of the Previous Shareholders’ Agreement, where such expansion or variation or change will result in the breach or avoidance of Section 10.12(a), shall be deemed to be a revision or amendment to such MUFG Agreement or other Disclosed Agreement to which this Section 10.12(a) applies, save as otherwise expressly provided in the Regionalization Agreement or the Restrictive Covenant Agreement; and

(b) not enter into any new Undisclosed Agreements (whether or not with MUFG or MUFG Banking Group), or agree to any revision, amendment and/or supplement to, or renewal of, any existing Undisclosed Agreements, that will breach or result in the avoidance of:

(i) the rights of the Parties (other than Grab) under this Agreement, the Regionalization Agreement, the Restrictive Covenant Agreement and/or the other Transaction Documents (including the rights of the DB Group to carry on the Business (or any part thereof) in any Restricted Territory, save as otherwise expressly provided in the Regionalization Agreement or the Restrictive Covenant Agreement); and/or

(ii) the obligations of Grab or its Affiliates under this Agreement, the Regionalization Agreement, the Restrictive Covenant Agreement and/or the other Transaction Documents;

provided, that nothing herein shall prevent Grab or its Affiliates from entering into any other agreement, or agreeing to any revision, amendment and/or supplement to or renewal of such other agreement.

For the avoidance of doubt, any expansion or variation of, or change in (a) the definition of “Business” or (b) the scope of business that is contemplated under any of the Undisclosed Agreement, where such expansion or variation or change will result in the breach or avoidance of Section 10.12(b), shall be deemed to be a revision or amendment to such Undisclosed Agreement to which this Section 10.12(b) applies, save as otherwise expressly provided in the Regionalization Agreement or the Restrictive Covenant Agreement.

Section 10.13. MUFG AI Technology Lab. DB Group shall not license any Banktech from Grab or its Affiliates that was created by or within the MUFG AI Technology Lab, without the prior written consent of Singtel.

Section 10.14. Singtel covenants with respect to other Persons. Singtel undertakes to and with each of the other Parties the following, and to cause Singtel Parent, Singtel FinGroup and their respective Affiliates, in each case without Grab’s prior written consent:

(a) not enter into any new Undisclosed Agreements, or agree to any revision, amendment and/or supplement to, or renewal of, any existing Undisclosed Agreements, that will breach or result in the avoidance of:

(i) the rights of the Parties (other than Singtel) under this Agreement, the Regionalization Agreement, the Restrictive Covenant Agreement and/or the other Transaction Documents (including the rights of the DB Group to carry on the Business (or any part thereof) in any Restricted Territory, save as otherwise expressly provided in the Regionalization Agreement or the Restrictive Covenant Agreement); and/or

(ii) the obligations of Singtel or its Affiliates under this Agreement, the Regionalization Agreement, the Restrictive Covenant Agreement and/or the other Transaction Documents.

For the avoidance of doubt, any expansion or variation of, or change in (a) the definition of “Business” or (b) the scope of business that is contemplated under any of the Undisclosed Agreement, where such expansion or variation or change will result in the breach or avoidance of Section 10.14(a), shall be deemed to be a revision or amendment to such Undisclosed Agreement to which this Section 10.14(a) applies, save as otherwise expressly provided in the Regionalization Agreement or the Restrictive Covenant Agreement.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES.

Section 11.1. Representations in Respect of Each Party. Each Party represents and warrants to the other Parties as at the date hereof and the Effective Date as follows:

(a) it is a company duly incorporated and validly existing under its laws of incorporation;

(b) it has full power and authority to enter into and deliver, and perform its obligations under, this Agreement (and the other Transaction Documents to which it is a party);

(c) it has taken all necessary corporate actions to authorize its entry into and delivery of, and performance of its obligations under, this Agreement (and the other Transaction Documents to which it is a party);

(d) save for the IPA and the DB License, all approvals, authorizations, consents, clearances, orders, registrations, qualifications, actions, conditions and things required to be taken, fulfilled and done in order:

(i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement (and the other Transaction Documents to which it is a party); and

(ii) to ensure that those obligations are valid, legally binding and enforceable, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent transfer or similar laws of general applicability from time to time in effect relating to the rights and remedies of creditors and general principles of equity;

have been taken, fulfilled and done and have been obtained and are in full force and effect;

(e) its obligations under this Agreement (and the other Transaction Documents to which it is a party) are valid, legally binding and enforceable obligations, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent transfer or similar laws of general applicability from time to time in effect relating to the rights and remedies of creditors and general principles of equity;

(f) the entry into, exercise of the rights or performance of or compliance with its obligations under this Agreement do not and will not:

(i) violate any law, regulation, judgment, order or decree of any court of competent jurisdiction or governmental body having jurisdiction over it which is binding on it or its assets;

(ii) conflict with or result in a breach of or constitute a default under its constitutive documents;

(iii) conflict with or result in a breach of or constitute a default under any material agreement to which it is a party or which is binding on it or its assets; or

(iv) result in the existence of, or oblige it to create, any security over any of its material assets;

(g) no Proceeding is currently taking place or pending or, to the Knowledge of such Party, threatened against or otherwise likely to involve it or any of its assets which would reasonably be expected to:

(i) result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the performance by it of its obligations under this Agreement (and the other Transaction Documents to which it is a party); or

(ii) have the effect of delaying, frustrating or preventing it from performing its obligations under this Agreement (and the other Transaction Documents to which it is a party); and

(h) except as Disclosed in Exhibit O, it is not bankrupt or insolvent, and there are no bankruptcy, insolvency, reorganization (other than, in relation to Grab Parent, a bona fide solvent reorganization of Grab Parent in connection with a SPAC Merger), moratorium, receivership, fraudulent transfer or other similar proceedings or actions relating to the rights and remedies of creditors and general principles of equity currently taking place or pending or, to the Knowledge of such Party, threatened against or otherwise likely to involve it or any of its assets;

Section 11.2. Representations in Respect of Grab. Grab represents and warrants to Singtel as at the date hereof and the Effective Date as follows:

(a) there is no Loss of Singaporeaness;

(b) there is no challenge pending, and to Grab’s Knowledge, threatened against the validity and enforceability of any of the voting proxies executed in AT’s favour authorizing him to exercise, or direct or cause the exercise of, the voting rights attaching to certain outstanding shares in the capital of Grab Parent (the “Voting Proxies”);

(c) the provisions regarding lapsing or termination of all Voting Proxies are substantially the same as those contained in the Voting Proxy executed by Apparate International C.V., a copy of which has been delivered to Singtel as at the date of the Previous Shareholders’ Agreement, and initialed by authorized representatives of Grab and Singtel for identification;

(d) the shares in the capital of Grab Parent that are subject to the Voting Proxies constitute in aggregate 60% of the voting rights of Grab Parent on the basis of the outstanding, as-converted shares in the capital of Grab Parent;

(e) no shareholder, member, investor, partner or other constituent holder of Grab Parent (other than AT) Controls Grab Parent;

(f) AT is a citizen of Singapore and does not hold any dual citizenship in another country;

(g) Grab has, or has access to, cash or cash equivalent on a “certain funds” basis necessary to make the Prefunded Capital Contribution and the First Capital Contribution in accordance with the terms and conditions of this Agreement, and to Grab’s Knowledge, it is not aware of any reason that would prohibit or restrict its ability (in whole or in part) to make any subsequent Capital Contribution in accordance with the Initial Business Plan and the Capital Contribution Schedule;

(h) Grab is a direct wholly-owned Subsidiary of GFG, and an indirect Subsidiary of Grab Parent, and GFG is the intermediate holding company within the Grab Parent Group that Controls the financial services businesses of the Grab Parent Group;

(i) in relation to the DB Group:

(i) the DB Group is not bound by, or subject to, any non-compete or other restrictive covenants prohibiting or restricting it from carrying on the Business (or any part thereof) as contemplated under this Agreement in any Restricted Territory; and

(ii) save as Disclosed in Exhibit N, none of Grab Parent, GFG or any of their respective Affiliates (other than DB Group) has entered into any agreement or other arrangement (whether or not in writing) with any Person (other than Singtel and its Affiliates) which imposes an obligation on Grab Parent, GFG or any of their respective Affiliates (other than DB Group) to procure or otherwise ensure that the DB Group does not carry on the Business (or any part thereof) in any Restricted Territory;

(j) the Grab Parent SHA provides that an amendment or variation of the Grab Parent SHA requires the consent of Grab Parent, AT, SVF Investments (UK) Limited, Uber Technologies, Inc., Marvelous Yarra Limited and Xiaoju Kuaizhi, Inc., subject to certain requisite thresholds continuing to be met, and such requisite thresholds are and continue to be met.

Section 11.3. Representations in Respect of Singtel. Singtel represents and warrants to Grab as at the date hereof and the Effective Date as follows:

(a) Singtel has, or has access to, cash or cash equivalent on a “certain funds” basis necessary to make the First Capital Contribution in accordance with the terms and conditions of this Agreement, and to Singtel’s Knowledge, it is not aware of any reason that would prohibit or restrict its ability (in whole or in part) to make any subsequent Capital Contribution in accordance with the Initial Business Plan and the Capital Contribution Schedule;

(b) Singtel is a direct wholly-owned Subsidiary of Singtel FinGroup and an indirect wholly-owned Subsidiary of Singtel Parent; and

(c) in relation to the DB Group, none of Singtel Parent, Singtel FinGroup or any of their respective Affiliates has entered into any agreement or other arrangement (whether or not in writing) with any Person (other than Grab and its Affiliates) which imposes an obligation on Singtel Parent, Singtel FinGroup or any of their respective Affiliates to procure or otherwise ensure that the DB Group does not carry on the Business (or any part thereof) in any Restricted Territory.

Section 11.4. No Other Representations or Warranties. Except for the representations, warranties and undertakings made by the Parties as expressly set forth in this Agreement and the other Transaction Documents, neither the Company, Grab, Singtel nor any of their respective Affiliates or representatives, or any other person acting on their behalf, makes or has made any other express or implied, statutory or otherwise, representation, warranty or undertaking of any kind or nature in connection with the transactions contemplated hereunder. Neither the Company, Grab, Singtel nor any of their respective Affiliates or representatives, or any other person acting on their behalf, makes or has made any express or implied, statutory or otherwise, warranty or undertaking with respect to any projections, estimates or budgets provided to Singtel or Grab (as the case may be) or its respective Affiliates or representatives (howsoever and whensoever provided) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of: (i) the Company or any of its Affiliates or (ii) the future business and operations of the Company or any of its Affiliates. Neither any Party nor its Affiliates or representatives has relied on and is not relying on any representations or warranties regarding the Company, Grab, Singtel or any of their respective Affiliates or the respective businesses of the foregoing, other than those representations and warranties expressly set forth in this Agreement and the other Transaction Documents.

Section 11.5. No Claims Against Directors, Officers and Employees. Save in the case of fraud, each Party undertakes to and with the other Parties not to make or pursue any claim against any directors, officers or employees of a Party in connection with such directors, officers or employees assisting such Party in giving the representations and warranties under this Article XI.

ARTICLE XII

IPO; GFG LIQUIDITY EVENTS

Section 12.1. IPO of the Company; “Market Stand-Off” Agreement.

(a) From and after the third (3rd) anniversary of the Launch Date and subject to prevailing market conditions, the Board may appoint financial advisers to assess the viability of an IPO of the Company at a valuation approved by the Board as a Board Reserved Matter that is in line with publicly traded comparable companies on the stock exchange on which the Board contemplates to consummate an IPO.

(b) If:

(i) an IPO valuation is approved by the Board as a Board Reserved Matter; and

(ii) the consummation of the IPO is approved as a Shareholders’ Reserved Matter, (an “Approved IPO”), the Parties shall use commercially reasonable efforts to cooperate with each other and their respective advisors in order to consummate the Approved IPO, including by executing and delivering all documents and instruments reasonably requested by the Company for purposes of effecting the Approved IPO (such as underwriting agreements with the underwriters selected by the Board), provided that, except for the agreements relating to the Stand-Off Provisions, no Shareholder shall be obliged to undertake any liability in relation to or in connection with the Approved IPO.

(c) Each Shareholder hereby agrees that if and to the extent required by the lead underwriter of securities of the Company in connection with an Approved IPO or registration relating to a specific proposed public offering (approved as contemplated in Section 12.1(b) above), he, she or it will agree to such undertakings in relation to the retention or disposal or manner of disposal of their Shares in accordance with the then current market practice as reasonably required by the said lead underwriter (“Stand-Off Provisions”), provided, that any lock-up and/or standstill required of each Shareholder is no longer than one hundred eighty (180) calendar days).

(d) The Stand-Off Provisions shall apply only to an Approved IPO, and shall not apply to (i) a sale of any equity securities to an underwriter pursuant to an underwriting agreement or otherwise to an underwriter in the Approved IPO, (ii) any equity securities purchased by any Shareholder on the open market following the Approved IPO or (iii) any Transfer that would be a Transfer to a Permitted Transferee under this Agreement.

(e) The Company shall use commercially reasonable efforts to obtain similar agreements to the Stand-Off Provisions from all officers, managers, directors of the Company, all Shareholders holding more than one per cent (1%) of the Shares on a fully diluted basis and all holders of Class B Ordinary Shares (who are not bound by the terms of this Agreement) holding Shares representing, or options exercisable for, more than one per cent (1%) of the Shares on a fully diluted basis.

(f) Each Shareholder further agrees to execute such agreements relating to the Stand-Off Provisions as may be reasonably requested by the underwriters in the Approved IPO that are consistent with Sections 12.1(c) and 12.1(d) or that are necessary to give further effect thereunder, provided, that any such agreements shall expire no later than ninety (90) calendar days after execution by the Shareholder if no underwritten Approved IPO has occurred by the date of such execution. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the underwriters shall apply to all Shareholders subject to such agreements pro rata based on the number of equity securities subject to such agreements.

(g) In order to enforce the covenants and agreements under this Section 12.1, the Company may, to the maximum extent permitted by applicable Law, impose stop-transfer instructions with respect to the Shares of each Shareholder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such up to one hundred eighty (180) calendar days’ period referred to in Section 12.1(c).

Section 12.2. GFG Public Offering.

(a) Grab shall procure that GFG does not consummate an initial public offering of the GFG Shares or other equity securities into which the GFG Shares may have been converted or for which they may have been exchanged, whether such offering is a primary offering (whether underwritten or in conjunction with a direct listing), secondary offering (whether underwritten or in conjunction with a direct listing) or a combination thereof, and whether or not in conjunction with a listing of GFG on any stock exchange (“GFG Public Offering”), between the date of the Previous Shareholders’ Agreement and December 31, 2024 (the first day after the period during which Grab shall procure that GFG does not consummate a GFG Public Offering, the “GFG Public Offering Date”).

(b) In the event that GFG contemplates effecting a GFG Public Offering prior to an IPO of the Company, Grab shall notify Singtel at least six (6) months prior to the consummation of the GFG Public Offering (the “GFG IPO Notice”). Such notice shall include an estimated process timeline for the GFG Public Offering (including when the Institutional Investors Book-Building Exercise is expected to commence) and, if then available, the latest draft of the prospectus or offering memorandum relating to the GFG Public Offering sent to all underwriters.

(c) Grab shall also provide Singtel with:

(i) the first and the final draft of the prospectus or offering memorandum relating to the GFG Public Offering sent to all underwriters as well as incremental drafts sent to all underwriters but only if there are substantial and material changes in respect of the said incremental drafts, and not more often than once a week;

(ii) a price range for the GFG Public Offering price per share that will be used by the underwriter(s) and/or issue manager(s) as the basis for the book-building exercise with potential investors in GFG (including (where differing) the price range for the GFG Public Offering price per share that will be used as the basis for the Institutional Investors Book-Building Exercise), it being understood that any such price range is preliminary and indicative and subject to change;

(iii) an updated estimated process timeline, as and when such timeline is revised or altered (but in no event should such update be more often than once a week); and

(iv) a valuation report by an independent third party valuer, valuing the business of DB Group and the price per Share (it being understood and agreed that such valuer can be the (lead) underwriter in the GFG Public Offering.

(d) Notwithstanding anything to the contrary contained in this Agreement, Grab agrees that the spirit and intent of Sections 12.2 to 12.6 is to afford Singtel the option to potentially monetize its investment in the DB Group (by exercising its Swap Option 1 or Swap Option 2, or by way of the Exchange Agreement) in the event that GFG effects a GFG Public Offering prior to an IPO of the Company. Accordingly, the spirit and intent of Sections 12.2 to 12.6 shall not be capable of being avoided by GFG effecting or participating in a merger or combination with a special purpose acquisition company (“SPAC”) or similar “backdoor” listing, resulting in all or materially all of the businesses, undertakings and assets of GFG Group being acquired by the SPAC or other Person, where the consideration thereof comprises or includes shares or other equity securities (or units thereof) in the SPAC or other Person (“SPAC Units”) which is listed on a stock exchange (“SPAC IPO”). In such event, Grab agrees that the provisions of Sections 12.2 to 12.6 shall, where applicable, apply mutatis mutandis to the SPAC IPO and GFG shall cause the SPAC to allow Singtel to participate in the SPAC IPO as if it was the GFG Public Offering, it being expressly agreed that:

(i) in the case of Swap Option 1 and Swap Option 2, Singtel would in such event have the right to exchange all (but not a portion) of its Shares for shares of the same class of SPAC Units issued or to be issued pursuant to the SPAC IPO, or in the case where there are multiple classes of SPAC Units that are listed or to be listed on the said stock exchange, SPAC Units of the same class as those SPAC Units held directly or indirectly by Grab Parent (unless otherwise agreed by Singtel), and all references in Sections 12.2 to 12.6 to “GFG”, “GFG Shares”, “GFG Public Offering” shall be construed to mean “SPAC”, “SPAC Units” and “SPAC IPO”, respectively; and

(ii) the valuation of the SPAC Units shall be as ascribed under the agreement effecting the said merger or combination. If the valuation of the SPAC Units is denominated in a currency other than Singapore Dollars, the exchange rate to be used to convert into Singapore Dollars shall be the average of the daily rates published on https://secure.mas.gov.sg/msb/ExchangeRates.aspx in the last 5 days, excluding the day when Swap Option 1 or Swap Option 2 is consummated.

Section 12.3. Swap Option 1.

(a) If the listing date of the GFG Public Offering as set out in the estimated process timeline provided by Grab to Singtel in the GFG IPO Notice is within the first three (3) years after the GFG Public Offering Date:

(i) Singtel shall, for such time as the Singtel Threshold is met, have the right to transfer all (but not a portion) of its Shares to GFG in exchange for the same class of new ordinary shares to be issued by GFG pursuant to the GFG Public Offering, or in the case where there are multiple classes of shares that to be listed on the relevant stock exchange pursuant to the GFG Public Offering, shares of the same class as those shares held directly or indirectly by Grab Parent (unless otherwise agreed by Singtel) (“GFG Shares”) and substantially simultaneous with the consummation of the GFG Public Offering (the “Swap Option 1”), subject to Section 12.6; and

(ii) Singtel may exercise such right by:

(I)	notifying GFG within one (1) month of receipt of the GFG IPO Notice of its intention to exercise the Swap Option 1; and

(II)

subject to Section 12.3(b), notifying GFG (the “Singtel Notice”) of Singtel’s final and binding commitment to consummate the transactions contemplated in the Singtel Notice, subject to Singtel (and/or its Affiliates) having obtained any Mandatory Consents prior to the expiration of the Singtel Exercise Deadline (it being understood and agreed that the Swap Option 1 shall otherwise lapse and not be exercisable).

(b) The Singtel Notice shall specify whether Singtel commits to consummating the Swap Option 1 or the applicable alternative set forth in Section 12.6, and be sent by Singtel to GFG no later than the date falling seven (7) calendar days or, if the underwriter(s) and/or the issuer manager(s) in good faith articulate good commercial reasons (it being understood and agreed that market conditions shall be good commercial reasons, and additional time needed to finalize disclosure in the prospectus, offering memorandum or other transaction document shall not be good commercial reasons), up to ten (10) calendar days, prior to:

(i) the expected commencement date of any book-building exercise by the underwriter(s) and/or the issuer manager(s) with potential institutional investors in GFG, as set out in the GFG IPO Notice or (as the case may be) the latest estimated process timeline sent by Grab pursuant to Section 12.2(c)(iii) (the “Institutional Investors Book-Building Exercise”);

(ii) such later date as Grab may notify Singtel in writing; or

(iii) in the event of a direct listing without underwriting process, such date as reasonably selected by GFG and notified by Grab to Singtel (provided, that such date shall not be earlier than the date falling twenty (20) calendar days prior to the listing date of the GFG Public Offering).

(the deadline in subclause (i) being the “Singtel Exercise Deadline,” unless subclause (ii) or (iii) applies in which case the Singtel Exercise Deadline shall be such other date).

Section 12.4. Swap Option 2. If the listing date of the GFG Public Offering as set out in the estimated process timeline provided by Grab to Singtel in the GFG IPO Notice is after the third (3rd) anniversary of the GFG Public Offering Date, Singtel shall, for such time as the Singtel Threshold is met, have the right to transfer all (but not a portion) of its Shares to GFG in exchange for new GFG Shares, substantially simultaneous with the consummation of the GFG Public Offering, subject to Section 12.6 (the “Swap Option 2”). The exercise by Singtel of the Swap Option 2 shall be governed by Sections 12.3(a)(ii) and 12.3(b), applied mutatis mutandis, provided that, all references in those Sections to “Swap Option 1” shall be deemed to be references to “Swap Option 2”.

Section 12.5. Valuation; Regulatory Approvals; Implementation of the Swap; Post-Swap Effectiveness.

(a) The valuation of the Shares for the Swap Option 1 shall be the higher of:

(i) the Fair Market Value of the Shares as of the date of the Singtel Notice, provided, that, for purposes of this Section 12.5(a)(i) and Section 12.5(b), the Fair Market Value shall be determined by three (3) internationally recognized, independent accounting firms or investment banks, which shall be deemed independent if they have not audited the consolidated financial statements of, or performed advisory services for, any of Grab Parent or Singtel Parent in respect of any of their last three (3) financial years, one to be appointed by Singtel (“Singtel Valuer”), one to be appointed by Grab (“GFG Valuer”) and one to be appointed jointly by the Singtel Valuer and by the GFG Valuer (the “Joint Valuer”), and shall be calculated as follows:

Fair Market Value of Shares = {[(S + G) / 2] + J} / 2

Where:

S = the valuation determined by the Singtel Valuer

G = the valuation determined by the GFG Valuer

J = the valuation determined by the Joint Valuer

In determining the Fair Market Value of the Shares, the valuers shall be directed to make the following assumptions:

(I)	that such Shares are the subject of an arm’s length transaction between a willing seller and a willing buyer, and without either Party being under any compulsion to buy or sell;

(II)	that if the Company shall at the time of such determination be carrying on business as a going concern, it would continue to do so, taking into account tax losses (if any); and

(III)	that such Shares are capable of transfer without restriction, and disregarding whether such Shares represent a minority interest of the outstanding Shares; and

(ii) the product of a six point five per cent (6.5%) compounded annual return on the amount of Capital Contributions made by Singtel until the date of consummation of Swap Option 1, adjusted for any dividends, distributions or return of capital. Grab and Singtel shall equally split the fees of the Singtel Valuer, the GFG Valuer and the Joint Valuer.

(b) The valuation of the Shares for the Swap Option 2 shall be the Fair Market Value of the Shares determined in accordance with Section 12.5(a)(i). Grab and Singtel shall equally split the fees of the Singtel Valuer, the GFG Valuer and the Joint Valuer.

(c) To determine the exchange rate for both the Swap Option 1 and the Swap Option 2, the valuation of the GFG Shares will be the price per share at which GFG will consummate the GFG Public Offering. If the GFG Share price is denominated in a currency other than Singapore Dollars, the exchange rate to be used to convert into Singapore Dollars shall be the average of the daily rates published on https://secure.mas.gov.sg/msb/ExchangeRates.aspx in the last 5 days, excluding the day when Swap Option 1 or Swap Option 2 is consummated.

(d) To enable Singtel to consummate the Swap Option 1 or the Swap Option 2, as applicable:

(i) Grab shall use commercially reasonable efforts to assist Singtel (and/or its Affiliates) to obtain any Mandatory Consent to the Swap Option 1 or Swap Option 2, as applicable, and Singtel shall provide necessary reasonable assistance to Grab;

(ii) each of Grab and Singtel shall use its respective best endeavours to obtain a release of Singtel (and its Affiliates) from the Singtel MAS Undertakings; provided, that neither Grab nor Singtel shall be required to accept restrictions or conditions imposed by the MAS for the said release, that would reasonably be expected to have a material adverse effect on the business or operations of (x) (in the case of Grab), the Grab Parent Group (taken as a whole) or the DB Group (taken as a whole) and (y) (in the case of Singtel), Singtel Parent Group (taken as a whole);

(iii) Grab shall obtain (unless previously obtained) any required corporate approvals of GFG and Grab Parent to authorize the consummation of the Swap Option 1 or the Swap Option 2, as applicable; and

(iv) Grab shall take all other reasonable steps within its power and control to enable Singtel to effect the Swap Option 1 or the Swap Option 2, as applicable, no later than simultaneously with the consummation of the GFG Public Offering (it being understood and agreed that, without prejudice to Section 12.6 and the Exchange Agreement (if applicable)), after the consummation of the GFG Public Offering, GFG shall be under no obligation to thereafter consummate any of the transactions contemplated with respect to the Swap Option 1 and Swap Option 2, except to the extent that such non-consummation of the transactions contemplated with respect to the Swap Option 1 and Swap Option 2 arises as a result of a breach by Grab (or GFG) of their obligations contemplated by this Section 12.5 and Section 12.6 that has not been remedied within thirty calendar days upon such breach).

(e) Substantially simultaneously with the consummation of the GFG Public Offering:

(i) Singtel shall, subject to compliance by Grab with its obligations under Section 12.5(e)(ii) below, execute and deliver to Grab (acting on behalf of GFG), (x) instrument(s) of transfer and the relative share certificate(s) in respect of the Shares which are the subject of the Swap Option 1 or the Swap Option 2, as applicable, (y) customary securities laws representations and warranties in relation to the private placement of the GFG Shares, and (z) such undertakings as may be agreed by Singtel in relation to the retention or disposal or manner of disposal of GFG Shares held by Singtel in accordance with the then current market practice as reasonably required by the lead underwriter of securities of GFG from all investors who will be owning similar shareholding percentage of GFG Shares immediately after the GFG Public Offering; and

(ii) Grab shall, subject to compliance by Singtel with its obligations under Section 12.5(e)(i) above, procure and ensure that GFG shall allot and issue the applicable number of new GFG Shares to Singtel, credited as fully paid and free from all Encumbrances (other than those arising under the constitutional documents of GFG or applicable securities Laws), together with all rights, benefits and privileges attached thereto, and update its register of members accordingly. Such new GFG Shares shall, upon issue, rank pari passu in all respects with the other shares of the same class in the capital of GFG then in issue and shall be listed and freely tradeable on the relevant stock exchange where the GFG Public Offering is made, subject to applicable securities Laws.

(f) Upon the registration of the transfer by Singtel of the entirety of the Shares in the name of GFG by the Company in the Company’s electronic register of members, and the allotment and issuance of the applicable number of new GFG Shares to Singtel (the “Swap Effectiveness”), all rights, benefits and privileges attaching to the Shares so transferred (the record date of which falls after the date of such transfer) shall vest in GFG, save as otherwise expressly provided in Section 12.5(g) below. It is understood and agreed that GFG shall bear sixty per cent (60%) and Singtel shall bear forty per cent (40%) of (i) the aggregate stamp duty payable on the transfer of the Shares which are the subject of the Swap Option 1 or the Swap Option 2 (as applicable), and (ii) all tax, levy or duty in respect of the allotment and issuance of new GFG Shares.

(g) Upon the transfer by Singtel of the entirety of the Shares pursuant to the Swap, each Shareholder (other than Singtel) and the Company hereby acknowledges, agrees and undertakes to and with Singtel (and each Shareholder (other than Singtel) agrees to use its commercially reasonable endeavours (including the exercise of its voting rights in the Company, to the extent applicable) to ensure that the Company complies with this Section 12.5(g) below) that, notwithstanding any provision to the contrary in this Agreement or the Constitution:

(I)

Singtel shall continue to be entitled to all its rights, preferences and privileges under this Agreement (including under Article V, Article VI and Section 8.5), as if it continues to be a Shareholder, meets the Singtel Threshold and is not a Non-Contributing Shareholder, notwithstanding any provision to the contrary in this Agreement or the Constitution;

(II)	any Board Reserved Matters will not be passed, effected or implemented by the Company or any of its Key Subsidiaries, without the affirmative vote of the Singtel Director; and

(III)	any Shareholders’ Reserved Matters will not be passed, effected or implemented by the Company or any of its Key Subsidiaries, without the prior written consent of Singtel,

until the earlier of (I) the date Singtel (and its Affiliates) ceases to be bound by any Singtel MAS Undertakings and (II) the date Singtel Transfers forty per cent. (40%) or more of the aggregate number of GFG Shares that Singtel receives in connection with and immediately after the consummation of the Swap Option 1 or Swap Option 2, as applicable, as adjusted for share splits, share combinations and similar transactions (such period, the “Singtel MAS Undertakings Period”).

The parties acknowledge and agree that, for the purpose of this Section 12.5(g), Singtel shall be entitled to such rights as contemplated in this Section 12.5(g) in its sole discretion to enable Singtel (and/or its Affiliates) to continue to comply with any of the Singtel MAS Undertakings that continue to apply upon the transfer of the entirety of its Shares pursuant to the Swap.

(h) Singtel acknowledges, agrees and undertakes to and with the other Shareholder(s), that during the Singtel MAS Undertakings Period, to the extent that Singtel is entitled to the rights, preferences and privileges under this Agreement pursuant to Section 12.5(g), it will be bound by, and subject to, the obligations under this Agreement, except, in the event that Singtel is no longer a shareholder or member of the Company, for those obligations under this Agreement which relate to, or are connected with, a Person being a shareholder or member of the Company (including, the obligation of Singtel under this Agreement (i) to make any further Capital Contributions, (ii) to use its commercially reasonable efforts (including the exercise of voting rights in the Company) to procure or ensure that the Company or DB Group effects or refrains from taking any action in relation to certain matters under this Agreement and (iii) to abide by the Transfer restrictions or other provisions in Article VIII).

(i) It is further agreed that in the event Swap Option 1 or Swap Option 2 is consummated in full (i.e., Singtel ceases to hold any Shares following the consummation of the Swap):

(i) the Regionalization Agreement will provide that, inter alia, the rights and obligations of the parties thereto will terminate immediately upon the Swap Effectiveness (except for certain provisions that are expressed to survive the termination of the Regionalization Agreement as may be specified therein); and

(ii) the Restrictive Covenant Agreement will provide as follows:

(I)

that, in the event of the Swap Effectiveness, (A) the rights and obligations of Grab thereunder will terminate immediately upon the expiry of the Singtel MAS Undertakings Period; and (B) the rights and obligations of Singtel thereunder will terminate immediately after one year of the expiry of the Singtel MAS Undertakings Period, in each case, except for certain provisions that are expressed to survive the termination of the Restrictive Covenant Agreement as may be specified therein; and

(II)

that, in the event of the Swap Effectiveness, the Restricted Territories to which the restrictions and prohibitions under the Restrictive Covenant Agreement apply, will be limited to the Relevant Restricted Territories prior to the Swap Effectiveness (and not any other Relevant Restricted Territories after the Swap Effectiveness).

Section 12.6. Regulatory Restrictions. In the event that, as a result of the Legal Reasons, Singtel is prevented (in full or in part) from consummating the Swap Option 1 or the Swap Option 2 and hence retains all or a portion of the Shares, as the case may be, in accordance with Section 12.3 or Section 12.4, including that the approval of the MAS is not forthcoming by the Singtel Exercise Deadline, Singtel may elect in its sole discretion:

(a) not to effect the Swap Option 1 or the Swap Option 2, as the case may be, and retain all of its Shares in the Company, as applicable, provided that, in such case, Singtel shall be deemed to have unconditionally and irrevocably waived its right to exercise any of the Swap Option 1 or the Swap Option 2; or

(b) with respect to the Shares that Singtel is:

(i) (if applicable) permitted to Swap (e.g., in respect of which MAS has approved the Swap) (the “Permitted Swap Shares”), to effect the Swap Option 1 or the Swap Option 2, as the case may be, only in respect to the Permitted Swap Shares in the Company; and/or

(ii) not permitted to Swap (“Non-Permitted Swap Shares”), to transfer all economic benefits accruing to Singtel as holder on record of all the Non-Permitted Swap Shares in the Company held by it to GFG (or Grab), on and subject to the terms and conditions set out in the Exchange Agreement, in exchange for GFG Shares substantially simultaneous with the consummation of the GFG Public Offering, at the same valuation prescribed for Swap Option 1 or Swap Option 2, as the case may be, provided that, in such event, then, notwithstanding anything to the contrary in this Agreement or the Constitution:

(I)	the provisions of Section 12.5(d), (e) and (f) shall apply mutatis mutandis in respect of the Permitted Swap Shares;

(II)

the provisions of Section 12.5(g) shall apply mutatis mutandis (except that where Section 12.5(g) refers to the words “the entirety of the Shares”, that reference shall be replaced with the words “a portion of the Shares”). For the avoidance of doubt, the Parties acknowledge and agree that the Shares that Singtel is not permitted to Swap may represent all the Shares held by Singtel as at the relevant time; and

(III)

Grab shall assume (x) any further Capital Contribution obligations of Singtel under this Agreement and (y) such other obligations of Singtel under this Agreement and the other Transaction Documents as may be set out in the Exchange Agreement; or

(c) with respect to:

(i) the Permitted Swap Shares, to effect in part the Swap Option 1 or the Swap Option 2, as the case may be, only in respect to the Permitted Swap Shares; and

(ii) the Non-Permitted Swap Shares, to retain the Non-Permitted Swap Shares, provided, that in such case, Singtel shall be deemed to have unconditionally and irrevocably waived its right to exercise any of the Swap Option 1 or the Swap Option 2 with respect to such Non-Permitted Swap Shares, and provided further that, in such event, then, notwithstanding anything to the contrary in this Agreement or the Constitution:

(I)	the provisions of Section 12.5(d), (e) and (f) shall apply mutatis mutandis in respect of the Permitted Swap Shares;

(II)

if Singtel ceases to meet the Singtel Threshold immediately following consummation of the Swap Option 1 or Swap Option 2 in respect of the Permitted Swap Shares, the provisions of Section 12.5(g) shall apply mutatis mutandis (except that where Section 12.5(g) refers to the words “the entirety of the Shares”, that reference shall be replaced with the words “a portion of the Shares”); and

(III)

for the avoidance of doubt, (1) if Singtel meets the Singtel Threshold immediately following such consummation, Singtel shall continue to be entitled to all its rights, preferences and privileges under this Agreement as a Shareholder; and (2) Singtel’s obligations to make any further Capital Contributions under this Agreement shall be proportionately reduced to that which relates only to the Non-Permitted Swap Shares still held by it.

Section 12.7. Accelerated GFG Swap-Up Discussions. For a period of 6 months from the Effective Date, Singtel shall have the right to initiate discussions with GFG to swap its Shares for a stake in GFG based on GFG’s Series A Valuation. Following the exercise by Singtel of such right and subject to appropriate confidentiality agreements being executed, GFG shall provide Singtel with access to the same or substantially the same due diligence materials that have been, or are being, provided by GFG to its investor(s) or prospective investor(s) investing into GFG. For the purpose of this Section 12.7, “GFG’s Series A Valuation” means the valuation attributed to GFG by the lead investor in GFG’s Series A round of funding or the most favourable valuation offered by GFG to any of the Series A investors.

Section 12.8. New HoldCo Public Offering.

(a) In the event that Singtel and Grab effect any Regional Participation Opportunity through New JVCo (as defined in the Regionalization Agreement) as opposed to through the Company or its Subsidiaries, then Singtel and Grab shall use commercially reasonable efforts, subject to applicable Laws, to restructure their respective equity interests in the Company and in the New JVCo, such that their respective equity interests in the Company and in New JVCo are held by a newly incorporated holding company which shall, in turn, be held by Singtel, Grab and any other Shareholders at such time (the “New HoldCo,” and such restructuring, the “HoldCo Restructuring”). Following the completion of any HoldCo Restructuring, all references in this Agreement to the Company’s IPO shall instead be references to a public offering and listing of the shares of New HoldCo (the “New HoldCo Public Offering”), applied mutatis mutandis. The valuation in relation to such restructuring shall be performed by an FMV Valuer in accordance with the provisions to be reflected in the Regionalization Agreement to be applied mutatis mutandis.

(b) In the event of a HoldCo Restructuring approved by Grab and Singtel, each Shareholder agrees to execute and deliver a new shareholders agreement that is, mutatis mutandis, the same as this Agreement.

ARTICLE XIII

EVENTS OF DEFAULT

Section 13.1. Events of Default. Any of the following events shall constitute an event of default (“Event of Default”) by a Shareholder (the “Defaulting Shareholder”, and all other Shareholders that are not subject to an Event of Default, the “Non-Defaulting Shareholders”):

(a) if any Shareholder (or any of its Affiliates other than DB Group) undertakes any action, or if any matter occurs in relation to a Shareholder (or any of its Affiliates other than DB Group) or their respective directors, including a breach of Section 8.2, which results in:

(i) a breach of, or non-compliance with, any condition imposed in the IPA, DB License or any other Material License that results in, or will result in, the revocation of licence, cessation of, or material restriction on, the business of the Company or the DB Group; or

(ii) MAS or the relevant Minister (as applicable) taking any action available under (x) Part IVB of the Monetary Authority of Singapore Act, (y) under Sections 49 to 53 of the Banking Act or (z) under Section 20 of the Banking Act that results in, or will result in, the revocation of licence, cessation of, or material restriction on, the business of the Company or the DB Group;

(b) if:

(i) any Shareholder is (I) adjudicated insolvent in a final and binding decision by a competent Government Authority or (I) it is dissolved or liquidated; or

(ii) any Shareholder suffers any of the following events:

(I)	a court of competent jurisdiction makes an order, or a resolution is validly and effectively passed, for the winding up, dissolution or judicial management or administration of such Shareholder;

(II)

any attachment, sequestration, distress, execution or other legal process is levied, enforced or instituted against the material assets of such Shareholder and the same is not stayed, discharged, released or satisfied (as the case may be) within 60 days of such levy, enforcement or institution (as the case may be);

(III)

a liquidator, judicial manager, receiver, administrator, trustee-in-bankruptcy, custodian or other similar officer has been appointed (or a petition for the appointment of such officer has been presented) in respect of any of the material assets of such Shareholder and the same is not stayed, discharged, released or satisfied (as the case may be) within 60 days of such appointment or presentation of petition (as the case may be); or

(IV)	any event occurs, which under the laws of any relevant jurisdiction has an analogous or equivalent effect to any of the events mentioned in paragraphs (I) to (III) above;

(c) if any Shareholder fails to fund its Outstanding Contribution by the Capital Contribution Grace Period, save as expressly provided otherwise in this Agreement, including in Section 12.6(c)(ii)(III);

(d) in the case of Grab, Singtel or any other Shareholder (from time to time), if such Shareholder (or any of its Affiliates other than DB Group) breaches the Grab MAS Undertakings, the Singtel MAS Undertakings or other MAS Undertakings, respectively, which, results in any regulatory or other enforcement action, which if capable of remedy, is not remedied to the reasonable satisfaction of (I) the MAS and (II) (if the remediation steps or other arrangements (directly or indirectly) results in, or causes, either the DB Group or the Non-Defaulting Shareholder to suffer or incur out-of-pocket costs and expenses exceeding S$5 million in the aggregate) the Non-Defaulting Shareholder, within or by the earlier of (x) 30 days of receipt by the Defaulting Shareholder of written notice to remedy the same by any Non-Defaulting Shareholder or (y) such other timeline as may be specified by MAS to the Defaulting Shareholder;

(e) if any Shareholder (other than Grab or Singtel) permits or suffers a Change of Control;

(f) if Grab permits or suffers a Change of Control prior to the GFG Public Offering Date; provided, that a change of Control in respect of Grab Parent shall not be a Change of Control permitted or suffered by Grab;

(g) if Singtel permits or suffers a Change of Control prior to the GFG Public Offering Date;

(h) if any Shareholder Transfers any of the Shares held by it, except to its Permitted Transferee in accordance with Section 8.6 or as otherwise expressly required by this Agreement (including under Sections 8.5, 12.3, 12.4 and 12.8), prior to the Full-Functioning Status Date;

(i) if GFG consummates the GFG Public Offering (or, as the case may be, otherwise effects or participates in a SPAC IPO) before the GFG Public Offering Date; and

(j) if GFG fails to effect the Swap Option 1 or the Swap Option 2, as applicable, by the consummation of the GFG Public Offering (or, as the case may be, the SPAC IPO) in breach of Sections 12.2 to 12.6).

Section 13.2. Remedies. Without prejudice to any other remedies available to the Company or the Non-Defaulting Shareholders (including the right to claim damages), as applicable, the following shall apply:

(a) upon the occurrence of any Indemnified Event of Default or any Non-Indemnified Event of Default:

(i) the rights of the Defaulting Shareholder under this Agreement and the Constitution shall be immediately and automatically suspended during such time as the Event of Default is continuing;

(ii) any non-Independent Director appointed by the Defaulting Shareholder shall immediately resign and the Defaulting Shareholder shall (x) obtain an acknowledgment signed by such non-Independent Director(s) to the effect that he or she has no claim against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise, howsoever arising or (y) in the event such non-Independent Director(s) is or are removed without cause or reasonable cause and such non-Independent Director(s) seek claim against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise, howsoever arising, indemnify the Company for any such claims by such non-Independent Director(s);

(b) upon the occurrence of any Indemnified Event of Default, Section 10.7 shall apply (in addition to the provisions in Section 13.2(a)); and

(c) upon the occurrence of any Non-Indemnified Event of Default, the Non-Defaulting Shareholder(s) that are Singtel and/or Grab only, shall have the Default Put Option and Default Call Option rights set out in Exhibit G (in addition to the provisions in Section 13.2(a)).

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Termination. Subject to the last paragraph of this Section 14.1, this Agreement shall terminate only:

(a) by virtue of a written agreement to that effect, signed by Grab and Singtel and on the date specified in the relevant agreement;

(b) by notice given by:

(i) Grab or Singtel to the other Parties if the Conditions Precedent set forth in Sections 2.1(a) and 2.2(a) is not satisfied on or before the Outside Date;

(ii) Singtel to Grab if any of the Conditions Precedent set forth in Sections 2.2(b) to (i) is not satisfied (or waived in writing by Singtel pursuant to Section 2.4(a)) on or before the Outside Date;

(iii) Grab to Singtel if any of the Conditions Precedent set forth in Sections 2.1(b) to (f) is not satisfied (or waived in writing by Grab pursuant to Section 2.4(a)) on or before the Outside Date;

provided, that, in each case provided for in Section 14.1(b), neither Grab nor Singtel may rely on the failure of any of the Conditions Precedent to be satisfied if the primary cause of such failure was the non-compliance by such Party with its obligations under this Agreement;

(c) automatically upon the closing of any Approved IPO, provided, that, Section 12.1(c) shall also survive any termination of this Agreement under this Section 14.1(c);

(d) by notice given by either Grab or Singtel to the respective other Parties, if after the grant of the IPA, MAS either (i) notifies any Party that it will not grant the DB License or (ii) fails to grant the DB License, in each case, no later than 31 March 2022 (or such later date as Grab and Singtel may mutually agree in writing);

(e) (x) with respect to any Shareholder (other than Singtel), automatically upon completion of the Transfer by that Shareholder of all of its Shares in accordance with the terms of this Agreement and (y) with respect to Singtel, automatically upon completion of the Transfer by Singtel of all of its Shares in accordance with the terms of this Agreement (unless Sections 12.5(g) and/or (h) applies, and in such event, this Agreement shall terminate with respect to Singtel on the date Sections 12.5(g) and/or (h) (as the case may be) cease to apply), provided that:

(i) the Shareholder shall remain bound by Section 8.6 (if applicable) and the Surviving Provisions; and

(ii) if following such Transfer, there remain two or more Shareholders bound by the provisions of this Agreement (in addition to the Surviving Provisions), this Agreement shall continue in full force and effect as between such remaining Shareholders and the Company.

The right of any Party (A) to bring any claim arising from antecedent breaches or (B) to claim indemnification under this Agreement (including under Section 8.5(b)(ii) and Section 10.7), in each case, that occurred prior to such termination and/or under the Surviving Provisions shall survive any such termination.

Section 14.2. Notices.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by electronic transmission (including email), by internationally recognized overnight courier service (such as Federal Express or DHL) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses set forth below (or at such other address for a Party as shall be specified by notice given in accordance with Section 14.2(b)). Any such notice, request, claim, demand or other communication shall be deemed to have been duly given as of the date so delivered or transmitted if delivered in person or by electronic transmission (or, if delivered or transmitted outside of regular business hours at the location of the recipient, on the next Business Day), or on the next Business Day if sent by overnight courier service, or five (5) calendar days after the mailing date if sent by registered or certified mail.

If to the Company:

GXS Bank Pte. Ltd.

6 Battery Road

#38-04

Singapore 049909

Attention: Head Legal Counsel, SG Digibank

Email: Digibanklegal@grab.com

with a copy (which shall not constitute notice) to:

Grab Holdings Inc.

c/o International Corporation Services Ltd.

Harbour Place, 2nd Floor

103 South Church Street

PO Box 472

George Town

Grand Cayman, KY1-1106

Cayman Islands

Attention: Corporate Finance / Legal

Email: corporate.finance@grabtaxi.com

and with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004-1482

Attention: Kenneth A. Lefkowitz

Email: ken.lefkowitz@hugheshubbard.com

If to a Shareholder, Grab Parent, Singtel Parent, GFG and Singtel FinGroup:

To the address or email address set forth opposite such Person’s name on Schedule I hereto.

(b) A Party may change or supplement the addresses given above, or designate additional addresses, for the purposes of this Section 14.2(b), by giving the other Parties written notice of the new address in the manner set forth above.

Section 14.3. No Partnership. The Parties hereby confirm that nothing in this Agreement nor their participation in the Company shall be deemed expressly or impliedly, directly or indirectly or in any other way to be a partnership, association or other relationship amongst the Parties in which any one or more of the Parties may be liable for the acts or omissions of the other Parties, nor shall anything herein contained be considered or interpreted as constituting any Party as the general agent of any of the other Parties.

Section 14.4. Cumulative Remedies; Waivers. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Parties may have by Law, statute, ordinance or otherwise. No failure or delay by any Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 14.5. Binding Effect; Assignment. Subject to the restrictions contained in Article VIII, this Agreement shall be binding upon and inure to the benefit of all of the Parties and their permitted assigns. Neither this Agreement nor any right or obligation hereunder shall be assigned by any Party without the express written consents of Grab and Singtel, except in connection with any Transfer permitted under Article VIII. Any attempted assignment in violation of this Section 14.5 shall be null and void ab initio.

Section 14.6. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.7. Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission as well as digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of such documents.

Section 14.8. Entire Agreement; Previous Shareholders’ Agreement. This Agreement, together with its Schedules and Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement, and amends, restates, supersedes, replaces and is in substitution for all other previous agreements and understandings (whether in writing or verbal) among the Parties in respect of the subject matter of this Agreement (including the Previous Shareholders’ Agreement and that certain Term Sheet between A Holdings Inc. and Singtel, dated December 28, 2019). In this Section 14.8, in relation to each Party, “this Agreement” includes the other Transaction Documents to which it is a party; provided, that this Agreement amends, restates, supersedes and replaces the Subscription Agreement only from and after the Effective Date.

Section 14.9. Governing Law. This Agreement, and any contractual and non-contractual obligations arising out of or connected with it shall be governed by and construed and enforced in accordance with the laws of Singapore, without giving effect to its conflict of laws principles.

Section 14.10. Dispute Resolution. Except as expressly set forth otherwise in Section 5.12(g), Section 8.5(b)(v), Sections 12.5(a) and (b) and Section 12.8 and paragraph (b)(ii) et seq. of Exhibit G, any dispute arising out of or in connection with this Agreement and this Section 14.10, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 14.10.

(a) The seat of the arbitration shall be Singapore.

(b) There shall be one arbitrator, who shall be nominated by the President of the SIAC Court of Arbitration.

(c) The language to be used in the arbitral proceedings shall be English.

Section 14.11. Specific Performance. The Parties agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties may seek specific performance of the terms hereof (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond), in addition to any other remedy at Law or in equity.

Section 14.12. Expenses, Payments and Stamp Duty.

(a) Except as otherwise provided in Section 5.12(h) to (j), Section 8.5(b)(v), Sections 12.5(a) and (b) and Section 12.8 and paragraph (b)(vii) of Exhibit G, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses. Payments under any of the Transaction Documents shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

(b) Save as otherwise expressly provided in Section 12.5(f) and this Section 14.12(b), each Shareholder shall bear and pay all stamp duty payable under Singapore Law in respect of any and all Shares Transferred to it. Each Defaulting Shareholder shall bear and pay all stamp duty payable under Singapore Law in respect of any and all Shares Transferred by it pursuant to this Agreement. Unless Singtel, the Eligible Purchaser or the Grab Directed Purchaser, as applicable, agrees to bear such stamp duty, Grab shall bear and pay all stamp duty payable under Singapore Law in respect of any and all Shares Transferred by it following a Loss of Singaporeaness pursuant to Section 8.5.

Section 14.13. Amendments.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by all Parties; provided, however, that the admission of a new Shareholder in accordance with the terms of this Agreement and the adjustment of the Shares resulting from any such issuance or the registration of any Transfer of Shares in accordance with the terms of this Agreement (including on Schedule I hereto) shall not be deemed to amend or waive any of the provisions of this Agreement.

(b) If GFG ceases to be the intermediate holding company within the Grab Parent Group that holds and/or controls (directly or indirectly) all or substantially all of the financial services businesses of the Grab Parent Group at the relevant time, this Agreement shall, automatically and without any action by any party, be deemed amended to refer to such new intermediate holding company in lieu of GFG, and Grab shall cause such new intermediate holding company to execute and deliver to the relevant Parties as promptly as practicable:

(i) a counterpart of a Deed of Adherence duly executed by such new intermediate holding company;

(ii) a counterpart of a deed of adherence to the Regionalization Agreement (in substantially the form prescribed by the Regionalization Agreement), duly executed by such new intermediate holding company, unless otherwise waived by, or varied with the approval of, all Shareholders in writing; and

(iii) a counterpart of a deed of adherence to the Restrictive Covenant Agreement (in substantially the form prescribed by the Restrictive Covenant Agreement), duly executed by such new intermediate holding company, unless otherwise waived by, or varied with the approval of, all Shareholders in writing;

(c) If Singtel FinGroup ceases to be the intermediate holding company within the Singtel Parent Group that holds and/or controls (directly or indirectly) all or substantially all of the financial services businesses of the Singtel Parent Group at the relevant time, this Agreement shall, automatically and without any action by any party, be deemed amended to refer to such new intermediate holding company in lieu of Singtel FinGroup, and Singtel shall cause such new intermediate holding company to execute and deliver to the relevant Parties as promptly as practicable:

(i) a counterpart of a Deed of Adherence duly executed by such new intermediate holding company;

(ii) a counterpart of a deed of adherence to the Regionalization Agreement (in substantially the form prescribed by the Regionalization Agreement), duly executed by such new intermediate holding company, unless otherwise waived by, or varied with the approval of, all Shareholders in writing; and

(iii) a counterpart of a deed of adherence to the Restrictive Covenant Agreement (in substantially the form prescribed by the Restrictive Covenant Agreement), duly executed by such new intermediate holding company, unless otherwise waived by, or varied with the approval of, all Shareholders in writing; and

(d) Grab shall cause any successor or acquiror of Grab Parent or GFG, and Singtel shall cause any successor or acquiror of Singtel FinGroup, to execute and deliver to the relevant Parties as promptly as practicable:

(i) a counterpart of a Deed of Adherence duly executed by such successor or acquiror;

(ii) a counterpart of a deed of adherence to the Regionalization Agreement (in substantially the form prescribed by the Regionalization Agreement), duly executed by such successor or acquiror, unless otherwise waived by, or varied with the approval of, all Shareholders in writing; and

(iii) a counterpart of a deed of adherence to the Restrictive Covenant Agreement (in substantially the form prescribed by the Restrictive Covenant Agreement), duly executed by such successor or acquiror, unless otherwise waived by, or varied with the approval of, all Shareholders in writing.

Section 14.14. No Third Party Beneficiaries.

(a) Except to the extent set out in Section 14.14(b), a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term of this Agreement.

(b) (i) The indemnified Persons referred to in Section 8.5(b)(ii) and Section 10.7 may enforce and rely on the provisions in the said Sections to the same extent as if they were a Party and (ii) the third party(ies) and Affiliates referred to in Section 4.4(a) and Exhibit M, respectively may enforce and rely on the provisions in the said Sections to the same extent as if they were a Party. Notwithstanding this Section 14.14(b), this Agreement may be terminated and any term may be amended or waived in accordance with Section 14.13 without the consent of the said indemnified Persons, third party(ies) and Affiliates.

Section 14.15. No Presumption. Each Party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement.

Section 14.16. Covenants and Guarantees. Each of Grab Parent, Singtel Parent, GFG, Singtel FinGroup and any New Parent Shareholder covenants, undertakes and/or guarantees the matters set out in Exhibit M.

Section 14.17. Conflicts. In the event of any conflict between the terms of this Agreement, on the one hand, and the Constitution, on the other hand, this Agreement shall prevail and the Parties shall procure that the Constitution shall be amended forthwith to reflect the terms and conditions of this Agreement (including for the avoidance of doubt, Sections 4.2(x) and (y)), as such terms and conditions may be in effect from time to time, and otherwise to be consistent with this Agreement. Each Party shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement. In particular, each of the Shareholders agrees to waive any rights under the Constitution to the extent such waiver is necessary to procure that the provisions of this Agreement may be applied in such manner as is described herein.

Section 14.18. Shareholder Group; Representative.

(a) In relation to any Shareholder Group:

(i) all Shareholders in the same Shareholder Group shall be jointly and severally liable for the obligations and undertakings of the other Shareholder(s) in the same Shareholder Group under this Agreement;

(ii) for the purpose of computing the Shareholding Percentage or voting rights of any Shareholder under this Agreement, the Shares held by all Shareholders in the same Shareholder Group shall be aggregated for the purpose of such computation;

(iii) any reference in this Agreement to the Shares held by a Shareholder (including under Section 8.5, Section 13.2(c) and Exhibit G), shall be deemed to be reference to the Shares held by such Shareholder’s Shareholder Group, and accordingly, in the event that Section 8.5 applies, Singtel’s rights under the Singtel First Offer Option shall be in respect of the Relevant Shares held by Grab’s Shareholder Group, and in the event that Section 13.2(c) and Exhibit G applies, the right of the Non-Defaulting Shareholder(s) to exercise the Default Call Option will be in respect of all the Shares held by the Defaulting Shareholder’s Shareholder Group, and the right of each Non-Defaulting Shareholder to exercise the Default Put Option will be in respect of all the Shares held by the Non-Defaulting Shareholder’s Group;

(iv) a default, breach or non-compliance by one Shareholder of or with the provisions of this Agreement in a Shareholder Group shall be deemed to be a default, breach or non-compliance by all other Shareholders in the same Shareholder Group; and

(v) the Shareholder Group shall nominate in writing one Representative who shall (A) act for and on behalf of each Shareholder in the Shareholder Group under this Agreement in respect of any right, action, consent or waiver to be exercised or granted by that Shareholder or that Shareholder Group (including the rights under Articles V, VI and VII) and (B) be responsible for causing each Shareholder in the Shareholder Group to comply with and perform its obligations and undertakings hereunder. In respect of such Shareholder Group, any notice given by or to the Representative under this Agreement shall be deemed also to be given by or to the other Shareholders in such Shareholder Group, as the case may be. In the event any Shareholder Group fails for any reason to nominate one Representative, the Representative shall be deemed to be the Shareholder which has been registered as a member of the Company for the longest period of time as compared with the other Shareholder(s) in the same Shareholder Group.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

GXS BANK PTE. LTD.

By:	/s/ Charles Wong
Name: Charles Wong
Title: Chief Executive Officer

A5-DB HOLDINGS PTE. LTD.

By:	/s/ Reuben Lai Yuen Tung
Name: Reuben Lai Yuen Tung
Title: Director

SFG DIGIBANK INVESTMENT PTE. LTD.

By:	/s/ Arthur Lang Tao Yih
Name: Arthur Lang Tao Yih
Title: Director

By:	/s/ Lim Cheng Cheng
Name: Lim Cheng Cheng
Title: Director

GRAB HOLDINGS INC., but solely for purposes of Section 10.2, Section 11.1, Section 14.16, Article XIV (where applicable) and Exhibit M

By:	/s/ Anthony Tan Ping Yeow
Name: Anthony Tan Ping Yeow
Title: Chief Executive Officer

SINGAPORE TELECOMMUNICATIONS LIMITED, but solely for purposes of Section 10.2, Section 11.1, Section 14.16, Article XIV (where applicable) and Exhibit M

By:	/s/ Arthur Lang Tao Yih
Name: Arthur Lang Tao Yih
Title: Group Chief Financial Officer

By:	/s/ Lim Cheng Cheng
Name: Lim Cheng Cheng
Title: Group Chief Corporate Officer

AA HOLDINGS INC., but solely for purposes of Section 10.2, Section 11.1, Section 12.7, Section 14.16, Article XIV (where applicable) and Exhibit M

By:	/s/ Reuben Lai Yuen Tung
Name: Reuben Lai Yuen Tung
Title: Head of Grab Financial Group

SINGTEL FINGROUP INVESTMENT PTE. LTD., but solely for purposes of Section 10.2, Section 11.1, Section 14.16, Article XIV (where applicable) and Exhibit M

By:	/s/ Arthur Lang Tao Yih
Name: Arthur Lang Tao Yih
Title: Director

By:	/s/ Lim Cheng Cheng
Name: Lim Cheng Cheng
Title: Director